EXECUTION COPY

  AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 3, 2005,

by and among

BRANDYWINE REALTY TRUST,
BRANDYWINE OPERATING PARTNERSHIP, L.P.
BRANDYWINE COGNAC I, LLC
BRANDYWINE COGNAC II, LLC
PRENTISS PROPERTIES TRUST

and

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.

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Schedules and Exhibits

Schedule I – Principal Company Limited Partners

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Rule 145 Affiliate Letter
Exhibit D	Prudential Asset Purchase Agreement

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     AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2005 (this “Agreement”), among Brandywine Realty Trust, a Maryland real estate investment trust (“Parent”), Brandywine Operating Partnership, L.P., a Delaware limited partnership (“Parent L.P.”), Brandywine Cognac I, LLC, a Maryland limited liability company (“Merger Sub”), Brandywine Cognac II, LLC, a Delaware limited liability company (“L.P. Merger Sub”), Prentiss Properties Trust, a Maryland real estate investment trust (the “Company”), and Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Company L.P.”).

RECITALS:

     WHEREAS, the board of trustees of the Company (the “Company Board”) has approved and declared the merger (the “REIT Merger”) of the Company with and into Merger Sub, with Merger Sub to be the surviving entity (except as provided in Article X), on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share of beneficial interest, par value $.01 per share, of the Company (“Company Common Shares”) (except for shares owned or held by Parent, Parent L.P., the Company or any of their respective direct or indirect wholly owned Subsidiaries) shall be converted into the right to receive the REIT Merger Consideration in accordance with this Agreement, advisable and fair to, and in the best interests of, the Company and its shareholders and desires to provide herein, in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Maryland REIT Law”) and the Maryland Limited Liability Company Act (the “MLLCA”);

     WHEREAS, the Company, as sole general partner (through a wholly-owned direct Subsidiary) of Company L.P., has approved and declared this Agreement advisable and fair to, and in the best interests of, Company L.P. and its partners and desires to provide herein, in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and the Delaware Limited Liability Company Act (“DLLCA”), for the merger (the “OP Merger”) of L.P. Merger Sub with and into Company L.P. immediately following the REIT Merger, with Company L.P. to be the surviving entity, on the terms and subject to the conditions set forth in this Agreement, whereby each Company Common Unit owned by the limited partners of Company L.P. (except for Company Common Units owned or held by Parent, Parent L.P., Merger Sub, L.P. Merger Sub, Company G.P., Company L.P. or any of their respective direct or indirect wholly owned Subsidiaries) shall be converted automatically into the right to receive the OP Merger Consideration;

     WHEREAS, as an alternative to receiving the OP Merger Consideration in connection with the OP Merger, each holder of Company L.P. Units (other than the Company) shall have the right to elect, effective immediately prior to the OP Merger, to exercise their exchange right under the Company L.P. Partnership Agreement, regardless of whether or not they would otherwise be entitled to exercise that exchange right under the Company L.P. Partnership Agreement, and the Company shall issue Company Common Shares in satisfaction of that right, thereby allowing former limited partners in Company L.P. (other than the Company) to participate in the REIT Merger as holders of the Company Common Shares;

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Parent L.P. and certain limited partners of Company L.P. set forth in Schedule I hereto (the “Principal Company Limited Partners”) have entered into voting agreements in the form of Exhibit A attached hereto (the “Voting Agreements”) pursuant to which the Principal Company Limited Partners have agreed to take specified actions in furtherance of the REIT Merger; and

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     WHEREAS Parent, Parent L.P., Merger Sub, L.P. Merger Sub, the Company and Company L.P. desire to make certain representations, warranties, covenants and agreements in connection with the REIT Merger and the OP Merger and also to prescribe various conditions to the REIT Merger and the OP Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
The Mergers

     Section 1.01.      The Mergers.

          (a)      REIT Merger. Except as provided in Section 10.5, on the terms and subject to the conditions set forth in this Agreement, at the REIT Effective Time, the Company shall be merged with and into Merger Sub. Except as provided in Section 10.5, at the REIT Effective Time, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving company (the “Surviving Company”).

          (b)      OP Merger. On the terms and subject to the conditions set forth in this Agreement, immediately following the REIT Merger, L.P. Merger Sub shall be merged with and into Company L.P. At such time, the separate existence of L.P. Merger Sub shall cease and Company L.P. shall continue as the surviving partnership (the “Surviving L.P.”).

     Section 1.02.      Closings.

          (a)      Unless this Agreement has been earlier terminated in accordance with its terms or the REIT Merger has been abandoned pursuant to Section 10.05(a), the closing (the “REIT Closing”) of the REIT Merger shall take place at the offices of Pepper Hamilton LLP, Philadelphia, Pennsylvania at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII if Parent shall have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 prior to the Final Condition Notice Date, or such other place, time and date as shall be agreed in writing between Parent and the Company.

          (b)      Unless this Agreement has been earlier terminated in accordance with its terms or the REIT Merger has been consummated pursuant to Section 1.02(a), the REIT Closing of the Reverse REIT Merger shall take place at the offices of Pepper Hamilton LLP, Philadelphia, Pennsylvania at 10:00 a.m. on the first business day following the Final Condition Satisfaction Date if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 before the Final Condition Satisfaction Date, or such other place, time and date as shall be agreed in writing between Parent and the Company.

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          (c)      The closing of the OP Merger (the “OP Closing” and, together with the REIT Closing, the “Closing”) shall take place immediately after the effectiveness of the REIT Merger at the offices identified above. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” If the REIT Closing and the OP Closing occur on different dates, then the term “Closing Date” shall mean, with respect to the REIT Merger, the date on which the REIT Closing occurs and, with respect to the OP Merger, the date on which the OP Closing occurs.

     Section 1.03.      Effective Times.

          (a)      Prior to the REIT Closing, Parent L.P., Merger Sub and the Company shall prepare, and, on the Closing Date, the Company shall file with the State Department of Assessments and Taxation of Maryland articles of merger and/or such other appropriate documents (the “Articles of Merger”) executed in accordance with the applicable provisions of the Maryland REIT Law and the MLLCA and shall make all other filings or recordings required under the Maryland REIT Law and the MLLCA to effect the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time as Parent L.P. and the Company shall agree and specify in the Articles of Merger; provided, however, that if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 before the Final Condition Satisfaction Date, the Company shall file the Articles of Merger with the State Department of Assessment and Taxation of Maryland on the Final Condition Satisfaction Date to be effective on the following business day at 10:00 a.m. Eastern Time (the time at which the REIT Merger becomes effective being the “REIT Effective Time”).

          (b)      Prior to the OP Closing, Parent L.P., L.P. Merger Sub and Company L.P. shall prepare, and, immediately after the REIT Effective Time or as soon thereafter as reasonably practicable, Company L.P. shall file with the Secretary of State of the State of Delaware a certificate of merger and/or such other appropriate documents (the “OP Merger Certificate”) executed in accordance with the applicable provisions of the DRULPA and the DLLCA and shall make all other filings or recordings required under the DRULPA and the DLLCA to effect the OP Merger. The OP Merger shall become effective at such time as the OP Merger Certificate is duly filed with the office of the Secretary of State of the State of Delaware, or at such later time as Parent L.P. and Company L.P. shall agree and specify in the OP Merger Certificate; provided, however, that if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 before the Final Condition Satisfaction Date, Company L.P. shall file the OP Merger Certificate with the of Secretary of State of the State of Delaware on the Final Condition Satisfaction Date to be effective on the following business day at 10:00 a.m. Eastern Time (the time at which the OP Merger becomes effective being the “OP Effective Time” and, together with the REIT Effective Time, the “Effective Time”).

     Section 1.04.      Legal Effects of Mergers The REIT Merger shall have the effects set forth in Section 8-501.1 of the Maryland REIT Law and Section 4A-709 of the MLLCA. The OP Merger shall have the effects set forth in Section 17-211 of the DRULPA and Section 18-209 of the DLLCA.

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     Section 1.05.      Effect of the REIT Merger on the Organizational Documents and Management of the Surviving Company.

           (a)      Organizational Documents. Except as provided in Section 10.5, from and after the REIT Effective Time, the operating agreement of Merger Sub shall be the operating agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

           (b)      Management. The officers of Merger Sub as of the REIT Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.06.      Effect of the OP Merger on the Company L.P. Partnership Agreement. The Company L.P. Partnership Agreement shall be amended and restated as of the OP Effective Time in accordance with the instructions of Parent and, as so amended, shall be the Agreement of Limited Partnership of the Surviving L.P. until thereafter changed or amended as provided therein or by applicable Law.

     Section 1.07.      Effect of REIT Merger on Company Shares.

           (a)      Each Company Common Share issued and outstanding immediately prior to the REIT Effective Time (other than Company Common Shares owned or held by Parent, Parent L.P., the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 1.07(d)) shall be converted into the right to receive (i) $21.50 in cash minus the Cash Adjustment Amount (as the same may be adjusted pursuant to Section 10.5 the “Cash Consideration”) and (ii) a fraction of a fully paid and nonassessable Parent Common Share equal to the Common Exchange Ratio (which Common Exchange Ratio is subject to adjustment as set forth below), subject to Section 2.05 with respect to fractional shares (collectively, the “REIT Merger Consideration”). For purposes of this Agreement, the “Common Exchange Ratio” means 0.69, appropriately adjusted for any share splits, reverse share splits, share dividends, recapitalizations or other similar transactions.

           (b)      Each Company Series D Preferred Share issued and outstanding on the date hereof shall be redeemed, if subject to redemption, by the Company as provided in Section 6.13 unless earlier converted by the holder into a Company Common Share prior to such time; provided, however, that any Company Series D Preferred Share, which is not subject to redemption on or prior to the Closing Date, issued and outstanding immediately prior to the REIT Effective Time (other than Company Series D Preferred Shares owned or held by Parent, Parent L.P., the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 1.07(d)), shall be converted into the right to receive one fully paid and nonassessable Parent Series E Cumulative Convertible Redeemable Preferred Share (the “Parent Series E Preferred Shares”). As a result of the REIT Merger and without any action on the part of the holders thereof, at the REIT Effective Time, all Company Series D Preferred Shares shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the REIT Effective Time evidenced any such Company Series D Preferred Share (a “Series D Certificate”) shall thereafter cease to have any rights with respect to such Company Series D Preferred Shares, except (i) the right to receive Parent Series E Preferred Shares, and (ii) any dividends or other distributions to which holders of Company Series D Preferred Shares become entitled, all in accordance with Article II upon the surrender of such Series D Certificate. If the Closing Date occurs prior to the date that the Company Series D Preferred Shares may be redeemed and any such shares remain issued and outstanding, prior to the REIT Effective Time, the Declaration of Trust of Parent shall be amended in accordance with Maryland law in order to create the Parent Series E Preferred Shares, which will have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Company Series D Preferred Share (except for changes that do not materially and adversely affect the holders of the Company Series D Preferred Shares).

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           (c)      As a result of the REIT Merger and without any action on the part of the holders thereof, at the REIT Effective Time, all Company Common Shares and Company Series D Preferred Shares, including those Company Common Shares held by the Company in trust, or otherwise designated, for the participants in and beneficiaries of the Company Deferred Compensation Plans (other than shares referred to in Section 1.07(d)) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the REIT Effective Time evidenced any such shares (a “Certificate”) shall thereafter cease to have any rights with respect to such Company Common Shares or Company Series D Preferred Shares except (i) the right to receive the REIT Merger Consideration or Parent Series E Preferred Shares, as the case may be, (ii) any cash in lieu of fractional Parent Common Shares to be issued or paid in consideration for Company Common Shares and (iii) any dividends or other distributions to which holders become entitled, all in accordance with Article II upon the surrender of such Certificate.

           (d)      Each Company Common Share and Company Series D Preferred Share owned or held by Parent, Parent L.P., the Company or any of their respective direct or indirect wholly owned Subsidiaries at the REIT Effective Time (other than those Company Common Shares held by the Company in trust, or otherwise designated, for the participants in and beneficiaries of the Company Deferred Compensation Plans) shall, by virtue of the REIT Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist and no REIT Merger Consideration or other consideration shall be delivered in exchange therefor.

           (e)      Each Company Common Share held by the Company in trust, or otherwise designated, for participants in and beneficiaries of the Company Deferred Compensation Plans shall be converted into a number of fully paid and non-assessable Parent Common Shares equal to the Option Exchange Ratio.

           (f)      Except as provided in Section 10.5, the membership interests of Merger Sub issued and outstanding immediately prior to the REIT Effective Time shall remain issued and outstanding and unchanged by the REIT Merger.

           (g)      If prior to the REIT Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Shares or the Company Common Shares, or make a distribution in Parent Common Shares or Company Common Shares, as applicable, or otherwise change the Parent Common Shares or Company Common Shares into any other securities, or make any other such share dividend or distribution in shares of beneficial interest of Parent or the Company in respect of the Parent Common Shares or the Company Common Shares, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Shares or the number of Company Common Shares or Parent Common Shares, as the case may be (including but not limited to the Cash Consideration and the Common Exchange Ratio), will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

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     Section 1.08.      Company Options.

           (a)      Except as otherwise set forth in Section 1.08(c), the Company shall take all actions necessary and appropriate to provide that at the REIT Effective Time each outstanding and unexercised option to purchase Company Common Shares granted under any of the Company Incentive Plans (each, a “Company Option”), whether or not exercisable or vested, shall be converted into an option to purchase Parent Common Shares (each, a “New Parent Option”), on the same terms and conditions as were applicable under the Company Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Company Incentive Plans or other agreement set forth on the Company Disclosure Letter). Each New Parent Option shall be exercisable for a number of Parent Common Shares equal to (i) the number of Company Common Shares subject to the Company Option to which such New Parent Option relates multiplied by (ii) the Option Exchange Ratio, rounded to the nearest share. The per share exercise price of each New Parent Option shall equal (A) the per share exercise price of the Company Option to which such New Parent Option relates divided by (B) the Option Exchange Ratio, rounded to the nearest one-hundredth of a cent. For this purpose, the “Option Exchange Ratio” shall be equal to a fraction, the numerator of which is the per share dollar value of the REIT Merger Consideration on the Closing Date (with the portion of the REIT Merger Consideration that consists of Parent Common Shares valued at the Closing Date Market Price) and the denominator of which is the Closing Date Market Price; provided, however, that if a Special Dividend is declared pursuant to Section 10.3, the Option Exchange Ratio shall be an amount equal to the foregoing plus an amount equal to the quotient that results from dividing the Special Dividend Amount by the Closing Date Market Price.

           (b)      Subject to Section 1.08(c) and the terms of the Company Incentive Plans and applicable Laws, the Company and Parent shall take any actions necessary and appropriate to cause the Company Incentive Plans to be assumed by Parent at the REIT Effective Time, and from and after the REIT Effective Time, except as otherwise set forth herein, the terms of each Company Option and the Company Incentive Plan under which such Company Option was initially granted, in each case, as in effect immediately prior to the REIT Effective Time, shall continue to apply to the corresponding New Parent Option.

           (c)      Prior to the REIT Effective Time and subject to the terms of the Company Incentive Plans, the Company may, in its sole discretion, take all actions necessary and appropriate to allow each holder of a Company Option (whether or not exercisable or vested) to elect, in lieu of the treatment provided in Section 1.08(a), to convert each Company Option so held into the right to receive an amount of cash at the REIT Effective Time equal to the product of (i) the excess, if any, of the sum of the per share dollar value of the REIT Merger Consideration on the Closing Date (with the portion of the REIT Merger Consideration that consists of Parent Common Shares valued at the Closing Date Market Price) and the Special Dividend Amount, if any, over the per share exercise price of such Company Option and (ii) the number of Company Common Shares subject to such Company Option (such payment to be net of all applicable withholding taxes). The Company shall notify Parent not later than five days prior to the REIT Effective Time of the number of Company Options for which the treatment provided in this Section 1.08(c) has been elected and the total amount of cash payable pursuant to such elections.

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           (d)      Prior to the REIT Effective Time, the Company shall take all necessary action for the adjustment of the Company Options under this Section 1.08. Parent shall reserve for issuance a number of Parent Common Shares at least equal to the number of Parent Common Shares that will be subject to the Company Options that are to be converted into New Parent Options pursuant to this Section 1.08. As soon as reasonably practicable following the REIT Effective Time, Parent shall file an amendment to the Form S-4 on Form S-8 or shall file a registration statement on Form S-8 (or any successor, or if Form S-8 is not available, other appropriate forms) with respect to the Parent Common Shares issuable upon exercise of the New Parent Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     Section 1.09.      Effect of OP Merger on Interests of Constituent Entities.

           (a)      As of the OP Effective Time, without any further action on the part of any holder of Company L.P. Units or any other party hereto:

                 (i)      The Company GP Units issued and outstanding immediately prior to the OP Effective Time shall remain issued and outstanding and unchanged by the OP Merger.

                 (ii)      Each Company Common Unit (other than any Company Common Units owned or held by Parent, Parent L.P., Merger Sub, L.P. Merger Sub, Company G.P., Company L.P. or any of their respective direct or indirect wholly owned Subsidiaries which shall remain issued and outstanding and unchanged by the OP Merger) owned or held by the limited partners of Company L.P. immediately prior to the effectiveness of the OP Merger shall be converted into the right to receive a number of Parent Class A Units equal to the Common Interest Exchange Ratio (the “OP Merger Consideration”). For purposes of this Agreement, the “Common Interest Exchange Ratio” means the sum of (x) the Common Exchange Ratio plus (y) the quotient that results from dividing the Cash Consideration (giving effect to any decrease thereto as provided in Section 1.07(a)) by $31.1594. As a result of the OP Merger and without any action on the part of the holders thereof, at the OP Effective Time, all Company Common Units converted as provided in the preceding sentence shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of such Company Common Units shall thereafter cease to have any rights with respect to such Company Common Units, except the right to receive the OP Merger Consideration and any dividends or other distributions to which such holder becomes entitled, all in accordance with Article II upon the exchange of such Company Common Unit; and

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                 (iii)      The limited liability company interests in L.P. Merger Sub outstanding immediately prior to the effectiveness of the OP Merger shall be converted into a limited partnership interest in the Surviving L.P. representing 3% of the partnership interests therein, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Agreement of Limited Partnership of the Surviving L.P. All limited liability company interests in L.P. Merger Sub so converted shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

           (b)      If prior to the OP Effective Time, Parent L.P. or Company L.P., as the case may be, should split, combine or otherwise reclassify the Parent Class A Units or the Company L.P. Units, or pay a non-cash dividend or other non-cash distribution in Parent Class A Units, Parent Preferred Units or Company L.P. Units, as applicable, or make any other such non-cash dividend or non-cash distribution in interests of Parent L.P. or Company L.P. in respect of the Parent Class A Units or the Company L.P. Units, respectively, then any number or amount contained herein which is based upon the number of Parent Class A Units or Company L.P. Units, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

     Section 1.10.      Structure. The Company shall cooperate with Parent and agree to any reasonable changes requested by Parent regarding the structure of the transactions contemplated herein (such cooperation shall include entering into appropriate amendments to this Agreement) in order to enable Parent, Parent L.P. or Merger Sub to obtain a “step up” in the tax basis of the assets of the Company or any Company Subsidiary; provided that any such changes do not have an adverse effect on either the holders of the Company Common Shares or Company Common Units or jeopardize the intended qualifications of the REIT Merger as a taxable sale by the Company of all of the Company’s assets to Merger Sub in exchange for the REIT Merger Consideration to be received by the shareholders of the Company and the assumption of all of the Company’s liabilities, and the treatment of this Agreement as a “plan of liquidation” of the Company for federal income tax purposes pursuant to Section 331 of the Code. If the Closing occurs pursuant to Section 1.02(a), the execution of this Agreement shall constitute the adoption of a plan of liquidation of the Company pursuant to Section 331 of the Code.

     Section 1.11.      Election by Limited Partners in Company L.P. to Exercise the Exchange Right; The OP Merger. Notwithstanding any limitation or restriction contained in the Company L.P. Partnership Agreement with respect to the right of a Limited Partner (as defined in the Company L.P. Partnership Agreement) to exercise the Exchange Right (as defined in the Company L.P. Partnership Agreement) (including, without limitation, any limitation or restriction contained in Section 8.05 of the Company L.P. Partnership Agreement), every Limited Partner shall have the right to exercise the Exchange Right by submitting to Company L.P. (with a copy to the Company) during the period between the mailing date of the Joint Proxy Statement/Prospectus for the Company Shareholders Meeting and 5:00 p.m., Eastern time, on the second business day prior to the date of the Company Shareholders Meeting a Notice of Exchange (as defined in the Company L.P. Partnership Agreement) specifying the number of Company Common Units which such Limited Partner desires to have exchanged pursuant to Section 8.05 of the Company L.P. Partnership Agreement (as modified by this Section 1.11), which Notice of Exchange shall be conditioned upon the closing of the OP Merger and which Notice of Exchange may be conditioned on whether the REIT Merger occurs as contemplated by Section 1.01(a) or occurs as contemplated by Section 10.5; provided, that,

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(a) with respect to each Notice of Exchange (a copy of the form of which shall accompany or form a part of the form of election) properly submitted by a Limited Partner in accordance with this Section 1.11 (an “Exercise”), the Company shall elect in accordance with Section 8.05(b) of the Company L.P. Partnership Agreement to purchase the Company Common Units relating to such Exercise by paying the REIT Shares Amount (as defined in the Company L.P. Partnership Agreement) and not the Cash Amount (as defined in the Company L.P. Partnership Agreement);

          (b)      Notwithstanding the provisions of Section 8.05(b) of the Company L.P. Partnership Agreement, the Company shall not be required to notify the Exchanging Partner (as defined in the Company L.P. Partnership Agreement) of the Company’s election to purchase the Company Common Units as described in the foregoing clause (a);

          (c)      The Specified Exchange Date (as defined in the Company L.P. Partnership Agreement) shall be the Closing Date (as defined herein) at a time prior to the consummation of the OP Merger; and

          (d)      Each Exchanging Partner shall be treated as an owner of the Company Common Shares issued pursuant to this Agreement at the REIT Effective Time.

ARTICLE II
Exchange of Securities

     Section 2.01.      Exchange Fund. On or prior to the Closing Date, Parent shall deposit with Computershare Limited or such other bank or trust company as Parent shall determine and which shall be reasonably satisfactory to the Company (the “Exchange Agent”), (i) in trust for the benefit of holders of Company Common Shares, for exchange in accordance with Section 1.07(a), all the cash and certificates evidencing Parent Common Shares to be paid or issued pursuant to this Agreement in exchange for outstanding Company Common Shares and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.05, (ii) in trust for the benefit of holders of Company Series D Preferred Shares, for exchange in accordance with Section 1.07(e) all the certificates representing Parent Series E Preferred Shares, if any, to be issued pursuant to this Agreement in exchange for outstanding Company Series D Preferred Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.03. Any cash and certificates of Parent Common Shares or Parent Series E Preferred Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”.

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Section 2.02. Exchange Procedures.

     As promptly as practicable after the REIT Effective Time, the Exchange Agent will send to each record holder of Certificates other than Certificates to be canceled pursuant to Section 1.07(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify, subject to the Company’s approval not to be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the REIT Merger Consideration or the Parent Series E Preferred Shares, as the case may be. As soon as reasonably practicable after the REIT Effective Time: (i) each holder of a Certificate evidencing Company Common Shares, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates evidencing the number of full Parent Common Shares into which the aggregate number of Company Common Shares previously represented by such Certificate shall have been converted pursuant to this Agreement and the amount of cash that such holder is entitled to hereunder (including amounts to be paid pursuant to Section 1.07(a), in lieu of fractional Parent Common Shares pursuant to Section 2.05 and in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.03), and (ii) each holder of a Certificate evidencing Company Series D Preferred Shares, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates evidencing the number of full Parent Series E Preferred Shares into which the aggregate number of Company Series D Common Shares previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.07, Section 2.03 or Section 2.05. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, one or more certificates of Parent Common Shares evidencing, in the aggregate, the proper number of Parent Common Shares, a check in the proper amount of cash pursuant to Section 1.07(a) and cash in lieu of any fractional Parent Common Shares pursuant to Section 2.05 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.03, may be issued with respect to such Company Common Shares to such a transferee if the Certificate representing such Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. In the event of a transfer of ownership of Company Series D Preferred Shares which is not registered in the transfer records of the Company, one or more certificates of Parent Series E Preferred Shares evidencing, in the aggregate, the proper number of Parent Series E Preferred Shares and any dividends or other distributions to which such holder is entitled pursuant to Section 2.03 may be issued with respect to such Company Series D Preferred Share to such a transferee if the Certificate representing such Company Series D Preferred Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Provision shall be made for holders of Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Company Common Shares or Company Series D Preferred Shares, as the case may be, in exchange for the REIT Merger Consideration or the Parent Series E Preferred Shares, as applicable, and cash in lieu of fractional Parent Common Shares and dividends and distributions, if any, pursuant to Section 2.03.

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     Section 2.03.      Distributions with Respect to Unexchanged Securities.

          (a)      No dividends or other distributions declared or made with respect to Parent Common Shares or Parent Series E Preferred Shares with a record date after the REIT Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares or Parent Series E Preferred Shares that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional Parent Common Shares shall be paid to any such holder pursuant to Section 2.05 until such holder shall surrender such Certificate in accordance with Section 2.02.

          (b)      Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of Parent Common Shares or Parent Series E Preferred Shares issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the REIT Effective Time theretofore paid with respect to such whole Parent Common Shares or Parent Series E Preferred Shares, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Common Shares or Parent Series E Preferred Shares.

          (c)      Subject to the effect of applicable Laws, following the automatic conversion of Company Common Units in the OP Merger as provided in Section 1.09, there shall be paid to such holder of Parent Class A Units issuable in exchange therefor, without interest, (a) promptly after the time of such exchange, the amount of distributions with a record date after the OP Effective Time theretofore paid with respect to such Parent Class A Units, and (b) at the appropriate payment date, the amount of distributions with a record date after the OP Effective Time but prior to such exchange and a payment date subsequent to such exchange payable with respect to such Parent Class A Units.

     Section 2.04.      No Further Ownership Rights in Company Common Shares, Company Series D Preferred Shares and Company Common Units.

          (a)      All Parent Common Shares issued and cash paid upon conversion of Company Common Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 1.07(a), 2.03 or 2.05) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Common Shares.

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          (b)      All Parent Series E Preferred Shares issued upon conversion of Company Series D Preferred Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.03) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Series D Preferred Shares.

          (c)      The OP Merger Consideration issued upon conversion of Company Common Units in accordance with the terms of Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Units.

     Section 2.05.      No Fractional Shares.

          (a)      No fractional Parent Common Shares or certificates or scrip or Parent Common Shares evidencing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates.

          (b)      Notwithstanding any other provision of this Agreement, each holder of Company Common Shares exchanged pursuant to the REIT Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Parent Common Share multiplied by (ii) the Closing Date Market Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     Section 2.06.      Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for one year after the REIT Effective Time shall be delivered to the Surviving Company or otherwise on the instruction of the Surviving Company, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar laws) for (i) the REIT Merger Consideration with respect to Company Common Shares formerly represented thereby or the Parent Series E Preferred Shares with respect to the Company Series D Preferred Shares formerly represented thereby (as the case may be), in either case which such holders are entitled pursuant to Section 1.07, (ii) any cash in lieu of fractional Parent Common Shares to which such holders are entitled pursuant to Section 2.05 and (iii) any dividends or distributions with respect to Parent Common Shares to which such holders are entitled pursuant to Section 2.03.

     Section 2.07.      No Liability. None of Parent, Parent L.P., Merger Sub, L.P. Merger Sub, the Company, Company L.P. or the Exchange Agent shall be liable to any Person in respect of (i) any REIT Merger Consideration or Parent Series E Preferred Shares from the Exchange Fund or OP Merger Consideration, (ii) cash in lieu of fractional Parent Common Shares pursuant to Section 2.05 or (iii) any dividends or distributions with respect to Parent Common Shares, Parent Class A Units or Parent Series E Preferred Shares pursuant to Section 2.03 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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     Section 2.08.      Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or backed by the full faith and credit of the United States of America;provided, further, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Company shareholders pursuant to the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to or at the discretion of Parent.

     Section 2.09.      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable REIT Merger Consideration or Parent Series E Preferred Shares with respect to the Company Common Shares or Company Series D Preferred Shares formerly evidenced thereby, any cash in lieu of fractional Parent Common Shares, and unpaid dividends and distributions on Parent Common Shares or Parent Series D Preferred Shares deliverable in respect thereof, all pursuant to this Agreement.

     Section 2.10.     Withholding Rights. Each of the Surviving Company, the Surviving L.P., Parent and Parent L.P. shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, any holder of Company Common Units and any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company, the Surviving L.P., Parent or Parent L.P., as the case may be, and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Common Units or Company Options, as the case may be, in respect of which such deduction and withholding was made by the Surviving Company, the Surviving L.P., Parent or Parent L.P., as the case may be.

     Section 2.11.     Further Assurances.

          (a)      At and after the REIT Effective Time, the officers of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the REIT Merger.

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          (b)      At and after the OP Effective Time, Company G.P., as the general partner of Company L.P., and the officers of Company L.P. will be authorized to execute and deliver, in the name and on behalf of Company L.P. or L.P. Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company L.P. or L.P. Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Company L.P. any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Company L.P. as a result of, or in connection with, the OP Merger.

     Section 2.12.      Share Transfer Books.

          (a)      At the close of business, New York time, on the day the REIT Effective Time occurs, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares or Company Series D Preferred Shares on the records of the Company. From and after the REIT Effective Time, the holders of Certificates shall cease to have any rights with respect to such Company Common Shares or Company Series D Preferred Shares, except as otherwise provided herein or by Law. On or after the REIT Effective Time, any Certificates presented to the Exchange Agent, the Surviving Company or Parent for any reason shall be exchanged for the REIT Merger Consideration or Parent Series E Preferred Shares into which such Company Common Shares or Company Series D Preferred Shares have been converted, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.05 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03.

          (b)      At the close of business, New York time, on the day the OP Effective Time occurs, the transfer books of Company L.P. shall be closed and there shall be no further registration of transfers of Company L.P. Units thereafter on the records of Company L.P. (except as approved by Parent or Parent L.P.). From and after the OP Effective Time, the holders of Company L.P. Units shall cease to have any rights with respect to such Company L.P. Units, except as otherwise provided herein or by Law. On or after the OP Effective Time, any Company Common Units presented to Company L.P. or Parent L.P. for any reason shall be converted into the OP Merger Consideration. This Section shall not apply to Company L.P. Units owned or held by Parent, Parent L.P., Merger Sub, Company G.P., Company L.P. or any of their respective direct or indirect wholly owned Subsidiaries immediately after the OP Effective Time.

ARTICLE III
Representations and Warranties of the Company and Company L.P.

     As an inducement to Parent, Parent L.P., Merger Sub and L.P. Merger Sub to enter into this Agreement, except as disclosed in a section of the Company Disclosure Letter corresponding to the section of this Article III to which such disclosure applies, each of the Company and Company L.P. hereby jointly and severally represents and warrants to Parent, Parent L.P., Merger Sub and L.P. Merger Sub as follows:

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     Section 3.01.      Organization, Standing and Power of the Company. The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland and has the requisite real estate investment trust power, authority and all necessary government approvals or licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such real estate investment trust power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Charter and bylaws in each case, as currently in effect (the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect as of the date hereof.

Section 3.02. Company Subsidiaries.

          (a)      Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such corporate power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. All outstanding shares of stock of each Company Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any rights of first offer, rights of first refusal, tag-along rights or any other preemptive rights and are, except as disclosed in Section 3.02(a) of the Company Disclosure Letter, (i) 100% owned by the Company and/or another Company Subsidiary and (ii) owned free and clear of all Encumbrances, preemptive rights, call rights, assessments or other adverse interests of any kind or nature whatsoever.

          (b)      Each Company Subsidiary that is a partnership, limited liability company, trust or other entity (including, without limitation, Company L.P.) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company L.P.’s limited partnership agreement, as currently in effect which limited partnership agreement is in full force and effect as of the date hereof.

          (c)      Each Company Subsidiary is duly qualified or licensed to do business and is, where applicable, in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

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          (d)      Except as set forth in Section 3.02(d) of the Company Disclosure Letter, there are no outstanding options, warrants or other rights to acquire ownership interests from or with respect to any Company Subsidiary. The Company has heretofore made available to Parent complete and correct copies of the charter, by-laws, partnership agreements, operating agreements or other organizational documents of each of the Company Subsidiaries, each as amended to date, and each such instrument or agreement is in full force and effect as of the date hereof. Section 3.02(d) of the Company Disclosure Letter sets forth (i) all Company Subsidiaries and their respective jurisdictions of incorporation or organization, and (ii) each owner and the respective amount of such owner’s equity interest in each Company Subsidiary. Except as set forth in Section 3.02(d) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in any other Person, or any interest convertible into or exchangeable or exercisable for any equity or similar interests in any other Person.

     Section 3.03.      Authority; No Violations; Consents and Approval.

          (a)      The Company and Company L.P. each has all requisite real estate investment trust or partnership power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject, with respect to the consummation of the REIT Merger and the Prudential Asset Sale, to receipt of the affirmative vote of the holders of at least a majority of all votes entitled to be cast on the REIT Merger and the Prudential Asset Sale (the “Required Company Vote”) and the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland, and the acceptance for filing of the OP Merger Certificate by the Secretary of State of the State of Delaware. Each Company Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company and each applicable Company Subsidiary, subject, with respect to the consummation of the REIT Merger and the Prudential Asset Sale, to receipt of the Required Company Vote. The Transaction Documents have been duly executed and delivered by the Company and each applicable Company Subsidiary and constitute legal, valid and binding obligations of the Company and each applicable Company Subsidiary, and assuming they are binding obligations of Parent, Parent L.P., Merger Sub and L.P. Merger Sub in accordance with their terms, are enforceable against the Company and each Company Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          (b)      Except as set forth in Section 3.03(b) of the Company Disclosure Letter, the execution and delivery of the Transaction Documents by the Company and each applicable Company Subsidiary do not, and, after obtaining the Required Company Vote, the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or the material loss of a benefit under, or give rise to a right of purchase, first offer or forced sale, under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of the Company Subsidiaries under any provision of:

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               (i)      the Company Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any Company Subsidiary;

               (ii)      any Contract applicable to the Company or any Company Subsidiary, or their respective properties or assets or any guarantee by the Company or any Company Subsidiary of any of the foregoing, it being understood that no representation is being given as to whether the Surviving Company, the Surviving L.P. and their Subsidiaries will be in compliance with any financial covenants contained therein following the Mergers; or

               (iii)      assuming the consents, approvals, authorizations, permits and filings or notifications referred to in Section 3.03(d) are duly and timely obtained or made and the Required Company Vote and Required Parent Vote each have been obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary, or any of their respective properties or assets;

except as to clauses (ii) and (iii) as would not, individually or in the aggregate, cause a Company Material Adverse Effect.

          (c)      Except as set forth on Section 3.03(c) of the Company Disclosure Letter, without limiting the generality of Section 3.03(b), the transactions contemplated herein do not violate any provision regarding direct or indirect transfers of interests in any Company Subsidiary that are set forth in any agreement relating to the operation of, or the ownership of interests in, any Company Subsidiary, even if such transactions result in a termination under Section 708 of the Code of any Company Subsidiary.

          (d)      Except as set forth in Section 3.03(d) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required by or on behalf of the Company or any of the Company Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company and each of the applicable Company Subsidiaries or the consummation by the Company or the applicable Company Subsidiaries of the transactions contemplated hereby or thereby, except for:

               (i)      as to the REIT Merger, the filing of the Articles of Merger with the Department of Assessment and Taxation of the State of Maryland, and as to the OP Merger, the filing of the OP Merger Certificate with the Secretary of State of the State of Delaware;

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               (ii)      a proxy statement relating to the Required Company Vote (as amended or supplemented from time to time, the “Company Proxy Statement”) and the Registration Statement (as defined below);

               (iii)      rules and regulations of the NYSE;

               (iv)      such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

               (v)      such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Shares and Parent Class A Units pursuant to this Agreement; and

               (vi)      such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits that (1) may be required in connection with the payment of any transfer and gains taxes or under federal, state or local environmental laws or (2) the failure to obtain or make, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 3.04.      Capital Structure.

          (a)      The Company is authorized to issue 120,000,000 shares of beneficial interest, consisting of 100,000,000 Company Common Shares and 20,000,000 preferred shares of beneficial interest, par value of $.01 per share (the “Company Preferred Shares”), of which 1,000,000 have been designated Junior Participating Cumulative Preferred Shares of Beneficial Interest and 3,773,585 shares have been designated as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (“Company Series D Preferred Shares”). As of the date hereof, (i) 46,328,782 Company Common Shares (excluding shares held by the Company but including Common Shares held by the Company in trust or otherwise designated for the participants in and beneficiaries of the Company Deferred Compensation Plans) were issued and outstanding, (ii) 2,823,583 Company Series D Preferred Shares were issued and outstanding; (iii) 2,823,583 Company Common Shares were reserved for issuance upon conversion of the Company Series D Preferred Shares, (iv) 3,233,553 Company Common Shares were held by the Company, (v) 5,455,186 Company Common Shares were reserved for issuance upon exercise of Company Options issued and outstanding pursuant to Company Incentive Plans, (vi) 1,594,814 Company Common Shares were reserved for issuance upon exercise of Company Options available for future grant pursuant to Company Incentive Plans (but, for the sake of clarity, no such Options will be awarded without Parent’s consent) and (vii) 1,797,479 Company Common Shares were reserved for issuance upon exchange of Company Common Units. The conversion price per share of the Company Series D Preferred Shares is $26.50 and the quarterly dividend rate per share of the Company Series D Preferred Shares is $0.56.

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          (b)      To the Knowledge of the Company, the issuance and sale of the issued and outstanding shares of beneficial interest described in this Section 3.04 have been made in compliance in all material respects with United States federal and state securities Laws. Section 3.04(b) of the Company Disclosure Letter accurately sets forth as of the date hereof the names of all holders of options or rights to purchase the Company’s shares of beneficial interest (including but not limited to Company Options) and the number and type of shares issuable upon exercise of such options, the exercise price and vesting schedule with respect thereto. Except as set forth in Section 3.04(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has agreed to register any securities under the Securities Act or under any state securities Law or granted registration rights to any Person, and complete and correct copies of any such agreements have previously been made available to Parent. Except as set forth in Section 3.04(b) of the Company Disclosure Letter, as of the date hereof, there are no outstanding share or stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, share or stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith.

          (c)      (i)     As of the date hereof, the issued and outstanding partnership interests of Company L.P. consist of (A) 47,152 units of general partner interest (the “Company GP Units”), all of which are owned by Prentiss Properties I, Inc., a Delaware corporation (“Company G.P.”), a wholly owned Subsidiary of the Company and (B) 48,079,109 common units of limited partner interest (“Company Common Units”) of which 46,281,630 Common Units are owned by the Company and Company G.P.

                    (ii)      Company G.P. is a wholly owned Subsidiary of the Company and is the sole general partner of Company L.P. and as of the date hereof holds Company GP Units representing 100% of the outstanding Company GP Units. Section 3.04(c) of the Company Disclosure Letter sets forth the name of each partner and the number of Company Common Units held by such partner in Company L.P.

                    (iii)      Each Company Common Unit may, under certain circumstances and subject to certain conditions set forth in the Company L.P. Partnership Agreement, be exchanged into Company Common Shares on a one-for-one basis. To the Knowledge of the Company, as of the date hereof, no notice has been received by the Company or Company L.P. of the exercise of any of the rights set forth in this Section 3.04(c)(iii), which are not reflected in this Section. Notwithstanding anything to the contrary contained herein, except as otherwise restricted pursuant to the Voting Agreements for certain holders, the holders of Company Common Units may at any time and from time to time prior to the REIT Effective Time convert such interests into Company Common Shares.

          (d)      Except as set forth in Sections 3.04(a) or (c) hereof or in Section 3.04(b) or 3.04(d) of the Company Disclosure Letter, as of the date hereof there are issued and outstanding or reserved for issuance: (i) no Company Common Shares or other shares of beneficial interest, Voting Debt or other voting securities of the Company; (ii) no restricted Company Common Shares or other shares of beneficial interest, capital stock or equity interests of the Company or any Company Subsidiary, performance share awards or dividend equivalent rights relating to the equity interests of the Company or any Company Subsidiary, (iii) no securities of the Company or any Company Subsidiary or securities or assets of any other entity convertible into or exchangeable for Company Common Shares, other shares of beneficial interest, Voting Debt or other voting securities of the Company or any Company Subsidiary; and (iv) no subscriptions, options, warrants, conversion rights, share appreciation rights, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which the Company or any Company Subsidiary is a party or by which it is bound in any case obligating the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Company Common Shares, other shares of beneficial interest or stock, Voting Debt or other voting securities of the Company or of any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, share appreciation right, call, right, commitment, arrangement or agreement. All outstanding shares of beneficial interest or capital stock of the Company and each Company Subsidiary (including Company L.P.) are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and, with respect to Company Subsidiaries that are corporations, nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Encumbrance and with respect to each Company Subsidiary, 100% owned by the Company and/or another Company Subsidiary except as disclosed in Section 3.04(d) of the Company Disclosure Letter.

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          (e)      Except as disclosed in the Company SEC Documents, all dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

          (f)      Except for the Transaction Documents, except as set forth in Section 3.04(f) of the Company Disclosure Letter and except as disclosed in the Company SEC Documents, to the Knowledge of the Company, there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of beneficial interest or stock of the Company or any Company Subsidiary or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any Company Common Shares or Company Preferred Shares or any ownership interests in any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which it is bound. Except as set forth in Section 3.04(f) of the Company Disclosure Letter, there are no restrictions on the Company’s ability to vote the equity interests of any of the Company Subsidiaries.

          (g)      Except as set forth in Section 3.04(g) of the Company Disclosure Letter, there are no Company Subsidiaries (other than Company L.P.) in which any officer, trustee or director of the Company or any Company Subsidiary owns any shares of beneficial interest, stock or other securities. To the Knowledge of the Company, as of the date hereof, there are no agreements or understandings between the Company or any Company Subsidiary and any Person that could cause such Person to be treated as holding any shares of beneficial interest, stock or security in the Company or any Company Subsidiary as an agent for, or nominee of, the Company or any Company Subsidiary.

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     Section 3.05.      Vote Required. The Required Company Vote is the only vote of the holders of any class or series of the Company’s or the Company Subsidiaries shares of beneficial interest or capital stock necessary to approve this Agreement, the REIT Merger, the Prudential Asset Sale and the OP Merger.

Section 3.06. SEC Documents.

          (a)      The Company has filed with the SEC, and has heretofore made available to Parent (by public filing with the SEC or otherwise) true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since December 31, 2001 (collectively, the “Company SEC Documents”). The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. None of the Company SEC Documents is the subject of any confidential treatment request by the Company.

          (b)      As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document. Except to the extent that information contained in any Company SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Company SEC Document, which later filed Company SEC Document was filed prior to the date of this Agreement, none of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, and to the extent as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as and to the extent may be indicated in the notes thereto) and fairly present the financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c)      The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

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     Section 3.07.      Absence of Certain Changes or Events. Except as and to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.07 of the Company Disclosure Letter or as otherwise permitted pursuant to this Agreement to occur after the date hereof, since December 31, 2004, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been:

(a) other than (x) as permitted pursuant to Section 6.11 or for dividends from a wholly owned Subsidiary to its parent entity or (y) for distributions pursuant to the joint venture agreements or other documents identified on Section 3.17(e) of the Company Disclosure Letter, any declaration, setting aside or payment of any dividends on, or any other distributions in respect of, any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Company L.P. Units;

          (b)      any amendment of any term of any material outstanding debt or equity security of the Company or any Company Subsidiary other than in the ordinary course of business;

          (c)      any split, combination or reclassification of any Company Common Shares or the stock of any Company Subsidiary (other than the stock of Subsidiaries wholly-owned, directly or indirectly, by the Company), or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock or any ownership interest in, the Company or any Company Subsidiary other than in connection with (1) the conversion, redemption or exchange of the Company Series D Preferred Shares or Company L.P. Units in accordance with their terms, (2) the exercise of Company Options in accordance with their terms or (3) any dividend reinvestment or share purchase program;

          (d)      any material change in accounting methods, principles or practices of the Company or Company Subsidiaries, except as may be required by a change in industry practice, Law, GAAP or by a Governmental Entity;

          (e)      to the Knowledge of the Company, any amendment of any employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement, or the adoption of any new such agreement, between (i) the Company or any Company Subsidiary, on the one hand and (ii) any officer, trustee or director of the Company or any Company Subsidiary, on the other hand, earning more than $150,000 per year; other than as required by any contract, agreement or Company Employee Benefit Plan;

          (f)      any change in the lines of business in which the Company or any of the Company Subsidiaries participates or is engaged;

          (g)      any direct or indirect acquisition (whether through merger or consolidation with, the purchase of a substantial equity interest in, the purchase of a substantial portion of the assets of, or otherwise) any business or any corporation, partnership, association or other business organization or a division thereof or any significant assets other than in the ordinary course of business in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate or as otherwise specified in the Company Corporate Budget;

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          (h)      any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by the Company or any Company Subsidiary, other than to meet (i) the current cash needs of the Company and Company Subsidiaries not exceeding the amount contemplated by the Company Corporate Budget for such period, a copy of which has been previously provided to Parent, (ii) for projects currently under construction in amounts disclosed in the Company Corporate Budget and (iii) as needed for the conversion, redemption or exchange of Company Series D Preferred Shares or Company L.P. Units in accordance with their terms;

               (i)      any change, event, effect, damage, destruction or loss relating to the business or operations of the Company or any Company Subsidiary that has had a Company Material Adverse Effect; or

               (j)      any Contract, commitment or arrangement to do or engage in any action the consummation of which would effect any of the events listed in this Section 3.07.

     Section 3.08.      Environmental Matters. Except as disclosed in Section 3.08 of the Company Disclosure Letter, the Company SEC Documents filed prior to the date of this Agreement or which, individually or in the aggregate, would not have a Company Material Adverse Effect:

(a) The Company has not received written notice that any judicial, administrative or compliance order has been issued, any unresolved complaint has been filed, any unpaid penalty has been assessed, or that any investigation or review is pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any alleged failure by the Company or any Company Subsidiary to comply with any Environmental Law;

          (b)      To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor, any previous owner or lessee of any property currently owned, operated or leased by the Company or any Company Subsidiary, has used, generated, stored, treated or handled any Hazardous Material in a manner that would reasonably be expected to result in liability under Environmental Laws. In addition, to the Company’s Knowledge: (i) there are no asbestos-containing materials or Microbial Matter present on, in or under any property owned, leased or operated by the Company or any Company Subsidiary not in compliance with applicable Law, (ii) there are no PCBs present on, in or under any property owned, leased or operated by the Company or any Company Subsidiary not in compliance with applicable Law, (iii) there are no environmental conditions, including without limitation any wetlands or endangered species, that will impede use of the Company Properties as currently used, and (iv) there are currently no leaking underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any property owned, leased or operated by the Company or any Company Subsidiary;

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          (c)      The Company and the Company Subsidiaries have not received notice of any unresolved claim, investigation, litigation, proceeding, notice of violation, complaint, or request for information, to the effect that it is or may be liable to a Third Party, including a Governmental Entity, as a result of a violation of any Environmental Law or a Release or threatened Release of a Hazardous Material at any property currently or formerly owned, leased or operated by the Company or a Company Subsidiary;

          (d)      To the Knowledge of the Company, the Company and the Company Subsidiaries have not transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit or proceeding that would be reasonably expected to result in claims against the Company or any Company Subsidiary related to such Hazardous Material;

          (e)      There are no Encumbrances threatened or attached to any Company Property arising under or pursuant to any applicable Environmental Law, and no action of any Governmental Entity has been taken or, to the Knowledge of the Company, is in process which could subject any of such properties to such Encumbrances;

          (f)      Neither the Company nor any Company Subsidiary has in its possession or control or knows of the existence of any environmental assessment or investigation reports or environmental testing results relating to Microbial Matter prepared within the last four years that have not been made available to Parent prior to the execution of this Agreement;

          (g)      To the Knowledge of the Company, each of the Company Properties and operations conducted thereon is in compliance in all material respects with all Environmental Laws and the Company and all Company Subsidiaries are in compliance in all material respects with all Environmental Laws applicable to any of their owned or leased properties;

          (h)      To the Knowledge of the Company, there has been no Release or threatened Release of Hazardous Material in violation of any Environmental Law or which would reasonably be expected to result in liability on any property owned, leased or operated by the Company or any Company Subsidiary; and

          (i)      There are no claims pending relating to alleged personal injury attributable to air quality or Microbial Matter at the Company Properties. To the Knowledge of the Company, there have been no indications of improper design or construction of any structure at the Company Properties or any system contained therein that has led or would reasonably be expected to lead to the growth of Microbial Matter. The Company is not subject to any material capital expenditures or material obligations (contractual or otherwise) arising under or relating to Environmental Laws.

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     Section 3.09.      Properties.

          (a)      Except as described in Section 3.09(a) of the Company Disclosure Letter, the Company or a Company Property Owner owns fee simple title to each of the real properties (or the applicable portion thereof) listed on Section 3.09(a) of the Company Disclosure Letter as being owned in fee (collectively, the “Company Owned Properties”). Except as described in Section 3.09(a) of the Company Disclosure Letter, the Company or a Company Property Owner has a valid leasehold interest in each of the real properties (or the applicable portion thereof) listed on Section 3.09(a) of the Company Disclosure Letter as being ground leased or subleased (together with the Company Owned Properties, collectively, the “Company Properties”) pursuant to those certain ground leases or subleases (together with any amendments thereto, collectively, the “Company Ground Leases”) described on Section 3.09(a) of the Company Disclosure Letter. The Company Properties are all of the real properties owned or leased by Company and the Company Property Owners. To the Knowledge of the Company, the interests of the Company and the Company Property Owners in the Company Properties are good and insurable and the same are owned free and clear of Encumbrances except for (i) indebtedness for money borrowed and other matters specifically identified in Section 3.09(a) of the Company Disclosure Letter with reference to the particular property affected thereby, (ii) inchoate Encumbrances imposed for construction work in progress, including mechanics liens, workers or repairmen’s liens, or otherwise incurred in the ordinary course of business that do not adversely affect in any material respects the use or operation of the applicable Company Property, (iii) easement agreements disclosed and all other matters disclosed on the existing title policies which were previously provided (or made available) to Parent (a list of all of which title policies is included in Section 3.09(a) of the Company Disclosure Letter) (“Existing Company Title Policies”), (iv) matters as would be disclosed on current title reports or surveys that arise in the ordinary course and do not materially and adversely affect the value, use or operation of the applicable Company Property (restrictive covenants in forms generally created for office parks of the types or which Company Properties are located shall be deemed Permitted Company Encumbrances), (v) matters disclosed in Section 3.09(a) of the Company Disclosure Letter with reference to the particular property affected thereby, (vi) real estate Taxes and special assessments not yet delinquent (except as is being contested in good faith by appropriate proceedings and for which a reserve in accordance with GAAP has been set forth on the books of the Company or a Company Property Owner, as applicable), (vii) Space Leases and (viii) in the case of a Company Property Owner identified in Section 3.17(e) as a joint venture in which a Company Subsidiary holds an ownership interest, the interest of the other member or partner in such Company Property Owner, as and to the extent such interest is disclosed in Section 3.17(e) of the Company Disclosure Letter (the matters in clauses (i) through (viii), inclusive, the “Permitted Company Encumbrances”) and (ix) Encumbrances being contested in good faith in the ordinary course of business.

          (b)      Except as listed in Section 3.09(b) of the Company Disclosure Letter or Existing Company Title Policies or which would not have a Company Material Adverse Effect, the Company Properties are not subject to any rights of way, restrictive covenants, written agreements, Laws, ordinances and regulations affecting building use, parking or occupancy, or reservations of an interest in title (including, without limitation, reciprocal easement and operating easement agreements) (collectively, “Company Property Restrictions”), except for (i) Company Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations and (ii) Permitted Company Encumbrances. Except as listed in Section 3.09(b) of the Company Disclosure Letter or which would not have a Company Material Adverse Effect, to the Knowledge of the Company, (i) each Company Property complies with the Company Property Restrictions, (ii) neither the Company nor any Company Property Owner, nor, to the Knowledge of the Company, any other party, is currently in default or violation of any Company Property Restriction and (iii) no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder.

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          (c)      Except as set forth in Section 3.09(c) of the Company Disclosure Letter, (i) valid policies of title insurance or marked up title commitments have been issued insuring the Company’s or a Company Property Owner’s fee simple title or leasehold estate to each of the Company Properties in amounts at least equal to the purchase price paid for the applicable Company Property and, to the Knowledge of the Company, such policies are in full force and effect and (ii) no material claim has been made against any such policies.

          (d)      Except as listed in Section 3.09(d) of the Company Disclosure Letter or which, individually or in the aggregate, would not have a Company Material Adverse Effect, to the Knowledge of the Company, there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or any other right which is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the current use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties or which govern the use and operation of the Company Properties (collectively, the “Company Property Agreements”) that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same. Except as listed in Section 3.09(d) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Property Owner, nor to the Knowledge of the Company, any other party, is currently in default or violation of any Company Property Agreement and (ii) to the Knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute a default or violation thereunder.

          (e)      Except as listed in Section 3.09(e) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Property Owner has received written notice of any violation of any federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity that has not been heretofore remedied.

          (f)      Except as listed in Sections 3.09(f) and 3.13 of the Company Disclosure Letter or which, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company has not received notice of any, (i) condemnation or rezoning or proceedings that are pending or, to the Knowledge of the Company, threatened with respect to any portion of any of the Company Properties; or (ii) to the Knowledge of the Company, violation of zoning, building, land-use, fire, safety and signage or other applicable Laws (including, without limitation, to the Knowledge of the Company, the Americans With Disabilities Act) or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

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          (g)      Except as listed in Section 3.09(g) of the Company Disclosure Letter, neither the Company nor any Company Property Owner is currently obligated under any option, right of first refusal or other contractual right to sell, dispose of any of the Company Properties or any material portion thereof or material interest therein to any Person other than Merger Sub.

          (h)      Each Company Ground Lease is valid, binding and enforceable against the Company (or any Company Property Owner, as applicable) and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, and is in full force and effect. Except as listed in Section 3.09(h) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has performed in all material respects all material obligations required to be performed by it to date under each of the Company Ground Leases and (ii) neither the Company nor any Company Property Owner, nor to the Knowledge of the Company, any other party, is in default under any Company Ground Lease (and no event has occurred which, with due notice or lapse of time or both, would constitute such a default). The Company has delivered (or made available) to Parent a true, correct and complete copy of each Company Ground Lease and all amendments thereto. No option has been exercised under any of such Company Ground Leases, except options whose exercise has been evidenced by a written document as described in Section 3.09(h) of the Company Disclosure Letter, a true, complete and accurate copy of which has been delivered to Parent with the corresponding Company Ground Lease.

          (i)      The rent rolls for each of the Company Properties as of September 30, 2005, copies of which dated September 30, 2005 were delivered to Parent (collectively, the “Rent Roll”) have been provided or made available to Parent. Except as disclosed in Section 3.09(i) of the Company Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not have a Company Material Adverse Effect, to the Knowledge of the Company, the information set forth in the Rent Roll is true, correct and complete as of the date thereof. Except as disclosed in Section 3.09(i) of the Company Disclosure Letter (i) to the Knowledge of the Company, neither the Company nor any Company Property Owner is in any monetary default under any Space Lease which default or defaults, individually or in the aggregate, would result in a Company Material Adverse Effect and (ii) neither a Company Property Owner nor the Company has received written notice or a copy of a notice from any tenant under any Space Lease claiming that the Company or the applicable Company Property Owner is currently in default under its obligations as landlord under any such lease which monetary default or defaults would result in a Company Material Adverse Effect.

          (j)      To the Knowledge of the Company, the Company and each of the Company Property Owners have good and sufficient title to, or are permitted to use under valid and existing leases, personal and non-real properties and assets sufficient for the conduct and operation of their respective businesses and properties.

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          (k)      Section 3.09(k) of the Company Disclosure Letter identifies the Company Properties that consist of or include undeveloped land and any Company Properties that are in the process of being developed, expanded or rehabilitated or that are being held for future development (each such Company Property, a “Company Development Property”) and a brief description of the development, expansion or rehabilitation being carried out by or on behalf of the Company or a Company Property Owner or intended by the Company or a Company Property Owner to be carried out or completed thereon (collectively, the “Projects”), including the budget and development, expansion or rehabilitation schedule therefor prepared as of respective dates thereof by or for the Company or Company Property Owner (collectively, the “Development Budget and Schedule”). In the case of each Project, the implementation of which has been commenced as of the date hereof, the costs or expenses incurred in connection with such Project and the progress thereof are consistent in all material respects with the Development Budget and Schedule applicable thereto, as modified from time to time.

     Section 3.10.      No Undisclosed Material Liabilities. Except as set forth in Section 3.10 of the Company Disclosure Letter, there are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of June 30, 2005 included in the Company SEC Documents filed prior to the date of this Agreement or referred to in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2005; and (iii) liabilities or obligations which, in case of (i), (ii) and (iii), would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.11.      No Default. Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in default or violation (and to the Knowledge of the Company no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of:

(a) the Company Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any of the Company Subsidiaries, or

          (b)      any Contract applicable to the Company or any Company Subsidiary or their respective properties or assets or any guarantee by the Company or any Company Subsidiary of any of the foregoing;

except, in the case of clause (b), for defaults and violations which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Company Material Adverse Effect.

     Section 3.12.      Compliance with Applicable Laws. The Company and the Company Subsidiaries hold, and are in compliance with, all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold or be in compliance, individually or in the aggregate, would not have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entities, except for failures to file which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and as, individually or in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect, the businesses of the Company and the Company Subsidiaries are not being conducted in violation of any Law.

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     Section 3.13.      Litigation. Except as set forth in Section 3.13 of the Company Disclosure Letter or the Company SEC Documents filed prior to the date of this Agreement, and other than bodily injury and other tort litigation arising from the ordinary course of operations of Company and the Company Subsidiaries (a) which are substantially covered by insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, investigation or inquiry by or before any court, governmental or other regulatory or administrative agency or commission or any other Person instituted, pending or, to the Knowledge of the Company, threatened, in each case against the Company or any Company Subsidiaries or any of their respective properties or assets that would cause a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company or any Company Subsidiaries, or any order of any Governmental Entity applicable to the Company or any Company Subsidiary that would cause a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company or any of the Company Subsidiaries.

     Section 3.14.      Taxes. Except as set forth in Section 3.14 of the Company Disclosure Letter:

(a) The Company and each Company Subsidiary has (i) timely and duly filed with the appropriate Governmental Entities all material Tax Returns required to be filed by them (after giving effect to validly obtained extensions of time in which to make such filings) and each such Tax Return is accurate and complete in all material respects and (ii) timely paid all material Taxes due and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, have made adequate accruals for the projected amount of such Taxes in their books and records and in the balance sheet dated December 31, 2004 contained in the Company SEC Documents filed prior to the date of this Agreement.

          (b)      The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including Taxes required to have been withheld in connection with amounts paid or owing to an employee, independent contractor, creditor or stockholder), have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts so withheld and paid under all applicable Laws, and have duly and timely filed all material Tax Returns with respect to such withheld Taxes.

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           (c)      The Company has always been, and will be through the Closing Date, (i) a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”), and (ii) to its Knowledge, a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code. To its Knowledge, the Company has neither taken nor omitted to take any action that could result in a successful challenge to its status as a REIT and no such challenge is pending or threatened in writing.

           (d)      Section 3.14(d) of the Company Disclosure Letter sets forth each Company Subsidiary (for purposes of this Section 3.14(d), the definition of “Subsidiary” contained in Section 9.03 shall be applied by substituting “9.9%” for “50%” in clause (i) of such definition) and designates which Company Subsidiaries are “taxable REIT subsidiaries” within the meaning of Section 856(1) of the Code. Each Company Subsidiary that is a partnership, joint venture, or limited liability company (i) has always been, and will be through the Closing Date, a partnership or disregarded entity for federal income tax purposes, as the case may be, and not a corporation or an association taxable as a corporation and (ii) is controlled or managed by the Company. Each Company Subsidiary that is a corporation has always been, and will be through the Closing Date, a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code.

           (e)      Since January 1, 2002, the Company has incurred no liability for Taxes under Sections 856(c)(7)(B), 856(g)(5)(C), 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business. To the Company’s Knowledge, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or any Company Subsidiary.

           (f)      Neither the Company nor any Company Subsidiary holds any asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulation § 1.337(d)-5 or § 1.337(d)-6 or (B) the application of Treasury Regulation § 1.337(d)-7 or (ii) that would cause the Company to fail to satisfy the requirements of Section 856(c)(4) of the Code.

           (g)      Since January 1, 2002, the Company and the Company Subsidiaries have not taken or omitted to take any action which would reasonably be expected to result in any amounts treated by the Company and/or the Company Subsidiaries as rents paid by tenants of the Company Properties to be excluded from the definition of “rents from real property” within the meaning of Section 856(d) of the Code and Treasury Regulations thereunder.

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           (h)      All material deficiencies for Taxes asserted against the Company or any Company Subsidiary (i) have been paid or (ii) are being contested in good faith and are disclosed on Section 3.14(h) of the Company Disclosure Letter. Since January 1, 2002, neither the Company nor any Company Subsidiary has been the subject of any audit, suit, proceeding, claim, examination, or assessment by any Governmental Entity regarding Taxes, and no such audit, suit, proceeding, claim, examination, or assessment is currently pending or, to the Knowledge of the Company, threatened or proposed. No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

                 (i)      Neither the Company nor any of the Company Subsidiaries (i) has any liability for the Taxes of any Person, other than the Company or the Company Subsidiaries, under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or (ii) has entered into or is subject, directly or indirectly, to any Tax Protection Arrangement, Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement; and Section 3.14 of the Company Disclosure Letter identifies the maximum amounts that could become payable under any such agreements.

                 (j)      Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

           (k)      The Company and each Company Subsidiary has disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction, as defined in Treasury Regulation §1.6011-4(b), in which it has participated. The Company and each Company Subsidiary has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, in accordance with Treasury Regulation § 1.6011-4(g).

           (l)      The Company and each Company Subsidiary has disclosed on their federal income Tax Returns all positions taken therein which could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

           (m)      There are no Encumbrances for Taxes upon the assets of the Company or the Company Subsidiaries except for Taxes not yet due and payable.

           (n)      Neither the Company nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Entity has proposed any such adjustment, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the Company or any Company Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Company Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity.

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     Section 3.15.      Pension and Benefit Plans; ERISA.

           (a)      Section 3.15(a) of the Company Disclosure Letter sets forth (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all material employee compensation and benefit plans, policies, arrangements or payroll practices, including, without limitation, severance pay, severance agreements, employment agreements, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries has any liability; and (ii) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or contributed to by the Company or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 4.14(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) or to which the Company or any of the Company Subsidiaries or any Company ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Closing (the “Company Pension Plans”) (all such plans listed in clauses (i) and (ii) being hereinafter referred to as the “Company Employee Benefit Plans”).

           (b)      Except as set forth on Section 3.15(b) of the Company Disclosure Letter, true and complete copies of each Company Employee Benefit Plan, related trust (or other funding or financing arrangement) and all amendments thereto have been made available to Parent, as have the most recent summary plan descriptions, administrative service agreements, investment management or advisory agreements, audit reports, fidelity bonds, and fiduciary liability policies for such Company Employee Benefit Plans, as well as (i) Form 5500s for each Company Employee Benefit Plan for each of the past three (3) years, (ii) all material correspondence with any Governmental Entity relating to any Company Employee Benefit Plan, and (iii) with respect to any Company Employee Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, a current IRS determination letter.

           (c)      All individual employment, consulting, termination, severance, change in control, retention, bonus, post employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are between the Company or a Company Subsidiary and any current or former trustee, director, officer or employee thereof, including the name of such current or former trustee, director, officer or employee, the type of agreement and the amount of any estimated severance payment (including estimated gross-up, if applicable) owed thereunder due to the transactions contemplated by this Agreement and any subsequent termination of employment, are listed in Section 3.15(c) of the Company Disclosure Letter (collectively, the “Company Employment Agreements”).

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           (d)      The Company Pension Plans intended to qualify under Section 401 of the Code have received a favorable determination letter from the IRS and such determination has not been modified, revoked or limited, and, to the Knowledge of the Company, as of the Closing Date, nothing has occurred with respect to the operation of the Company Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code.

           (e)      Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or except as disclosed in Section 3.15(e) of the Company Disclosure Letter:

                 (i)      All Company Employee Benefit Plans have been maintained in accordance with the terms of such plan and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable Law.

                 (ii)      None of the Company Pension Plans is a “multiemployer plan”, as defined in Section 3(37) of ERISA (“Company Multiemployer Plan”), and neither the Company nor any Company ERISA Affiliate has at any time in the past sponsored, contributed to any such Company Multiemployer Plan, or has any liabilities with respect to any such Company Multiemployer Plan.

                 (iii)      Neither the Company nor any Company ERISA Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, and neither the Company nor any Company ERISA Affiliate has any present or contingent liability that is subject to Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any Company ERISA Affiliate.

                 (iv)      There is no liability for breaches of fiduciary duty in connection with Company Employee Benefit Plans, and neither the Company nor any of the Company Subsidiaries or any “party in interest” or “disqualified person” with respect to Company Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

                 (v)      There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, alleging any breach of the terms of any Company Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Company Employee Benefit Plan.

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                 (vi)      All contributions, premiums and other payments required by Law or any Company Employee Benefit Plan or applicable collective bargaining agreement have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof, and no amounts are or will be due to the Pension Benefit Guaranty Corporation as of the Closing Date (except for premiums in the ordinary course of business, which will be payable by the Company); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of the Company or its Company ERISA Affiliates to, under or on account of each Company Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company financial statements.

                 (vii)      The Company and Company ERISA Affiliates have complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under Company Employee Benefit Plans.

                 (viii)      No amount has been paid by the Company or any Company Subsidiaries, and no amount is expected to be paid by the Company or any Company Subsidiaries, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

                 (ix)      Each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety by the Company except as to benefits accrued thereunder prior to amendment or termination and except for the rights of third-party administrators under the Company’s Contracts with such administrators, which Contracts have been previously provided to Parent.

           (f)      Except as set forth in Section 3.15(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of the Company Subsidiaries; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan or any Company Employment Agreement; (iii) result in the acceleration of the time of payment or vesting of any Company Options or any other rights or benefits; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any of the Company Subsidiaries.

     Section 3.16.      Labor and Employment Matters. Except as to clauses (b), (c), (e) and (f) of this Section 3.16, which, individually or in the aggregate, would not have a Company Material Adverse Effect and except as disclosed in Section 3.16 of the Company Disclosure Letter:

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(a) Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no question involving current union representation of employees of the Company or any of the Company Subsidiaries, nor does the Company or any of the Company Subsidiaries have any Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          (b)      There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

          (c)      There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, or any written threat to initiate any of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

          (d)      There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or involving the Company, any of the Company Subsidiaries, or any Company Development Property.

          (e)      The Company and each of the Company Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

          (f)      As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company, threatened, with respect to which any current or former trustee, director, officer, employee or agent of the Company or any of the Company Subsidiaries is claiming indemnification from the Company or any of the Company Subsidiaries.

     Section 3.17.      Contracts.

          (a)      As of the date hereof, Section 3.17(a) of the Company Disclosure Letter lists all Material Contracts of the Company and all Company Subsidiaries, other than those Material Contracts filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement. Except as set forth in Section 3.17(a) of the Company Disclosure Letter or as set forth in the Company SEC Documents filed prior to the date of this Agreement, each Material Contract of the Company or a Company Subsidiary is valid, binding and enforceable and in full force and effect and there are no defaults or violations thereunder by the Company or the Company Subsidiaries party thereto or, to the Company’s Knowledge, any other party thereto, nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or a default thereunder, except those defaults or violations that have not and would not, individually or in the aggregate, have a Company Material Adverse Effect.

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          (b)      All mortgages, deeds of trust, loan agreements or other similar documents encumbering any of the Assets, or to which the Company or a Company Subsidiary is a party, are listed in Section 3.17(b) of the Company Disclosure Letter; and Section 3.17(b) of the Company Disclosure Letter also identifies each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which the Company or a Company Subsidiary is a party. The transactions contemplated hereby and by the Transaction Documents will not trigger any due-on-sale provision on any of such mortgages, deeds of trust, loan agreements or other documents or agreements, except as set forth in Section 3.17(b) of the Company Disclosure Letter, and will not require the consent of any lender or other Person, except as set forth in Section 3.17(b) of the Company Disclosure Letter.

          (c)      Except as set forth in Section 3.17(c) of the Company Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that materially restrict the Company’s or any of the Company Subsidiaries’ ability to conduct its business in any location.

          (d)      Except as set forth in Section 3.17(d) of the Company Disclosure Letter, there are no indemnification agreements entered into by and between the Company or any of the Company Subsidiaries and any trustee, director or officer of the Company or any of the Company Subsidiaries.

          (e)      All joint venture agreements applicable to the Company or any of the Company Subsidiaries are listed in Section 3.17(e) of the Company Disclosure Letter or are filed as exhibits to the Company SEC Documents. The transactions contemplated by this Agreement and the Transaction Documents will not trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any of such joint venture agreements, except as set forth in Section 3.17(e) of the Company Disclosure Letter, and will not require the consent of any joint venture partner, except as set forth in Section 3.17 of the Company Disclosure Letter. Section 3.17(e) of the Company Disclosure Letter discloses the ownership interests in each joint venture; the capital accounts of each partner or member of each joint venture; any outstanding loans by a partner or member to a joint venture; and any capital calls made by a partner or member in a joint venture, but not fully funded as of the date of this Agreement.

          (f)      Except as set forth in Section 3.17(f) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the Company Properties.

          (g)      Except as set forth in Section 3.17(g) of the Company Disclosure Letter or except as disclosed in the Company SEC Documents, none of the Company or any of the Company Subsidiaries is a party to any agreement relating to the management of any Company Property by any Person other than the Company or a Company Subsidiary.

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          (h)      None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which the Company or any of the Company Subsidiaries manages or provides services with respect to any real properties other than Company Properties, except for the agreements listed in Section 3.17(h) of the Company Disclosure Letter or filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement. No party to any such agreement has given written notice of its intention to terminate or cancel any such agreements.

          (i)      Section 3.17(i) of the Company Disclosure Letter lists all Material Contracts entered into by the Company or any of the Company Subsidiaries providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, by the Company or any of the Company Subsidiaries, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof except where such termination or cancellation would not have a Company Material Adverse Effect.

          (j)      Section 3.17(j) of the Company Disclosure Letter lists all agreements entered into by the Company or any of the Company Subsidiaries with any investment bankers or financial advisors that are currently in effect.

     Section 3.18.      Intellectual Property. All Company Intellectual Property is owned or licensed by the Company or the Company Subsidiaries free and clear of any and all Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any such Company Subsidiary has forfeited or otherwise relinquished any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 3.19.      Insurance. Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete schedule of the insurance policies (including the type, amount of coverage and premiums and expiration dates of such policies) held by, or for the benefit of, the Company, the Company Subsidiaries and any Company Property Owner. The Company or the applicable Company Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any respect except to the extent that such failure to pay would not have a Company Material Adverse Effect. Section 3.19 of the Company Disclosure Letter also includes a list of five years of loss runs for losses in excess of $10,000 for every line of insurance, including large-loss descriptions on any such policies. None of the Company or any of the Company Subsidiaries has received any insurance company notice of any material defects or deficiencies affecting the insurability of the Company or any of the Company Subsidiaries or any of their respective assets thereunder. Except as set forth in Section 3.19 of the Company Disclosure Letter, (i) neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy held by or for the benefit of the Company, any of the Company Subsidiaries or any Company Property Owner, and (ii) there are no outstanding or to the Company’s Knowledge, threatened, requirements for any repairs or alterations to be made to any Company Property by any (x) insurance company that has issued an insurance policy covering any Company Property, or (y) board of fire underwriters or other body exercising similar functions. The Company and Company Subsidiaries maintain insurance in form and amount and with carriers that meet requirements for insurance included in loan agreements and other Material Contracts.

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     Section 3.20.     Brokers. Except for the fees and expenses payable to the Company Financial Advisor (which engagement letter with respect to the Company Financial Advisor has been made available to Parent), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

     Section 3.21.     Related Party Transactions. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.21 of the Company Disclosure Letter, there are no material arrangements, agreements or contracts entered into by the Company or any of the Company Subsidiaries, on the one hand, and any Person who is an officer, trustee, director or Affiliate of the Company or any Company Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate or an Associate, on the other hand. Copies of all such documents listed on Section 3.21 of the Company Disclosure Letter have been made available to Parent.

     Section 3.22.     Opinion of Financial Advisor. The Company Board has received the written opinion of the Company Financial Advisor to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the REIT Merger Consideration to be received by the Company’s shareholders (or, if the Reverse REIT Merger is to be consummated pursuant to Article X of this Agreement, the Special Dividend, together with the REIT Merger Consideration) is fair from a financial point of view to the Company’s public holders of Company Common Shares. A copy of the written opinion of the Company Financial Advisor has been delivered to Parent.

     Section 3.23.     Investment Company Act of 1940. Neither the Company nor any of the Company Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

     Section 3.24.     Board Recommendation. The Company Board, at a meeting duly called and held, has, by unanimous vote of all its members, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the shareholders of the Company, and (ii) resolved to recommend that the holders of Company Common Shares approve and adopt this Agreement and the transactions contemplated thereby, including the REIT Merger.

     Section 3.25.     Inapplicability of Takeover Statutes, Rights Agreement and Certain Charter and Bylaw Provisions.

          (a)      The Company has taken all action required to be taken by it in order to exempt this Agreement and the REIT Merger from, and this Agreement and the REIT Merger are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other takeover Laws and regulations of any state (collectively, “Takeover Statutes”), including the Maryland Business Combination Act and Maryland Control Share Acquisition Act and any takeover provision in the Company Organizational Documents.

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          (b)      The Company and the Company Board have taken all appropriate and necessary actions to render any and all limitations on ownership of (i) Company Common Shares and Company Preferred Shares as set forth in the Charter and (2) Company L.P. Units as set forth in the Company L.P. Partnership Agreement, including the Ownership Limit (as defined in the Charter), inapplicable to the REIT Merger, the OP Merger, the Transaction Documents and the other transactions contemplated thereby.

          (c)      The Company Board has amended the Company Rights Agreement prior to the execution of this Agreement so as to provide that (i) (A) none of Parent, Parent L.P. or any of their Affiliates or associates will become an “Acquiring Person” (as defined in the Company Rights Agreement) and (B) no “Share Acquisition Date” or “Distribution Date” or “Section 11(a)(ii) Event” or “Section 13 Event” (each as defined in the Company Rights Agreement) will occur or be deemed to have occurred, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Agreement will terminate immediately prior to the REIT Effective Time.

     Section 3.26.      Information Supplied by the Company.

          (a)      The information supplied or to be supplied by the Company for inclusion or incorporation in the Joint Proxy Statement/Prospectus and the Partner Exchange Materials, and any other documents filed with the SEC in connection herewith, will not, at the time the Registration Statement is declared effective by the SEC, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of the Company and first mailed to shareholders of Parent, or at the time of either of the Company Shareholders Meeting or Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement included in the Joint Proxy Statement/Prospectus will, at the time of the Company Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

          (b)      Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Joint Proxy Statement/Prospectus.

     Section 3.27.      Hart-Scott-Rodino Antitrust Improvements Act. The transactions contemplated hereby are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because (a) the Company is a REIT; and (b) the Company has determined that the aggregate fair market value of the non-exempt assets of the Company and the entities controlled by the Company is less than $53.1 million.

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     Section 3.28.     Limitation. The representations and warranties set forth in this Agreement were made in contemplation of the REIT Merger and the Reverse REIT Merger and Company and Company L.P. are not responsible for any breach of a representation or warranty that results from the consummation of the Prudential Purchase Agreement.

ARTICLE IV
Representations and Warranties of Parent, Parent L.P., Merger Sub and L.P. Merger Sub

     As an inducement to the Company and Company L.P. to enter into this Agreement, except as disclosed in a section of the Parent Disclosure Letter corresponding to the section of this Article IV to which such disclosure applies, each of Parent, Parent L.P., Merger Sub and L.P. Merger Sub hereby jointly and severally represents and warrants to the Company and Company L.P. as follows:

     Section 4.01.      Organization, Standing and Power of Parent. Parent is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland and has the requisite real estate investment trust power, authority and all necessary government approvals or licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such real estate investment trust power, authority, government approvals or licenses would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of Parent’s Declaration of Trust and bylaws in each case, as currently in effect (the “Parent Organizational Documents”) and Parent Organizational Documents Organizational Documents are in full force and effect as of the date hereof.

     Section 4.02.      Parent Subsidiaries.

          (a)      Each Parent Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such corporate power, authority, government approvals or licenses would not, individually or in the aggregate, have a Parent Material Adverse Effect. All outstanding shares of stock of each of the Parent Subsidiaries that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any rights of first offer, rights of first refusal, tag-along rights or any other preemptive rights and are, except as disclosed in 4.02(a) of the Parent Disclosure Letter, (i) 100% owned by Parent and/or another Parent Subsidiary and (ii) owned free and clear of all Encumbrances, preemptive rights, call rights, assessments or other adverse interests of any kind or nature whatsoever.

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          (b)      Each Parent Subsidiary that is a partnership, limited liability company, trust or other entity (including, without limitation, Parent, L.P., Merger Sub, and Merger L.P.) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, government approvals or licenses would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of (i) the Parent L.P. Partnership Agreement, (ii) Merger Sub’s certificate of formation and operating agreement as currently in effect (the “Merger Sub Organizational Documents”) and (iii) L.P. Merger Sub’s certificate of formation and operating agreement as currently in effect (the “L.P. Merger Sub Organizational Documents”). The Parent L.P. Partnership Agreement, the Merger Sub Organizational Documents and the L.P. Merger Sub Organizational Documents are in full force and effect as of the date hereof.

          (c)      Each Parent Subsidiary is duly qualified or licensed to do business and is, where applicable, in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (d)      Except as set forth in Section 4.02(d) of the Parent Disclosure Letter and except for any interest in Merger Sub or Merger L.P. that Prudential or an Affiliate of Prudential may acquire, there are no outstanding options, warrants or other rights to acquire ownership interests from or with respect to any Parent Subsidiary. Parent has heretofore made available to the Company complete and correct copies of the charter, by-laws, partnership agreements, operating agreements or other organizational documents of each of the Parent Subsidiaries, each as amended to date, and each such instrument or agreement is in full force and effect as of the date hereof. Section 4.02(d) of the Parent Disclosure Letter sets forth (i) all Parent Subsidiaries and their respective jurisdictions of incorporation or organization, and (ii) each owner and the respective amount of such owner’s equity interest in each Parent Subsidiary. Except as set forth in Section 4.02(d) of the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interests in any other Person, or any interest convertible into or exchangeable or exercisable for any equity or similar interests in any other Person.

     Section 4.03.      Authority; No Violations; Consents and Approval.

          (a)      Each of Parent and any Parent Subsidiary party hereto or thereto has all requisite real estate investment trust, limited partnership or limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject with respect to the consummation of the REIT Merger, to receipt of the approval by a majority of the votes cast by the holders of outstanding Parent Common Shares entitled to vote on the REIT Merger (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the REIT Merger) (the “Required Parent Vote”) and the acceptance for recording of the Articles of Merger by the State of Maryland Department of Assessments and Taxation. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Parent and each applicable Parent Subsidiary, subject with respect to the consummation of the REIT Merger, to receipt of the Required Parent Vote. The Transaction Documents have been duly executed and delivered by Parent and each applicable Parent Subsidiary and constitute legal, valid and binding obligations of Parent and each applicable Parent Subsidiary, and assuming they are binding obligations of the Company and Company L.P. in accordance with their terms, are enforceable against Parent and each applicable Parent Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

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          (b)      Except as set forth in Section 4.03(b) of the Parent Disclosure Letter, the execution and delivery of the Transaction Documents by each of Parent, Parent L.P., Merger Sub, L.P. Merger Sub and each other Parent Subsidiary party thereto do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or the material loss of a benefit under, or give rise to a right of purchase, first offer or forced sale, under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of the Parent Subsidiaries under, any provision of:

               (i)      the Parent Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any Parent Subsidiary;

               (ii)      any Contract applicable to Parent or any Parent Subsidiary, or their respective properties or assets or any guarantee by Parent or any Parent Subsidiary of any of the foregoing; or

               (iii)      assuming the consents, approvals, authorizations, permits and filings or notifications referred to in Section 4.02(c) are duly and timely obtained or made and the Required Company Vote and Required Parent Vote each have been obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or any Parent Subsidiary, or any of their respective properties or assets;

except as to clauses (ii) and (iii) as would not individually or in the aggregate, cause a Parent Material Adverse Effect.

          (c)      Without limiting the generality of Section 4.03(b), the transactions contemplated herein do not violate any provision regarding direct or indirect transfers of interests in any Parent Subsidiary that are set forth in any agreement relating to the operation of, ownership of interests in, any Parent Subsidiary, even if such transactions result in a termination under Section 708 of the Code of any Parent Subsidiary.

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          (d)      Except as set forth in Section 4.03(d) of the Parent Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent, Parent L.P., Merger Sub L.P., Merger Sub and each other Parent Subsidiary in connection with the execution and delivery by such entity of the Transaction Documents to which such entity is a party or the consummation by such entity of the transactions contemplated hereby or thereby, except for:

               (i)      as to the REIT Merger, the filing of the Articles of Merger with the Department of Assessment and Taxation of the State of Maryland, and as to the OP Merger, the filing of the OP Merger Certificate with the Secretary of State of the State of Delaware;

               (ii)      a proxy statement relating to the Required Parent Vote (as amended or supplemented from time to time, the “Parent Proxy Statement”) and the Registration Statement;

               (iii)      rules and regulations of the NYSE;

               (iv)      such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

               (v)      such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Shares and Parent Class A Units pursuant to this Agreement; and

               (vi)      such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits that (1) may be required in connection with the payment of any transfer and gains taxes or under federal, state or local environmental laws or (2) the failure to obtain or make, individually or in the aggregate, would not have a Parent Material Adverse Effect.

     Section 4.04.      Capital Structure.

          (a)      Parent is authorized to issue 110,000,000 shares of beneficial interest, consisting of 100,000,000 common shares of beneficial interest, par value $.01 per share (“Parent Common Shares”) and 10,000,000 preferred shares of beneficial interest, par value $.01 per share of which 2,000,000 shares have been designated as 7.50% Series C Cumulative Redeemable Preferred Shares and 2,300,000 shares have been designated as 7.375% Series D Cumulative Redeemable Preferred Shares. As contemplated by this Agreement, Parent intends to designate a class of Parent Series E Preferred Shares. As of the date hereof, (i) 56,495,269 Parent Common Shares (excluding shares held by Parent) were issued and outstanding, (ii) 2,000,000 7.50% Series C Cumulative Redeemable Preferred Shares were issued and outstanding, (iii) 2,300,000 7.375% Series D Cumulative Redeemable Preferred Shares were issued and outstanding, (iv) no Parent Common Shares were held by Parent, (v) 1,276,722 Parent Common Shares were reserved for issuance upon exercise of outstanding options to purchase Parent Common Shares (each, a “Parent Option”), (vi) 2,743,521 Parent Common Shares were available for future grant pursuant to Parent’s Amended and Restated 1997 Long-Term Incentive Plan and (vii) 3,749,717 Parent Common Shares were reserved for issuance upon exchange of Parent Class A Units.

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          (b)      To the Knowledge of Parent, the issuance and sale of the issued and outstanding shares of beneficial interest described in this Section 4.04 have been made in compliance in all material respects with United States federal and state securities Laws. Section 4.04(b) of the Parent Disclosure Letter accurately sets forth as of the date hereof the names of all holders of options or rights to purchase the Parent’s shares of beneficial interest (including but not limited to Parent Options) and the number and type of shares issuable upon exercise of such options, the exercise price and vesting schedule with respect thereto. Except as set forth in Section 4.04(b) of the Parent Disclosure Letter, neither the Parent nor any Parent Subsidiary has agreed to register any securities under the Securities Act or under any state securities Law or granted registration rights to any Person, and complete and correct copies of any such agreements have previously been made available to Company. Except as set forth in the Parent SEC Documents or Section 4.04(b) of the Parent Disclosure Letter, as of the date hereof, there are no outstanding share or stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, share or stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith.

          (c)      (i)     As of the date hereof, the issued and outstanding partnership interests of Parent L.P. consist of (A) 54,690,817 units of general partner interests in Parent L.P., all of which are owned by Parent, (B) 3,749,717 Class A units of limited partner interests in Parent L.P. (“Parent Class A Units”), 1,804,452 of which are owned by Parent and 1,945,265 of which are owned by Persons who are not Subsidiaries of Parent, (C) 2,000,000 Series D Preferred Mirror Units, all of which are owned by Parent, and (D) 2,300,000 Series E Preferred Mirror Units (together with the Series D Preferred Mirror Units, the “Parent Preferred Units”), all of which are owned by Parent.

               (ii)      Parent is the sole general partner of Parent L.P.

               (iii)      The holders of Parent Class A Units have the right, under certain circumstances, to exchange such units for Parent Common Shares on a one-for-one basis pursuant to the terms of the Parent L.P. Partnership Agreement. To the Knowledge of Parent, as of the date hereof, no notice has been received by Parent or Parent L.P. of the exercise of any of the rights set forth in this Section 4.04(c)(iii), which are not reflected in this Section.

          (d)      Except as set forth in Sections 4.04(a) or (c) hereof or in Sections 4.04(b) or 4.04(d) of the Parent Disclosure Letter, as of the date hereof there are issued and outstanding or reserved for issuance: (i) no Parent Common Shares or other shares of beneficial interest, Voting Debt or other voting securities of Parent; (ii) no restricted Parent Common Shares or other shares of beneficial interest, capital stock or equity interests of Parent or any Parent Subsidiary, performance share awards or dividend equivalent rights relating to the equity interests of Parent or any Parent Subsidiary, (iii) no securities of Parent or any Parent Subsidiary or securities or assets of any other entity convertible into or exchangeable for Parent Common Shares, shares of stock, Voting Debt or other voting securities of Parent or any Parent Subsidiary; and (iv) no subscriptions, options, warrants, conversion rights, shares appreciation rights, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Parent or any Parent Subsidiary is a party or by which it is bound in any case obligating Parent or any Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Parent Common Shares, other shares of beneficial interest or stock, Voting Debt or other voting securities of Parent or of any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, share appreciation right, call, right, commitment, arrangement or agreement. All outstanding shares of beneficial interest or capital stock of Parent and each Parent Subsidiary (including Parent L.P.) are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and, with respect to Parent Subsidiaries that are corporations, nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Encumbrance and with respect to each Parent Subsidiary, 100% owned by the Parent and/or another Parent Subsidiary except as disclosed in Section 4.04(d) of the Parent Disclosure Letter.

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          (e)      Except as set forth in the Parent SEC Documents, all dividends or distributions on securities of Parent or any Parent Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

          (f)      Except for the Transaction Documents and except as set forth in Section 4.04(f) of the Parent Disclosure Letter, to the Knowledge of Parent, as of the date hereof there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of beneficial interest of Parent or any Parent Subsidiary or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any Parent Common Shares or any preferred shares of Parent or any ownership interests in any Parent Subsidiary, to which Parent or any Parent Subsidiary is a party or by which it is bound. Except as set forth in Section 4.04(f) of the Parent Disclosure Letter, as of the date hereof there are no restrictions on Parent’s ability to vote the equity interests of any Parent Subsidiary.

          (g)      Except as set forth in the Parent SEC Documents or in Section 4.04(g) of the Parent Disclosure Letter, as of the date hereof there are no material Parent Subsidiaries (other than Parent L.P.) in which any officer, trustee or director of Parent or any Parent Subsidiary owns any shares of beneficial interest, stock or other securities. To the Knowledge of Parent, as of the date hereof, there are no agreements or understandings between Parent or any material Parent Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in Parent or any material Parent Subsidiary as an agent for, or nominee of, Parent or any material Parent Subsidiary.

     Section 4.05.      Vote Required. The Required Parent Vote is the only vote of the holders of any class or series of Parent’s shares of beneficial interest or the Parent Subsidiaries capital stock necessary to approve this Agreement, the REIT Merger and the OP Merger.

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     Section 4.06.      SEC Documents.

          (a)      Parent has filed with the SEC, and has heretofore made available to the Company (by public filing with the SEC or otherwise) true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by Parent since December 31, 2001 (collectively, the “Parent SEC Documents”). Parent does not have any outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. None of the Parent SEC Documents is the subject of any confidential treatment request by Parent.

          (b)      As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act, as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document. Except to the extent that information contained in any Parent SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, and to the extent as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as and to the extent may be indicated in the notes thereto) and fairly present the financial position of Parent and the Parent Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c)      The management of Parent has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the management of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to Parent’s outside auditors and the audit committee of the board of trustees of Parent (the “Parent Board”) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

     Section 4.07.      Absence of Certain Changes or Events. Except as and to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as disclosed in Section 4.07 of the Parent Disclosure Letter or as otherwise permitted pursuant to this Agreement to occur after the date hereof, since December 31, 2004, Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and there has not been:

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(a) other than (x) as permitted pursuant to Section 6.11 or for dividends from a wholly owned Subsidiary to its parent entity or (y) for distributions pursuant to the joint venture agreements or other documents identified on Section 4.17(e) of the Parent Disclosure Letter, any declaration, setting aside or payment of any dividends on, or any other distributions in respect of, any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Parent L.P. Units;

          (b)      any amendment of any term of any material outstanding debt or equity security of Parent or any Parent Subsidiary other than in the ordinary course of business;

          (c)      any split, combination or reclassification of any Parent Common Shares or the stock of any Parent Subsidiary (other than the stock of Subsidiaries wholly-owned, directly or indirectly, by Parent), or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock or any ownership interest in, Parent or any Parent Subsidiary other than in connection with (1) the conversion, redemption or exchange of Parent L.P. Units in accordance with their terms, (2) the exercise of Parent Options in accordance with their terms or (3) any dividend reinvestment or share purchase program;

          (d)      any material change in accounting methods, principles or practices of Parent or Parent Subsidiaries, except as may be required by a change in industry practice, Law, GAAP or by a Governmental Entity;

          (e)      to the Knowledge of Parent, any amendment of any employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement between (i) Parent or any Parent Subsidiary, on the one hand and (ii) any officer, trustee or director of Parent or any Parent Subsidiary, earning more than $150,000 per year other than as required by any contract, agreement or Parent Employee Benefit Plan;

          (f)      any change in the lines of business in which Parent or any the Parent Subsidiaries participates or is engaged;

          (g)      any direct or indirect acquisition (whether through merger or consolidation with, the purchase of a substantial equity interest in, the purchase of a substantial portion of the assets of, or otherwise) of any business or any corporation, partnership, association or other business organization or a division thereof or any significant assets other than in the ordinary course of business in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate or as otherwise specified in the Parent Corporate Budget;

          (h)      any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by Parent or any Parent Subsidiary, other than to meet (i) the current cash needs of Parent and Parent Subsidiaries not exceeding the amount contemplated by the Parent Corporate Budget for such period, a copy of which has been previously provided to the Company, (ii) for projects currently under construction in amounts disclosed in the Parent Corporate Budget and (iii) as needed for the conversion, redemption or exchange of Parent L.P. Units in accordance with their terms;

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               (i)      any change, event, effect, damage, destruction or loss relating to the business or operations of Parent or any Parent Subsidiary that has had a Parent Material Adverse Effect; or

               (j)      any Contract, commitment or arrangement to do or engage in any action the consummation of which would effect any of the events listed in this Section 4.07.

     Section 4.08.      Environmental Matters. Except as disclosed in Section 4.08 of the Parent Disclosure Letter, the Parent SEC Documents filed prior to the date of this Agreement or which, individually or in the aggregate, would not have a Parent Material Adverse Effect:

(a) Parent has not received written notice that any judicial, administrative or compliance order has been issued, any unresolved complaint has been filed, any unpaid penalty has been assessed, or that any investigation or review is pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to any alleged failure by Parent or any Parent Subsidiary to comply with any Environmental Law;

          (b)      To the Knowledge of Parent, neither Parent nor any Parent Subsidiary nor any previous owner or lessee of any property currently owned, operated or leased by Parent or any Parent Subsidiary, has used, generated, stored, treated or handled any Hazardous Material in a manner that would reasonably be expected to result in liability under Environmental Laws. In addition, to Parent’s Knowledge: (i) there are no asbestos-containing materials or Microbial Matters present on, in or under any property owned, leased or operated by Parent or any Parent Subsidiary not in compliance with applicable Law, (ii) there are no PCBs present on, in or under any property owned, leased or operated by Parent or any Parent Subsidiary not in compliance with applicable Law, and (iii) there are currently no leaking underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any property owned, leased or operated by Parent or any Parent Subsidiary;

          (c)      Parent and the Parent Subsidiaries have not received notice of any unresolved claim, investigation, litigation, proceeding, notice of violation, complaint, or request for information, to the effect that it is or may be liable to a Third Party, including a Governmental Entity, as a result of a violation of any Environmental Law or a Release or threatened Release of a Hazardous Material at any property currently or formerly owned, leased or operated by Parent or a Parent Subsidiary;

          (d)      To the Knowledge of Parent, Parent and the Parent Subsidiaries have not transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit or proceeding that would be reasonably expected to result in claims against Parent or any Parent Subsidiary related to such Hazardous Material;

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          (e)      There are no Encumbrances threatened or attached to any Parent Property arising under or pursuant to any applicable Environmental Law, and no action of any Governmental Entity has been taken or, to the Knowledge of Parent, is in process which could subject any of such properties to such Encumbrances;

          (f)      Neither Parent nor any Parent Subsidiary has in its possession or control or knows of the existence of any environmental assessment or investigation reports or environmental testing results relating to Microbial Matter prepared within the last four years that have not been provided to the Company prior to the execution of this Agreement;

          (g)      To the Knowledge of Parent, each of the Parent Properties and operations conducted thereon is in compliance in all material respects with all Environmental Laws and Parent and all Parent Subsidiaries are in compliance in all material respects with all Environmental Laws applicable to any of their owned or leased properties; and

          (h)      To the Knowledge of Parent, there has been no Release or threatened Release of Hazardous Material in violation of any Environmental Law or which would reasonably be expected to result in liability on any property owned, leased or operated by Parent or any Parent Subsidiary.

          (i)      There have been no complaints relating to air quality or Microbial Matter at the Parent Properties and there have been no significant incidents of water damage at the Parent Properties or visual evidence of Microbial Matter in any structure or system at the Parent Properties. To the Knowledge of the Parent, there have been no indications of improper design or construction of any structure at the Parent Properties or any system contained therein that has led or would reasonably be expected to lead to the growth of Microbial Matter. Parent is not subject to any material capital expenditures or material obligations (contractual or otherwise) arising under or relating to Environmental Laws.

     Section 4.09.      Properties.

          (a)      Except as described in Section 4.09(a) of the Parent Disclosure Letter, Parent or a Parent Property Owner owns fee simple title to each of the real properties (or the applicable portion thereof) listed on Section 4.09(a) of the Parent Disclosure Letter as being owned in fee (collectively, the “Parent Owned Properties”). Except as described in Section 4.09(a) of the Parent Disclosure Letter, Parent or a Parent Property Owner has a valid leasehold interest in each of the real properties (or the applicable portion thereof) listed on Section 4.09(a) of the Parent Disclosure Letter as being ground leased or subleased (together with the Parent Owned Properties, collectively, the “Parent Properties”) pursuant to those certain ground leases or subleases (together with any amendments thereto, collectively, the “Parent Ground Leases”) described on Section 4.09(a) of the Parent Disclosure Letter. The Parent Properties are all of the real properties owned or leased by Parent and the Parent Property Owners. To the Knowledge of Parent, the interests of Parent and the Parent Property Owners in the Parent Properties are good and insurable and the same are owned free and clear of Encumbrances except for (i) indebtedness for money borrowed and other matters specifically identified in Section 4.09(a) of the Parent Disclosure Letter with reference to the particular property affected thereby, (ii) inchoate Encumbrances imposed for construction work in progress, including mechanics liens, workers or repairmen’s liens, or otherwise incurred in the ordinary course of business that do not adversely affect in any material respects the use or operation of the applicable Parent Property, (iii) easement agreements disclosed and all other matters disclosed on the existing title policies (“Existing Parent Title Policies”), (iv) matters as would be disclosed on current title reports or surveys that arise in the ordinary course and do not materially and adversely affect the value, use or operation of the applicable Parent Property (restrictive covenants in forms generally created for office parks of the types of which Parent Properties are located shall be deemed Permitted Parent Encumbrances), (v) matters disclosed in Section 4.09(a) of the Parent Disclosure Letter with reference to the particular property affected thereby, (vi) real estate Taxes and special assessments not yet delinquent (except as is being contested in good faith by appropriate proceedings and for which a reserve in accordance with GAAP has been set forth on the books of Parent or a Parent Property Owner, as applicable), (vii) Space Leases and (viii) in the case of a Parent Property Owner identified in Section 4.17(e) as a joint venture in which a Parent Subsidiary holds an ownership interest, the interest of the other member or partner in such Parent Property Owner, as and to the extent such interest is disclosed in Section 4.17(e) of the Parent Disclosure Letter (the matters in clauses (i) through (viii), inclusive, the “Permitted Parent Encumbrances”) and (ix) Encumbrances being contested in good faith in the ordinary course of business.

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          (b)      Except as listed in Section 4.09(b) of the Parent Disclosure Letter or Existing Parent Title Policies or which would not have a Parent Material Adverse Effect, Parent Properties are not subject to any rights of way, restrictive covenants, written agreements, Laws, ordinances and regulations affecting building use, parking or occupancy, or reservations of an interest in title (including, without limitation, reciprocal easement and operating easement agreements) (collectively, “Parent Property Restrictions”), except for (i) Parent Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations and (ii) Permitted Parent Encumbrances. Except as listed in Section 4.09(b) of the Parent Disclosure Letter or which would not have a Parent Material Adverse Effect, to the Knowledge of Parent, (i) each Parent Property complies with the Parent Property Restrictions, (ii) neither Parent nor any Parent Property Owner, nor, to the Knowledge of Parent, any other party, is currently in default or violation of any Parent Property Restriction and (iii) no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder.

          (c)      Except as set forth in Section 4.09(c) of the Parent Disclosure Letter, (i) valid policies of title insurance or marked up title commitments have been issued insuring Parent’s or a Parent Property Owner’s fee simple title or leasehold estate to each of the Parent Properties in amounts at least equal to the purchase price paid for the applicable Parent Property and, to the Knowledge of Parent, such policies are in full force and effect and (ii) no material claim has been made against any such policies.

          (d)      Except as listed in Section 4.09(d) of the Parent Disclosure Letter or which, individually or in the aggregate, would not have a Parent Material Adverse Effect, to the Knowledge of Parent, there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or any other right which is necessary to permit the current use and operation of the buildings and improvements on any of the Parent Properties or which is necessary to permit the current use and operation of all driveways, roads and other means of egress and ingress to and from any of the Parent Properties or which govern the use and operation of the Parent Properties (collectively, the “Parent Property Agreements”) that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same. Except as listed in Section 4.09(d) of the Parent Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Property Owner, nor to the Knowledge of Parent, any other party, is currently in default or violation of any Parent Property Agreement and (ii) to the Knowledge of Parent no event has occurred which, with due notice or lapse of time or both, would constitute a default or violation thereunder.

          (e)      Except as listed in Section 4.09(e) of the Parent Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Property Owner has received written notice of any violation of any federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any of the Parent Properties issued by any Governmental Entity that has not been heretofore remedied.

          (f)      Except as listed in Sections 4.09(f) and 4.13 of the Parent Disclosure Letter or which, individually or in the aggregate, would not have a Parent Material Adverse Effect, Parent has not received notice of any: (i) condemnation or rezoning or proceedings that are pending or, to the Knowledge of Parent, threatened with respect to any portion of any of the Parent Properties; or (ii) to the Knowledge of Parent, violation of zoning, building, land-use, fire, safety and signage or other applicable Laws (including, without limitation, to the Knowledge of Parent the Americans With Disabilities Act) or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Parent Properties or by the continued maintenance, operation or use of the parking areas.

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          (g)      Except as listed in Section 4.09(g) of the Parent Disclosure Letter, neither Parent nor any Parent Property Owner is currently obligated under any option, right of first refusal or other contractual right to sell, dispose of any of the Parent Properties or any material portion thereof or material interest therein to any Person other than Merger Sub.

          (h)      Each Parent Ground Lease is valid, binding and enforceable against Parent (or any Parent Property Owner, as applicable) and, to the Knowledge of Parent, the other parties thereto in accordance with its terms, and is in full force and effect. Except as listed in Section 4.09(h) of the Parent Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent has performed in all material respects all material obligations required to be performed by it to date under each of the Parent Ground Leases and (ii) neither Parent nor any Parent Property Owner, nor to the Knowledge of Parent, any other party, is in default under any Parent Ground Lease (and no event has occurred which, with due notice or lapse of time or both, would constitute such a default). Parent has delivered (or made available) to the Company a true, correct and complete copy of each Parent Ground Lease and all amendments thereto. No option has been exercised under any of such Parent Ground Leases, except options whose exercise has been evidenced by a written document as described in Section 4.09(h) of the Parent Disclosure Letter, a true, complete and accurate copy of which has been delivered to Parent with the corresponding Parent Ground Lease.

          (i)      The rent rolls for each of the Parent Properties as of September 23, 2005, copies of which dated September 23, 2005 were delivered to the Company (collectively, the “Parent Rent Roll”) have been provided or made available to the Company. Except as disclosed in Section 4.09(i) of the Parent Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not have a Parent Material Adverse Effect, to the Knowledge of Parent, the information set forth in the Parent Rent Roll is true, correct and complete as of the date thereof. Except as disclosed in Section 4.09(i) of the Parent Disclosure Letter (i) to the Knowledge Parent, neither Parent nor any Parent Property Owner is in any monetary default under any Space Lease which default or defaults, individually or in the aggregate, would result in a Parent Material Adverse Effect and (ii) neither a Parent Property Owner nor Parent has received written notice or a copy of a notice from any tenant under any Space Lease claiming that Parent or the applicable Parent Property Owner is currently in default under its obligations as landlord under any such lease which monetary default or defaults would result in a Parent Material Adverse Effect.

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          (j)      To the Knowledge of Parent, Parent and each of the Parent Property Owners have good and sufficient title to, or are permitted to use under valid and existing leases, personal and non-real properties and assets sufficient for the conduct and operation of their respective businesses and properties.

          (k)      Section 4.09(k) of the Parent Disclosure Letter identifies the Parent Properties that consist of or include undeveloped land and any Parent Properties that are in the process of being developed, expanded or rehabilitated or that are being held for future development) (each such Parent Property, a “Parent Development Property”) and a brief description of the development, expansion or rehabilitation being carried out by or on behalf of Parent or a Parent Property Owner or intended by Parent or a Parent Property Owner to be carried out or completed thereon, including the status thereof.

     Section 4.10.      No Undisclosed Material Liabilities. Except as set forth in Section 4.10 of the Parent Disclosure Letter, there are no liabilities or obligations of Parent or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of Parent as of June 30, 2005 included in the Parent SEC Documents filed prior to the date of this Agreement or referred to in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2005; and (iii) liabilities or obligations which, in case of (i), (ii) and (iii), would not, individually or in the aggregate, have a Parent Material Adverse Effect.

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     Section 4.11.     No Default. Except as set forth in Section 4.11 of the Parent Disclosure Letter, neither Parent nor any of the Parent Subsidiaries is in default or violation (and to the Knowledge of Parent no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of:

          (a)      the Parent Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any of the Parent Subsidiaries, or

          (b)      any Contract applicable to Parent or any Parent Subsidiary or their respective properties or assets or any guarantee by Parent or any Parent Subsidiary of any of the foregoing;

except, in the case of clause (b), for defaults and violations which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Parent Material Adverse Effect.

     Section 4.12.      Compliance with Applicable Laws. Parent and the Parent Subsidiaries hold, and are in compliance with, all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure so to hold or be in compliance, individually or in the aggregate, would not have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Entities, except for failures to file which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement and as, individually or in the aggregate, would not reasonably be expected to constitute a Parent Material Adverse Effect, the businesses of Parent and the Parent Subsidiaries are not being conducted in violation of any Law.

     Section 4.13.     Litigation. Except as set forth in Section 4.13 of the Parent Disclosure Letter or the Parent SEC Documents filed prior to the date of this Agreement, and other than bodily injury and other tort litigation arising from the ordinary course of operations of Company and the Company Subsidiaries (a) which are substantially covered by insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, investigation or inquiry by or before any court, governmental or other regulatory or administrative agency or commission or any other Person instituted, pending or, to the Knowledge of Parent, threatened, in each case against Parent or any Parent Subsidiaries or any of their respective properties or assets that would cause a Parent Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Parent or any Parent Subsidiaries, or any order of any Governmental Entity applicable to Parent or any Parent Subsidiary that would cause a Parent Material Adverse Effect. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any executive officer of Parent or any of the Parent Subsidiaries.

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     Section 4.14.     Taxes. Except as set forth in Section 4.14 of the Parent Disclosure Letter:

(a) Parent and each Parent Subsidiary has (i) timely and duly filed with the appropriate Governmental Entities all material Tax Returns required to be filed by them (after giving effect to validly obtained extensions of time in which to make such filings) and each such Tax Return is accurate and complete in all material respects and (ii) timely paid all material Taxes due and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, have made adequate accruals for the projected amount of such Taxes in their books and records and in the balance sheet dated December 31, 2004 contained in the Parent SEC Documents filed prior to the date of this Agreement.

          (b)      Parent and the Parent Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including Taxes required to have been withheld in connection with amounts paid or owing to an employee, independent contractor, creditor or stockholder), have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts so withheld and paid under all applicable Laws, and have duly and timely filed all material Tax Returns with respect to such withheld Taxes.

          (c)      Parent has always been, and will be through the Closing Date, (i) a REIT, and (ii) to its Knowledge, a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code. To its Knowledge, Parent has neither taken nor omitted to take any action that could result in a successful challenge to its status as a REIT and no such challenge is pending or threatened in writing.

          (d)      Section 4.14(d) of the Parent Disclosure Letter sets forth each Parent Subsidiary (for purposes of this Section 4.14(d), the definition of “Subsidiary” contained in Section 9.03 shall be applied by substituting “9.9%” for “50%” in clause (i) of such definition) and designates which Parent Subsidiaries are “taxable REIT subsidiaries” within the meaning of Section 856(1) of the Code. Each Parent Subsidiary that is a partnership, joint venture, or limited liability company (i) has always been, and will be through the Closing Date, a partnership or disregarded entity for federal income tax purposes, as the case may be, and not a corporation or an association taxable as a corporation and (ii) is controlled or managed by Parent. Each Parent Subsidiary that is a corporation has always been, and will be through the Closing Date, a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code.

          (e)      Since January 1, 2002, Parent has incurred no liability for Taxes under Sections 856(c)(7)(B), 856(g)(5)(C), 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business. To Parent’s Knowledge, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent or any Parent Subsidiary.

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          (f)      Neither Parent nor any Parent Subsidiary holds any asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulation § 1.337(d)-5 or § 1.337(d)-6 or (B) the application of Treasury Regulation § 1.337(d)-7 or (ii) that would cause Parent to fail to satisfy the requirements of Section 856(c)(4) of the Code.

          (g)      Since January 1, 2002, Parent and the Parent Subsidiaries have not taken or omitted to take any action which would reasonably be expected to result in any amounts treated by Parent and/or the Parent Subsidiaries as rents paid by tenants of the Parent Properties to be excluded from the definition of “rents from real property” within the meaning of Section 856(d) of the Code and Treasury Regulations thereunder.

          (h)      All material deficiencies for Taxes asserted against Parent or any Parent Subsidiary (i) have been paid or (ii) are being contested in good faith and are disclosed on Section 4.14(h) of the Parent Disclosure Letter. Since January 1, 2002, neither Parent nor any Parent Subsidiary has been the subject of any audit, suit, proceeding, claim, examination, or assessment by any Governmental Entity regarding Taxes, and no such audit, suit, proceeding, claim, examination, or assessment is currently pending or, to the Knowledge of Parent, threatened or proposed. No claim has been made in writing by a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns such that Parent or any Parent Subsidiary is or may be subject to taxation by that jurisdiction.

          (i)      Neither Parent nor any of the Parent Subsidiaries (i) has any liability for the Taxes of any Person, other than Parent or the Parent Subsidiaries, under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or (ii) has entered into or is subject, directly or indirectly, to any Tax Protection Arrangement, Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement except as set forth on Section 4.14(i) of the Parent Disclosure Letter.

          (j)      Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (k)      Parent and each Parent Subsidiary has disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction, as defined in Treasury Regulation §1.6011-4(b), in which it has participated. Parent and each Parent Subsidiary has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, in accordance with Treasury Regulation § 1.6011-4(g).

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          (l)      Parent and each Parent Subsidiary has disclosed on their federal income Tax Returns all positions taken therein which could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

          (m)      There are no Encumbrances for Taxes upon the assets of Parent or the Parent Subsidiaries except for Taxes not yet due and payable.

          (n)      Neither Parent nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Entity has proposed any such adjustment, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to Parent or any Parent Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Parent or any Parent Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity.

     Section 4.15.      Pension and Benefit Plans; ERISA.

          (a)      Section 4.15(a) of the Parent Disclosure Letter sets forth (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all material employee compensation and benefit plans, policies, arrangements or payroll practices, including, without limitation, severance pay, severance agreements, employment agreements, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Parent or any of the Parent Subsidiaries or with respect to which Parent or any of the Parent Subsidiaries has any liability; and (ii) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or contributed to by Parent or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent under Section 4.14(b), (c), (m) or (o) of the Code (a “Parent ERISA Affiliate”) or to which Parent or any of the Parent Subsidiaries or any Parent ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Closing (the “Parent Pension Plans”) (all such plans listed in clauses (i) and (ii) being hereinafter referred to as the “Parent Employee Benefit Plans”).

          (b)      True and complete copies of each Parent Employee Benefit Plan, related trust (or other funding or financing arrangement) and all amendments thereto have been made available to Parent, as have the most recent summary plan descriptions, administrative service agreements, investment management or advisory agreements, audit reports, fidelity bonds, and fiduciary liability policies for such Parent Employee Benefit Plans, as well as (i) Form 5500s for each Parent Employee Benefit Plan for each of the past three (3) years, (ii) all material correspondence with any Governmental Entity relating to any Parent Employee Benefit Plan, and (iii) with respect to any Parent Employee Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, a current IRS determination letter.

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          (c)      All individual employment, consulting, termination, severance, change in control, retention, bonus, post employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are between Parent or a Parent Subsidiary and any current or former trustee, director, officer or employee thereof, including the name of such current or former trustee, director, officer or employee, the type of agreement and the amount of any estimated severance payment (including estimated gross-up, if applicable) owed thereunder due to the transactions contemplated by this Agreement and any subsequent termination of employment, are listed in Section 4.15(c) of the Parent Disclosure Letter (collectively, the “Parent Employment Agreements”).

          (d)      Parent Pension Plans intended to qualify under Section 401 of the Code have received a favorable determination letter from the IRS and such determination has not been modified, revoked or limited, and, to the Knowledge of Parent as of the Closing Date, nothing has occurred with respect to the operation of the Parent Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code.

          (e)      Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or except as disclosed in Section 4.15(e) of the Parent Disclosure Letter:

               (i)      All Parent Employee Benefit Plans have been maintained in accordance with their express terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable Law.

               (ii)      None of the Parent Pension Plans is a “multiemployer plan”, as defined in Section 3(37) of ERISA (“Parent Multiemployer Plan”), and neither Parent nor any Parent ERISA Affiliate has at any time in the past sponsored, contributed to any such Parent Multiemployer Plan, or has any liabilities with respect to any such Parent Multiemployer Plan.

               (iii)      Neither Parent nor any Parent ERISA Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, and neither Parent nor any Parent ERISA Affiliate has any present or contingent liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Parent or any Parent ERISA Affiliate.

               (iv)      There is no liability for breaches of fiduciary duty in connection with Parent Employee Benefit Plans, and neither Parent nor any of the Parent Subsidiaries or any “party in interest” or “disqualified person” with respect to Parent Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

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               (v)      There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened, alleging any breach of the terms of any Parent Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Parent Employee Benefit Plan.

               (vi)      All contributions, premiums and other payments required by Law or any Parent Employee Benefit Plan or applicable collective bargaining agreement have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof, and no amounts are or will be due to the Pension Benefit Guaranty Corporation as of the Closing Date (except for premiums in the ordinary course of business, which will be payable by Parent); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of Parent or its Parent ERISA Affiliates to, under or on account of each Parent Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on Parent financial statements.

               (vii)      Parent and Parent ERISA Affiliates have complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under Parent Employee Benefit Plans.

               (viii)      No amount has been paid by Parent or any Parent Subsidiaries, and no amount is expected to be paid by Parent or any Parent Subsidiaries, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

               (ix)      Each Parent Employee Benefit Plan may be unilaterally amended or terminated in its entirety by Parent except as to benefits accrued thereunder prior to amendment or termination and except for the rights of third-party administrators under Parent’s Contracts with such administrators, which Contracts have been previously provided to the Company.

          (f)      Except as set forth in Section 4.15(f) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of Parent or any of the Parent Subsidiaries; (ii) increase any benefits otherwise payable under any Parent Employee Benefit Plan or any Parent Employment Agreement; (iii) result in the acceleration of the time of payment or vesting of any Parent Options or any other rights or benefits; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of Parent or any of the Parent Subsidiaries.

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     Section 4.16.      Labor and Employment Matters. Except as to clauses (b), (c), (e) and (f) of this Section 4.16, which, individually or in the aggregate, would not have a Parent Material Adverse Effect:

(a) Neither Parent nor any of the Parent Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no question involving current union representation of employees of Parent or any of the Parent Subsidiaries, nor does Parent or any of the Parent Subsidiaries have any Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          (b)      There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries.

          (c)      There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, or any written threat to initiate any of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries.

          (d)      There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of Parent, threatened, against or involving Parent, any of the Parent Subsidiaries, or any Parent Development Property.

          (e)      Parent and each of the Parent Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

          (f)      As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of Parent, threatened, with respect to which any current or former trustee, director, officer, employee or agent of Parent or any of the Parent Subsidiaries is claiming indemnification from Parent or any of the Parent Subsidiaries.

     Section 4.17.      Contracts.

          (a)      As of the date hereof, Section 4.17(a) of the Parent Disclosure Letter lists all Material Contracts of Parent and all Parent Subsidiaries, other than those Material Contracts filed as exhibits to the Parent SEC Documents filed prior to the date of this Agreement. Except as set forth in Section 4.17(a) of the Parent Disclosure Letter or as set forth in the Parent SEC Documents filed prior to the date of this Agreement, each Material Contract of Parent or a Parent Subsidiary is valid, binding and enforceable and in full force and effect and there are no defaults or violations thereunder by Parent or the Parent Subsidiaries party thereto or, to Parent’s Knowledge, any other party thereto, nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or a default thereunder, except those defaults or violations that have not and would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available, or caused to be made available, to the Company true and complete copies of each Material Contract and all ancillary documents pertaining thereto.

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          (b)      All mortgages, deeds of trust, loan agreements or other similar documents encumbering any of the assets, or to which Parent or a Parent Subsidiary is a party, are listed in Section 4.17(b) of the Parent Disclosure Letter; and Section 4.17(b) of the Parent Disclosure Letter also identifies each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which Parent or a Parent Subsidiary is a party. The transactions contemplated hereby and by the Transaction Documents will not trigger any due-on-sale provision on any of such mortgages, deeds of trust, loan agreements or other documents or agreements, except as set forth in Section 4.17(b) of the Parent Disclosure Letter, and will not require the consent of any lender or other Person, except as set forth in Section 4.17(b) of the Parent Disclosure Letter.

          (c)      Except as set forth in Section 4.17(c) of the Parent Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that materially restrict Parent’s or any of the Parent Subsidiaries’ ability to conduct its business in any location.

          (d)      Except as set forth in Section 4.17(d) of the Parent Disclosure Letter, there are no indemnification agreements entered into by and between Parent or any of the Parent Subsidiaries and any trustee, director or officer of Parent or any of the Parent Subsidiaries.

          (e)      All joint venture agreements applicable to Parent or any of the Parent Subsidiaries are listed in Section 4.17(e) of the Parent Disclosure Letter or are filed as exhibits to the Parent SEC Documents. The transactions contemplated by this Agreement and the Transaction Documents will not trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any of such joint venture agreements, except as set forth in Section 4.17(e) of the Parent Disclosure Letter, and will not require the consent of any joint venture partner, except as set forth in Section 4.17(e) of the Parent Disclosure Letter. Section 4.17(e) of the Parent Disclosure Letter discloses the ownership interests in each joint venture; the capital accounts of each partner or member of each joint venture; any outstanding loans by a partner or member to a joint venture; and any capital calls made by a partner or member in a joint venture, but not fully funded as of the date of this Agreement.

          (f)      Except as set forth in Section 4.17(f) of the Parent Disclosure Letter or except as disclosed in the Parent SEC Documents, none of Parent or any of the Parent Subsidiaries is a party to any agreement relating to the management of any Parent Property by any Person other than Parent or a Parent Subsidiary.

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          (g)      None of Parent or any of the Parent Subsidiaries is a party to any agreement pursuant to which Parent or any of the Parent Subsidiaries manages or provides services with respect to any real properties other than Parent Properties, except for the agreements listed in Section 4.17(g) of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Documents filed prior to the date of this Agreement. No party to any such agreement has given written notice of its intention to terminate or cancel any such agreements except where such termination or cancellation would not have a Parent Material Adverse Effect.

          (h)      Section 4.17(h) of the Parent Disclosure Letter lists all agreements entered into by Parent or any of the Parent Subsidiaries providing for the sale of, or option to sell, any Parent Properties or the purchase of, or option to purchase, by Parent or any of the Parent Subsidiaries, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof except where such termination or cancellation would not have a Parent Material Adverse Effect.

          (i)      Section 4.17(i) of the Parent Disclosure Letter lists all agreements entered into by Parent or any of the Parent Subsidiaries with any investment bankers or financial advisors that are currently in effect.

     Section 4.18.      Intellectual Property. All Parent Intellectual Property is owned or licensed by Parent or the Parent Subsidiaries free and clear of any and all Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any such Parent Subsidiary has forfeited or otherwise relinquished any Parent Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.19.      .Insurance. Section 4.19 of the Parent Disclosure Letter sets forth a true, correct and complete schedule of the insurance policies (including the type, amount of coverage and premiums and expiration dates of such policies) held by, or for the benefit of, Parent, the Parent Subsidiaries and any Parent Property Owner. Parent or the applicable Parent Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. Section 4.19 of the Parent Disclosure Letter also includes a list of five years of loss runs for every line of insurance, including large-loss descriptions on any such policies. None of Parent or any of the Parent Subsidiaries has received any insurance company notice of any material defects or deficiencies affecting the insurability of Parent or any of the Parent Subsidiaries or any of their respective assets thereunder. Except as set forth in Section 4.19 of the Parent Disclosure Letter, (i) neither Parent nor any of the Parent Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy held by or for the benefit of Parent, any of the Parent Subsidiaries or any Parent Property Owner, and (ii) there are no outstanding or to Parent’s Knowledge, threatened, requirements for any repairs or alterations to be made to any Parent Property by any (x) insurance company that has issued an insurance policy covering any Parent Property, or (y) board of fire underwriters or other body exercising similar functions. Parent and Parent Subsidiaries maintain insurance in form and amount and with carriers that meet requirements for insurance included in loan agreements and other Material Contracts.

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     Section 4.20.     Brokers.      Except for the fees and expenses payable to the Parent Financial Advisor (which engagement letter with respect to the Parent Financial Advisor has been made available to the Company), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Parent, for which fee or commission Parent or any Parent Subsidiary may be liable.

     Section 4.21.      Related Party Transactions. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as set forth in Section 4.21 of the Parent Disclosure Letter, there are no arrangements, agreements or contracts entered into by Parent or any of the Parent Subsidiaries, on the one hand, and any Person who is an officer, trustee, director or Affiliate of Parent or any Parent Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate or an Associate, on the other hand. Copies of all such documents listed on Section 4.21 of the Parent Disclosure Letter have been made available to the Company.

     Section 4.22.      Opinion of Financial Advisor. The Parent Board has received the written opinion of the Parent Financial Advisor to the effect that, based on, and subject to the various assumptions, limitations and qualifications set forth in such opinion, as of the date of such opinion, the Parent and Parent L.P. consideration to be paid for the “pro forma Company” in the transactions contemplated by this Agreement (and certain related agreements with Prudential) is fair from a financial point of view to Parent. A copy of the written opinion of the Parent Financial Advisor will be delivered to Company.

     Section 4.23.      Investment Company Act of 1940. Neither Parent nor any of the Parent Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

     Section 4.24.      Board Recommendation. The Parent Board, at a meeting duly called and held, has, by unanimous vote of all its members, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and the shareholders of Parent, and (ii) resolved to recommend that the holders of Parent Common Shares approve and adopt this Agreement and the transactions contemplated thereby, including the REIT Merger.

     Section 4.25.      Inapplicability of Takeover Statutes, Rights Agreement and Certain Charter and By-law Provisions.

          (a)      Parent has taken all action required to be taken by it in order to exempt this Agreement and the REIT Merger from, and this Agreement and the REIT Merger are exempt from Takeover Statutes, including the Maryland Business Combination Act and Maryland Control Share Acquisition Act and any takeover provision in the Parent Organizational Documents.

          (b)      Parent and the Parent Board have taken all appropriate and necessary actions to render any and all limitations on ownership of (i) Parent Common Shares and Parent’s preferred shares as set forth in Parent’s Declaration of Trust and (2) partnership interests in Parent L.P. as set forth in the Parent L.P. Partnership Agreement, including the Ownership Limit (as defined in Parent’s Declaration of Trust), inapplicable to the REIT Merger, the OP Merger, the Transaction Documents and the other transactions contemplated thereby.

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     Section 4.26.      Information Supplied by Parent.

          (a)      The information supplied or to be supplied by Parent for inclusion or incorporation in the Joint Proxy Statement/Prospectus and any other documents filed with the SEC in connection herewith, will not, at the time the Registration Statement is declared effective by the SEC, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Parent and first mailed to shareholders of Parent, or at the time of either of the Company Shareholders Meeting or Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent Proxy Statement included in the Joint Proxy Statement/Prospectus will, at the time of the Parent Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

          (b)      The information supplied or to be supplied by Parent for inclusion or incorporation in the Partner Exchange Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c)      Notwithstanding the foregoing, Parent makes no representations or warranties with respect to information that has been or will be supplied by the Company, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Joint Proxy Statement/Prospectus.

     Section 4.27.      Merger Sub. Neither Merger Sub nor L.P. Merger Sub has incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the REIT Merger and the OP Merger. Except as contemplated by this Agreement, including by Article X, neither Merger Sub nor L.P. Merger Sub has engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. As of the date hereof, and except as set forth in Section 4.27 of the Parent Disclosure Letter, all of the issued and outstanding equity interests of Merger Sub are owned beneficially and of record by Parent L.P., free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby). As of the date hereof, and except as set forth in Section 4.27 of the Parent Disclosure Letter, all of the issued and outstanding equity interests of L.P. Merger Sub are owned beneficially and of record by Parent L.P., free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby).

     Section 4.28.      Hart-Scott-Rodino Antitrust Improvements Act. The transactions contemplated hereby are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because (a) the Parent is a REIT; and (b) the Parent has determined that the aggregate fair market value of the non-exempt assets of the Parent and entities controlled by Parent, is less than $53.1 million.

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ARTICLE V
Covenants Relating to Conduct of Business

     Section 5.01.      Conduct of Business by the Company.

          (a)      Conduct of Business by the Company and the Company Subsidiaries. Except with respect to the sale of the Subject Properties at a price for each Subject Property no less than the price set forth next to the name of such Subject Property on Section 5.01(a) of the Company Disclosure Letter or for matters set forth in Section 5.01(a) of the Company Disclosure Letter or as contemplated by the Company SEC Documents or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company and the Company Subsidiaries shall conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except as otherwise contemplated by the corporate budget included in Section 5.01 of the Company Disclosure Letter (the “Company Corporate Budget”)), and use their commercially reasonable efforts to preserve their current business organization, assets and technology, keep available the services of their current officers and employees and maintain their relationships with tenants, customers, joint venture partners, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except in connection with the sale of the Subject Properties at a price for each Subject Property no less than the price set forth next to the name of such Subject Property on Section 5.01(a) of the Company Disclosure Letter or for matters set forth in Section 5.01(a) of the Company Disclosure Letter or as contemplated by the Company SEC Documents or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company and the Company Subsidiaries shall not authorize, commit or agree to do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

               (i)      (A) other than (x) as permitted pursuant to Section 6.11 or pursuant to Section 10.03 or for dividends from a wholly owned Subsidiary to its parent entity or (y) for distributions pursuant to the joint venture agreements identified on Section 3.17(e) of the Company Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their shares of beneficial interest (including Company Common Shares) or capital stock or other ownership interests, including, without limitation, Company L.P. Units, (B) split, combine or reclassify any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Company L.P. Units, (C) purchase, redeem or otherwise acquire (other than in connection with (1) the conversion or redemption of the Company Series D Preferred Shares in accordance with their terms or the conversion or redemption of Company L.P. Units outstanding on the date hereof in accordance with their terms (and solely for the REIT Shares Amount (as defined in the Company L.P. Partnership Agreement)), (2) the redemption of Company Common Shares under the Charter in order to preserve the status of the Company as a REIT under the Code, (3) the exercise of Company Options outstanding on the date hereof in accordance with their terms or (4) the use of Company Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein) any shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Company L.P. Units, of the Company and the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (D) take any action the result of which is that the Company acquires, forms or creates a Subsidiary of the Company or (E) except as permitted in Section 5.01(a)(iv), take any action the result of which is that the Company or a Company Subsidiary acquires or otherwise owns any equity interest in any other Person other than the Company Subsidiaries identified in Section 3.02(d) of the Company Disclosure Letter;

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               (ii)      Other than issuances of Company Common Shares in connection with (1) the conversion of the Company Series D Preferred Shares in accordance with their terms or the redemption or conversion of Company L.P. Units outstanding on the date hereof in accordance with their terms (and solely for the REIT Shares Amount (as defined in the Company L.P. Partnership Agreement)), (2) the exercise of Company Options outstanding on the date hereof in accordance with their terms or (3) the Company Dividend Reinvestment and Share Purchase Plan or the Amended and Restated Share Purchase Plan (provided that all such issuances shall be subject to Section 6.21 below), issue, deliver, sell, pledge, grant or otherwise encumber (A) any Company Common Shares or any other shares of beneficial interest or capital stock or other ownership interests, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares or capital stock, Voting Debt, voting securities or convertible or exchangeable securities or (D) any phantom stock, phantom stock rights, stock appreciation rights, stock-based performance units, or other rights or interests based on or linked to the value of Company Common Shares;

               (iii)      except to the extent required to comply with applicable Law and except for changes or amendments to reflect the conversion or redemption of the Company Series D Preferred Shares in accordance with their terms or the redemption or exchange of Company L.P. Units in accordance with their terms or as provided in Section 1.11, amend the Company Organizational Documents or any organizational documents of any Company Subsidiary including, without limitation, Company L.P.;

               (iv)      except as provided in Section 5.01(a)(x), directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a portion of the assets of, or equity interests in, or by any other manner, any business or any corporation, partnership, trust, joint venture, association or other business organization or division thereof or (B) any assets, in each case other than purchases in the ordinary course of business consistent with past practice in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate or as otherwise specifically provided for in the Company Corporate Budget;

               (v)      except as required by applicable Law or written contractual commitments existing on the date hereof and that are disclosed on Section 5.01(a)(v) of the Company Disclosure Letter or as otherwise disclosed on Section 5.01(a)(v) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to the trustees, directors, officers or employees of the Company, any Company Subsidiary or any Affiliate thereof; provided that, without the Parent’s consent, between the date of this Agreement and the Closing Date, the Company shall be permitted to increase the compensation payable to employees of the Company, any Company Subsidiary or any Affiliate thereof by up to, in the aggregate for all employees, $100,000, (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any trustee, director, officer or employee, except as provided in this Agreement or to the extent required by Law, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements (except that the Company Board or Compensation Committee thereof may provide for vesting of the Company Options outstanding on the Closing Date by reason of this Agreement and the transactions contemplated hereby), (D) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement or Company Employee Benefit Plan, (E) amend or modify any Company Incentive Plan, other than pursuant to the provisions of Sections 1.08 or 6.05 hereof, (F) grant or promise any tax offset payment award under any Company Incentive Plan, (G) except in the ordinary course of business, make any loan or cash advance to, or engage in any transaction with, any current or former trustee, director, officer or employee or (H) make any loan or cash advance to any current or former consultant or independent contractor;

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               (vi)      (A) enter into any employment, consulting or severance agreement with or grant any severance or termination pay to any officer, trustee or director of the Company or any Company Subsidiary or enter into any material employment, consulting or severance agreement with or grant any material severance or termination pay to any employee who is not an officer of the Company or any Company Subsidiary, (B) hire or agree to hire any new or additional employees or officers other than employees hired in the ordinary course of business, consistent with past practice who are not hired as officers of the Company or any Company Subsidiary, provided, however, that if any non-officer employee of the Company or any Company Subsidiary who is not a party to an employment agreement or other similar agreement resigns after the date hereof but prior to Closing, such entity may hire a person to replace such employee on substantially similar terms consistent with past practice, provided that the Company or any Company Subsidiary does not enter into any employment, consulting or severance agreement with such new hire, or (C) otherwise enter into, amend or modify any material agreement or arrangement with any person that is an Affiliate of the Company (other than agreements with Company Subsidiaries) or, as of the date of this Agreement, is an employee, officer, trustee or director of the Company or any Company Subsidiary;

               (vii)      make any material change in accounting methods, principles or practices of the Company or Company Subsidiaries, except as may be required by a change in industry practice, Law, GAAP or by a Governmental Entity;

               (viii)      directly or indirectly transfer, sell, lease (as lessor) (other than as provided in Section 5.01(a)(x)(D)), license, sell and leaseback, mortgage or otherwise dispose of or encumber or subject to any Encumbrance any properties or assets or any interest therein, except sales in the ordinary course of business consistent with past practice in an amount not involving more than $3,000,000 in one transaction or series of related transactions or as otherwise specifically provided for in the Company Corporate Budget, or enter into or amend, modify or terminate any Material Contract or waive, release or assign any material rights or claims thereunder.

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               (ix)      (A) except with respect to arrangements made with respect to the defeasance of the PPREFI Portfolio Loan, the loan secured by the Company Property known as “Corporetum” and prepayment of debt related to loans secured by the Subject Properties (in each case including any prepayment penalties, legal costs or defeasance costs) in accordance with the applicable loan documents in effect as of the date of this Agreement and except to meet the current cash needs of the Company and Company Subsidiaries not exceeding the amount provided for in the Company Corporate Budget for the period specified therein, incur any indebtedness (including the $135,000,000 proposed loan to be secured by the Barton Skyway I-IV property (the “Proposed Barton Skyway Loan”)) or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing except as needed for the conversion, redemption or exchange of the Company Series D Preferred Shares or Company L.P. Units in accordance with their terms or (B) except as disclosed in the Development Budget and Schedule or in Section 5.01(a)(ix) of the Company Disclosure Letter, make any loans, advances or capital contributions to, or investments in, any other Person, except loans or investments by the Company or a wholly owned Company Subsidiary to or in the Company or any wholly owned Company Subsidiary;

               (x)      except as disclosed in the Development Budget and Schedule or in Section 5.01(a)(x) of the Company Disclosure Letter, (A) enter into any commitments obligating the Company or any Company Subsidiary to make capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate, not including tenant allowances under new or existing leases, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for, the acquisition of any real property or other transaction in excess of $1,000,000 individually or $3,500,000 in the aggregate (provided that with respect to the projects identified in Section 5.01(a)(x) of the Company Disclosure Letter, the Company shall be authorized to incur predevelopment expenditures not in excess of $750,000 per individual project and $2,500,000 in the aggregate), (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects involving in excess of $3,500,000, or (D) enter into or amend or waive rights of the Company or any Company Subsidiary under any lease in excess of 25,000 square feet or incur or commit to incur any tenant allowances or landlord funded construction expenditures related thereto; provided that, if Parent fails to respond to any request made in writing by the Company to approve any of the lease transactions described in this Section 5.01(a)(x)(D) within two business days from such request, such request will be deemed to have been agreed to by Parent.

               (xi)      (A) settle or compromise any material Tax liability or waive or extend the statute of limitations with respect to any Taxes of the Company or any Company Subsidiary, (B) take or omit to take any action that could cause the termination or revocation of the Company’s REIT status or the status of any Company Subsidiary as a partnership for U.S. federal income tax purposes where such Company Subsidiary presently files Tax Returns as a partnership or the status of any Company Subsidiary as a REIT where such Company Subsidiary has elected to be taxed as a REIT, (C) make or rescind any material election relating to Taxes of the Company or any Company Subsidiary, except as provided in the preceding clause (B) or (D) enter into, or permit any Company Subsidiary to enter into, any Tax Protection Arrangement;

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               (xii)      (A) settle or compromise any claim, litigation or other legal proceeding, other than those wholly-covered by insurance or in the ordinary course of business consistent with past practice in an amount not involving more than $200,000 individually or $1,000,000 in the aggregate (and other than settlement of tenant receivables disclosed in Section 5.01(a)(xii) of the Company Disclosure Letter), (B) pay, discharge, settle or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement (for amounts not in excess of such reserves) or incurred since the date of such audited financial statements in the ordinary course of business consistent with past practice, (C) cancel any indebtedness or waive, release, grant or transfer any claims or rights of material value or (D) waive any benefit of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company is a party unless Company simultaneously and similarly waives any such similar provisions applicable to Parent or its Affiliates;

               (xiii)      in connection with any Company Development Property, fail to diligently pursue the development, rehabilitation, renovation, addition or expansion of each such Company Development Property in a manner that is (i) in accordance with the Company’s past development practices and (ii) consistent in all material respects with the applicable Development Budget and Schedule;

               (xiv)      commence any lawsuit, arbitration or any administrative proceeding against any Third Party, excluding actions brought in the ordinary course of business; provided that with respect to the Company Properties identified in Section 5.01(a) of the Company Disclosure Letter, the Company shall not authorize, commit or agree to commence any lawsuit, arbitration or any administrative proceeding against any Third Party, excluding, for purposes of this proviso, (A) actions against tenants under Space Leases in such properties that do not involve eviction proceedings or (B) actions to enforce any contractual rights;

               (xv)      make any payments or incur any liability or obligation for the purpose of obtaining any consent from any person to the REIT Merger or the OP Merger;

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               (xvi)      permit any insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent unless such entity shall have obtained, prior to or simultaneous with such cancellation or termination, an insurance policy with substantially similar terms and conditions to the canceled or terminated policy; or

               (xvii)      take any action that would reasonably be expected to (A) result in any condition to the REIT Merger set forth in Article VII not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the OP Merger or the other transactions contemplated by this Agreement or (C) result in (i) any representation and warranty of the Company and Company L.P. set forth in this Agreement that is qualified as to materiality becoming untrue or (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect.

          (b)      Notice of Changes; Filings. Each party shall confer with the other party on a regular and frequent basis to report on operational matters and other matters reasonably requested by such party. Parent and the Company shall promptly advise the other orally and in writing of any change or event that could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Transactions, other than the portions of such filings, if any, that include confidential information not directly related to the Transactions.

          (c)      Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) furnish all material Tax Returns required to be filed by the Company or any Company Subsidiary after the date hereof (“Post-Signing Returns”) to Parent for review and comment at least twenty (20) days before the due date for such Tax Returns and shall promptly file such Tax Returns after receiving approval from Parent, which approval shall not be unreasonably withheld, delayed or conditioned; (ii) timely pay all Taxes due and payable by the Company or any of its Subsidiaries in respect of such Post-Signing Returns that are so filed, other than those being contested in good faith for which appropriate reserves have been made; (iii) accrue a reserve in the books and records and financial statements of the Company in accordance with past practice for all projected Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; and (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company in respect of any Tax and not settle or compromise any such Action without Parent’s prior written consent.

Section 5.02.      Conduct of Business by Parent. Except for matters expressly permitted by this Agreement or as contemplated by the Parent SEC Documents, from the date of this Agreement to the Effective Time, the Parent and the Parent Subsidiaries shall conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except as otherwise contemplated by the corporate budget included in Section 5.02 of the Parent Disclosure Letter (the “Parent Corporate Budget”)) and use their commercially reasonable efforts to preserve their current business organization, assets and technology, keep available the services of their current officers and employees and maintain their relationships with tenants, customers, joint venture partners, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement or as contemplated by the Parent SEC Documents, from the date of this Agreement to the Effective Time, Parent and its Subsidiaries shall not do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

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(i) Except as set forth in Section 5.02(a)(i) of the Parent Disclosure Letter, (A) other than (x) as permitted pursuant to Section 6.11 or for dividends from a wholly owned Subsidiary to its parent entity or (y) for distributions pursuant to the joint venture agreements identified on Section 4.17(e) of the Parent Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Parent Class A Units, (B) split, combine or reclassify any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Parent Class A Units, (C) purchase, redeem or otherwise acquire (other than in connection with (1) the redemption of the Parent Series C Preferred Shares, Parent Series D Preferred Shares or Parent Class A Units in accordance with their terms, (2) the redemption of Parent Common Shares under the Parent charter in order to preserve the status of Parent as a REIT under the Code, (3) the exercise of Parent Options in accordance with their terms or (4) the use of Parent Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein or to fund any transactions pursuant to Parent’s dividend reinvestment and share purchase plan) any shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Parent Class A Units, of Parent and the Parent Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (D) take any action the result of which is that Parent acquires, forms or creates a Subsidiary of Parent or (E) take any action the result of which is that Parent or a Parent Subsidiary acquires or otherwise owns any equity interest in any other Person;

               (ii)      Other than in connection with (1) the exercise of Parent Options in accordance with their terms or (2) issuances and deliveries pursuant to any Parent dividend reinvestment or share purchase program or (3) the redemption or exchange of Parent Class A Units, issue, deliver, sell, pledge, grant or otherwise encumber (A) any shares of their beneficial interest or capital stock or other ownership interests, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares or capital stock, Voting Debt, voting securities or convertible or exchangeable securities or (D) any phantom stock, phantom stock rights, stock appreciation rights, stock-based performance units, or other rights or interests based on or linked to the value of Parent Common Shares except as set forth in Section 5.02(a)(ii) of the Parent Disclosure Letter;

               (iii)      except to the extent required to comply with applicable Law, to increase the authorized shares of beneficial interest of Parent or to provide for the issuance of Parent Class A Units or the Parent Series E Preferred Shares as described in this Agreement, amend Parent’s Declaration of Trust or by-laws or amend the Parent L.P. Partnership Agreement or the organizational documents of any Parent Subsidiary including, without limitation, Parent L.P.;

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               (iv)      Except as set forth in Section 5.02(a)(iv) of the Parent Disclosure Letter, directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a portion of the assets of, or equity interests in, or by any other manner, any business or any corporation, partnership, trust, joint venture, association or other business organization or division thereof or (B) any assets, in each case other than purchases in the ordinary course of business consistent with past practice in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate or as otherwise provided for in the Parent Corporate Budget;

               (v)      make any material change in accounting methods, principles or practices of Parent or Parent Subsidiaries, except as may be required by a change in industry practice, Law, GAAP or by a Governmental Entity;

               (vi)      (A) settle or compromise any material Tax liability or waive or extend the statute of limitations with respect to any Taxes of Parent or any Parent Subsidiary, (B) take or omit to take any action that could cause the termination or revocation of Parent’s REIT status or the status of any Parent Subsidiary as a partnership for U.S. federal income tax purposes where such Parent Subsidiary presently files Tax Returns as a partnership or the status of any Parent Subsidiary as a REIT where such Parent Subsidiary has elected to be taxed as a REIT or (C) make or rescind any material election relating to Taxes of Parent or any Parent Subsidiary; or

               (vii)      take any action that would reasonably be expected to (A) result in any condition to the REIT Merger or the OP Merger set forth in Article VII not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the OP Merger or the other transactions contemplated by this Agreement.

     Section 5.03.      Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI
Additional Agreements

     Section 6.01.      Preparation of the Joint Proxy Statement/Prospectus; Shareholder Meetings.

          (a)      As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement in preliminary form relating to the Company Shareholders Meeting and the Parent Shareholders Meeting and, in connection therewith, Parent shall prepare and file with the SEC a registration statement on Form S-4 (the “Registration Statement”) (together, the “Joint Proxy Statement/Prospectus”) and each of Parent and the Company shall use their reasonable best efforts to respond to comments, if any, of the SEC as promptly as practicable, and cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as necessary to consummate the REIT Merger. The Joint Proxy Statement/Prospectus shall include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the REIT Merger, except to the extent the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 6.04(e). The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus and advise one another of any oral comments received from the SEC. The Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

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          (b)      Parent and the Company shall make all necessary filings with respect to the REIT Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the REIT Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus, this right of approval by the other party shall apply only with respect to information relating to such other party and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further, that the Company, in connection with a Subsequent Determination, may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Subsequent Determination, and in such event, this right of approval shall apply only with respect to information relating to the Parent and its Affiliates or their business, financial condition or results of operations. “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (i) a Subsequent Determination, (ii) a statement of the reasons of the Company Board for making such Subsequent Determination and (iii) additional information reasonably related to the foregoing. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers, trustees or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company and Parent.

          (c)      The Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective and shall duly call and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Required Company Vote as promptly as practicable after the mailing of the Joint Proxy Statement/Prospectus. In connection with the Company Shareholder Meeting, the Company will (i) subject to Section 6.04(e), use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

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          (d)      Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective and shall duly call and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) for the purpose of obtaining the Required Parent Vote as promptly as practicable after the mailing of the Joint Proxy Statement/Prospectus. In connection with the Parent Shareholder Meeting, Parent will (i) use its reasonable best efforts to obtain the Required Parent Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

          (e)      It shall be a condition to the mailing of the Joint Proxy Statement/Prospectus that (i) Parent and Parent L.P. shall have received a “comfort” letter from PricewaterhouseCoopers LLP, independent public accountants for the Company and Company L.P., of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the “AICPA Statement”), dated a date within two business days before the effective date of the Registration Statement, addressed to Parent and Parent L.P., in form and substance reasonably satisfactory to Parent and Parent L.P., concerning the procedures undertaken by PricewaterhouseCoopers LLP with respect to the financial statements and information of the Company, Company L.P. and the Company Subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) the Company shall have received a “comfort” letter from PricewaterhouseCoopers LLP, independent public accountants for Parent and Parent L.P., of the kind contemplated by the AICPA Statement, dated a date within two business days before the effective date of the Registration Statement, addressed to the Company and Company L.P., in form and substance reasonably satisfactory to the Company, concerning the procedures undertaken by PricewaterhouseCoopers LLP with respect to the financial statements and information of Parent, Parent L.P. and the Parent Subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          (f)      As promptly as practicable after the execution of this Agreement, the Company and Company L.P. shall prepare certain materials (the “Partner Exchange Materials”), which will be used by the Company and Company L.P. to notify each Limited Partner (as defined in the Company L.P. Partnership Agreement) of such Limited Partner’s right to exercise the Exchange Right (as defined in the Company L.P. Partnership Agreement) in the manner described in Section 1.11 of this Agreement. The Partner Exchange Materials shall be prepared by the Company and Company L.P. in compliance with applicable Law and shall include information about Parent and Parent L.P., a description of the Transactions, a general description of the federal income Tax consequences of receiving the OP Merger Consideration, and such other information as the parties reasonably determine. All Partner Exchange Materials, and all mailings to holders of Company Common Units in connection with the OP Merger, shall be subject to the prior review, comment and consent of Parent and Parent L.P. (not to be unreasonably withheld or delayed). Parent and the Company shall make all necessary filings with respect to the OP Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party hereto shall use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by any Governmental Entity with respect to the Partner Exchange Materials and to cause such Partner Exchange Materials to be mailed to the holders of Company Common Units at or about the same time as the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company.

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          (g)      Parent and the Company agree to schedule the Parent Shareholders Meeting and Company Shareholders Meeting for the same date.

     Section 6.02.      Access to Information. Subject to applicable Law, including any applicable competition, merger control, antitrust or similar Law, or confidentiality obligations owed to third parties, upon reasonable notice each party shall afford to each other party and to Prudential and their respective Affiliates and Representatives, reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, assets, books, contracts, commitments, Representatives and records, and during such period, (x) such party and Prudential shall have the right, subject to the terms of this Section 6.02, to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examinations or studies with respect to the Company Properties or the Parent Properties, as the case may be; provided that such party and Prudential may not do any destructive testing of the Company Properties or the Parent Properties, as the case may be, (y) each party shall provide a monthly review of the revenues, capital spending and performance data of it and its Subsidiaries to the other party within 20 days after the end of each such month, and (z) each party shall make available to the other party on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) Laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. In addition, upon reasonable notice the Company and the Company Subsidiaries shall afford to each of Parent, Merger Sub and Prudential and to their respective Affiliates and Representatives, reasonable and prompt access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement to tenants at Company Owned Properties. Each of the parties will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between the Company and Parent entered into in 2005 (the “Confidentiality Agreement”). Any investigation by the parties shall not affect the representations and warranties or the conditions to the obligations of the Company or Parent, as the case may be.

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Section 6.03. Reasonable Best Efforts; Notification.

          (a)      Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the REIT Merger and the other Transactions, including using reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and to make all necessary registrations, declarations and filings (including filings with Governmental Entities, if any) and to take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; provided, however, that Parent will not be required to agree to, or proffer to, (A) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any of Parent’s, the Company’s or any of their respective Affiliates’ businesses or (B) cease to conduct business or operations in any jurisdiction in which Parent, the Company or any of their respective Affiliates conducts business or operations as of the date of this Agreement. Each party shall use its reasonable best efforts (i) to obtain consents of all third parties necessary, proper or advisable for the consummation by such party or any of its Affiliates of the transactions contemplated by this Agreement (including without limitation obtaining the consents required under the agreements set forth on Section 3.03(b) of the Company Disclosure Letter or Section 4.03(b) of Parent Disclosure Letter, as the case may be); provided that, without the prior written consent of Parent, the Company shall not agree to any significant modification to any contractual arrangement to obtain such consents or certificates; (ii) to provide any material notices to third parties required to be provided by the Company or any of its Affiliates prior to the Effective Time, including under any leases or insurance policies; and (iii) to comply in all material respects with the terms of the insurance policies.

          (b)      In connection with and without limiting the foregoing, the Company, Company L.P. and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreements, the REIT Merger, the OP Merger or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Voting Agreements, the REIT Merger, the OP Merger or any of the other Transactions, take all action necessary to ensure that the REIT Merger, the OP Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such statute or regulation on the REIT Merger, the OP Merger and the other Transactions.

          (c)      The Company shall give notice to Parent within 48 hours of becoming aware of any representation or warranty made by it and contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.02(a) would not be satisfied; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

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          (d)      Parent shall give notice to the Company within 48 hours of becoming aware of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.03(a) would not be satisfied; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 6.04.      No Solicitation.

          (a)      Neither the Company or any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate, encourage or knowingly take any other action to facilitate (including by the furnishing of non-public information) the submission of any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or their Affiliates) relating to, or that could reasonably be expected to lead to, any Takeover Proposal, (ii) agree to, approve or recommend any Takeover Proposal or enter into any agreement with respect to any Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal. “Takeover Proposal” means any offer or proposal for any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (i) 30% or more of the assets of the Company and the Subsidiaries of the Company, taken as a whole, or (ii) 30% or more in voting power of the outstanding Company Common Shares, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 30% or more in voting power of the outstanding Company Common Shares, or (iv) any merger, consolidation, business combination, recapitalization, reclassification, share exchange, liquidation, dissolution or similar transaction or series of transactions involving the Company or any Significant Subsidiary; provided, however, the sale of the Subject Properties shall not be a Takeover Proposal.

          (b)      In addition to the obligations of the Company set forth in paragraph (a) of this Section 6.04, the Company shall notify Parent promptly (but in any event within two business days) after receipt or occurrence of (i) any Takeover Proposal, (ii) any request for information with respect to any Takeover Proposal or (iii) any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal, and such notice shall include the material terms and conditions of any such Takeover Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Takeover Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. The Company shall keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such inquiry, request or Takeover Proposal.

          (c)      Nothing contained in this Section 6.04 shall prohibit the Company and the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board (after having obtained sufficient preliminary information upon which to make such judgment), after consultation with outside counsel, failure so to disclose would be reasonably likely to cause a breach of its duties under applicable Law. Subject to Sections 6.04(e) and 8.01(d), in no event shall the Company, the Company Board or any committee thereof withdraw (or modify in a manner adverse to Parent), or propose publicly to withdraw (or modify in a manner adverse to Parent), its position with respect to this Agreement, the Voting Agreements, the REIT Merger, the OP Merger or the other Transactions or adopt, approve or recommend, or propose to adopt, approve or recommend, a Takeover Proposal.

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          (d)      Notwithstanding anything in this Section 6.04 to the contrary, prior to the REIT Effective Time, the Company may negotiate and participate in discussions and negotiations with such Person that has made an unsolicited bona fide written Takeover Proposal not resulting from or arising out of a breach of Section 6.04(a) (provided that the Company shall not agree to any exclusive right to negotiate with such Person) and may furnish information concerning its business, properties or assets to such Person pursuant to appropriate confidentiality agreements (on terms not less favorable to the Company than the terms (including standstill terms) of the Confidentiality Agreement, as such may be waived in accordance with Section 5.01(a)(xii)); provided that the Company Board shall be permitted to take any such action if, and only if, prior to taking such action, the Company Board (after having obtained sufficient preliminary information upon which to make such determination) has determined by the affirmative vote of a majority of all of the members of the Company Board or any committee thereof to which the power to consider such matters has been delegated that (i) such Takeover Proposal would result in, or would be reasonably likely to result in, a Superior Proposal and (ii) after consultation with outside legal counsel, the failure to provide information to such Person or access or to engage in discussions or negotiations with such Person would be reasonably likely to cause a breach of the duties of the Company Board under applicable Law. “Superior Proposal” means a Takeover Proposal (as defined in Section 6.04(a), except that the reference to “30%” in such definition shall be deemed to be a reference to “50%”) whereby the Person making such proposal has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction on terms that the Company Board determines in its good faith judgment (after consultation with a nationally recognized financial advisor, taking into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable to the Company’s shareholders, from a financial point of view, than this Agreement and the REIT Merger, taken as a whole, and that is reasonably capable of being completed. The Company shall not provide any nonpublic information, which was not previously provided to Parent, regarding the Company to any other Person pursuant to this Section 6.04(d) unless such information is simultaneously provided to Parent.

          (e)      If the Company Board, after consultation with outside legal counsel, determines that failure to accept a Superior Proposal would be reasonably likely to cause a breach of the duties of the trustees of the Company to the Company and its shareholders under applicable Law, the Company Board may inform the holders of Company Common Shares that it no longer believes that the REIT Merger is advisable and no longer recommends approval (a “Subsequent Determination”), but only at a time that is prior to the Company Shareholders Meeting and after the third business day following Parent’s receipt of written notice advising Parent that the Company has received a Superior Proposal specifying the terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the person making the Superior Proposal and stating that it is considering a Subsequent Determination; provided, that (i) during such three business day period Parent does not make an offer that the Company Board shall have reasonably concluded in good faith (following consultation with its nationally recognized financial advisors and outside counsel) is more favorable to the shareholders of the Company than such Superior Proposal and (ii) at the end of such three business day period such Takeover Proposal continues to be a Superior Proposal. At any time after the three business day period following notification to Parent of the Company’s consideration to do so and if the Company has otherwise complied with the terms of this Section 6.04 (but in no event following approval of the REIT Merger pursuant to this Agreement at the Company Shareholders Meeting), the Company may terminate this Agreement pursuant to Section 8.01(e) and enter into an agreement with respect to the Superior Proposal; provided that prior to such termination the Company shall have made payment to Parent of the full amounts, if any, required under Sections 8.03(c) and (d) to be paid at that time.

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     Section 6.05.      Employees and Benefit Plans.

          (a)      Parent L.P. intends to interview Company employees and may in its discretion (taking into account the views of the Company) offer employment as of the Closing Date to employees of the Company (the “Company Employees”) on terms and conditions, including salary and bonus, which are no less favorable than those under which the Company Employees are currently employed, and with benefits that are no less favorable in the aggregate to those applicable to similarly situated employees of Parent L.P. as in effect from time to time. Parent L.P. shall continue such salary, benefits and bonuses of each Company Employee who accepts such offer of employment for a period of one year from the Closing Date, unless such Company Employee voluntarily resigns or is terminated for cause.

          (b)      Parent L.P. agrees that it shall interview Company executive employees (the “Corporate Employees”) with the goal of offering each such Corporate Employee a position with Parent L.P. or any of its Affiliates reasonably comparable to the position such Corporate Employee currently holds with the Company or any of its Affiliates. Parent L.P. shall act in good faith taking into account the staffing needs of Parent L.P. or any of its Affiliates and the qualifications of the applicable Corporate Employee. Parent L.P. shall use reasonable efforts to complete such interviews and make the offers contemplated by this Section 6.05(b) no later than ten days prior to the Closing and, at such time, shall provide a written notice to the Company identifying the Corporate Employees that have received offers of employment. Offers, if made, shall include compensation and bonus, which are no less favorable than those under which Corporate Employees are currently employed and with other benefits in line with similar positions at Parent L.P. or any of its Affiliates. Notwithstanding the foregoing, no legal obligation shall be created on Parent L.P. or any of its Affiliates to hire any such Corporate Employees.

          (c)      From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, honor in accordance with their respective terms (as in effect on the date of this Agreement) the Company Employment Agreements and the Company’s obligations under the change of control arrangements and Company employee severance policies identified, listed or described in Section 3.15(c) of the Company Disclosure Letter.

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          (d)      Parent will honor in accordance with their terms, all vested accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries which are disclosed in Section 3.15(c) of the Company Disclosure Letter. To the extent such agreements and policies were adopted or executed on or before the date of this Agreement, Parent acknowledges that a “change of control” within the meaning of the Company Incentive Plans will occur on the Effective Time and as a result, except as provided in Section 6.05(d) of the Company Disclosure Letter, all vesting of unvested options will be accelerated and all of them will vest. The Company may make any required employee matching contributions under its 401(k) Plan in a manner consistent with historical practices.

          (e)      With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, to the extent such plan is made available to an employee of the Company, for all purposes (other than benefit accrual), service with the Company, its Subsidiaries or their predecessors shall be treated as service with Parent or any of its Subsidiaries as applicable.

          (f)      Parent shall waive or cause to be waived any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Company) in which employees of the Company (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such preexisting condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

          (g)      Without limiting the Company’s obligations in Section 6.21, the Company shall take all actions necessary and appropriate to ensure that (i) the Amended and Restated Share Purchase Plan is terminated prior to the REIT Effective Time, and that no Company employee shall thereafter have any rights under the Amended and Restated Share Purchase Plan and (ii) participation in the Amended and Restated Share Purchase Plan is suspended as of the end of the first “Option Period” (as defined in the Amended and Restated Share Purchase Plan) that occurs following the date of this Agreement.

          (h)      Subject to Section 6.05(a), nothing contained in this Section 6.05 or elsewhere in this Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual employee of the Company or any change in the employee benefits available to any such individual employee or the amendment or termination of any particular Company Employee Benefit Plan or other employee benefit plan, program, policy or arrangement.

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          (i)      Parent acknowledges that, prior to December 31, 2005, or at such later time as may be permitted under Section 409A of the Code and the regulations and guidance issued thereunder (collectively “Section 409A”), and in accordance with, and to the extent permitted under Section 409A, the participants in the Company Deferred Compensation Plans shall be permitted to amend the timing and form of payments to be made under the Company Deferred Compensation Plans, and thereafter, that the Company shall amend the Company Deferred Compensation Plans to the extent necessary to conform to Section 409A. To the extent not already vested, the parties acknowledge that all amounts currently deferred under the Company Deferred Compensation Plans shall become vested at the Effective Time except to the extent otherwise provided in Section 6.05(i) of the Company Disclosure Letter. Subject to Section 409A, Parent shall assume the Company Deferred Compensation Plans and maintain the Company Deferred Compensation Plans in accordance with their respective terms for the benefit of the participants thereunder to the extent that such participants maintain account balances after the Effective Time.

     Section 6.06.      Indemnification.

          (a)      Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former trustees or officers of the Company as provided in the Company Organizational Documents and indemnification agreements of the Company identified in Section 6.06 of the Company Disclosure Letter shall be assumed by the Surviving Company in the REIT Merger, without further action, at the REIT Effective Time and shall survive the REIT Merger and shall continue in full force and effect in accordance with their terms.

          (b)      The Surviving Company shall (i) for a period of six years after the REIT Effective Time cause to be maintained in effect in the Surviving Company’s (or any successor) charter and by-laws (or similar governing documents), provisions regarding elimination of liability of trustees, indemnification of officers, trustees and employees and advancement of expenses which are no less advantageous to the intended beneficiaries as those currently contained in the declaration of trust and by-laws of the Company and (ii) maintain for a period of at least six years the current policies of trustees’ and officers’ liability insurance maintained by the Company (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the REIT Effective Time) with respect to claims arising from facts or events that occurred on or before the REIT Effective Time; including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall the Surviving Company be required to expend in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the aggregate premiums of such insurance coverage would exceed such amount, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of this subsection (b) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Company for purposes of this Section 6.06, which policies (together with the Company’s existing policy) provide such trustees and officers with the coverage described in this subsection (b) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the REIT Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

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          (c)      If the Surviving Company or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.06. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Company’s obligations pursuant to this Section 6.06.

          (d)      The provisions of this Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.06 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

     Section 6.07.      Public Announcements. Each of Parent, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the OP Merger, the REIT Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

     Section 6.08.     Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, Company Series D Preferred Shares, Company L.P. Units and/or Company Options, all Transfer Taxes.

     Section 6.09.     Listing of Shares. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the REIT Merger and the Parent Common Shares to be reserved for issuance upon exercise of Company Options and upon conversion of Parent Class A Units to be approved for listing, upon official notice of issuance, on the NYSE.

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     Section 6.10.     Affiliate Letter. On or prior to the date of the Company Shareholders Meeting, the Company will deliver to Parent a letter (the “Company Affiliate Letter”) identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Rule 145”). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in the form attached hereto as Exhibit C, in connection with restrictions on affiliates under Rule 145.

     Section 6.11.     Coordination of Dividends. From and after the date of this Agreement, except as provided in Article X, the Company shall not make any dividend or distribution to its shareholders, and Company L.P. shall not make any dividend or distribution to its partners, in each case without the prior written consent of Parent in its sole discretion; provided, however, that the written consent of Parent shall not be required for the authorization and payment of (i) distributions required for the Company to maintain its status as a REIT under the Code, (ii) quarterly distributions of up to $0.56 per Company Common Share to the holders thereof for the quarter ending September 30, 2005 (the “Initial Dividend”) and for each quarter thereafter ending prior to the REIT Effective Time; provided that the record and payment dates for each distribution with respect to the Company Common Shares pursuant to this clause (ii) (other than the Initial Dividend) shall be the same date as the record and payment dates for the quarterly distributions for the Parent Common Shares, as provided by Parent to the Company by written notice not less than twenty (20) business days prior to the record date for each such quarterly Parent distribution; provided, however, that the record date for the fourth quarter dividend for 2005 shall be on or before the date which is ten days prior to the Closing Date and the record date for the first quarter dividend for 2006 (if the Closing shall not have occurred on or prior to December 31, 2005) shall be on or before the date which is ten days prior to the Closing Date, (iii) a distribution per Company Common Unit in the same amount as a dividend per Company Common Share permitted pursuant to clauses (i) or (ii) above, with the same record and payment dates as such dividends on Company Common Shares and (iv) regular quarterly dividends of $0.56 per share on the Company Series D Preferred Shares in accordance with the requirements of the Charter and corresponding dividend on the Company L.P. Series D Convertible Preferred Units in accordance with the requirements of the Company L.P. Partnership Agreement. In the event that a distribution with respect to the Company Common Shares permitted by this Section 6.11 has (x) a record date prior to the REIT Effective Time and (y) has not been paid as of the REIT Effective Time, the holders of Company Common Shares shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article II of this Agreement.

     Section 6.12.     Section 16(b). Assuming that the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion prior to the REIT Effective Time, the Parent Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as hereinafter defined) of Parent Common Shares in exchange for Company Common Shares, of Parent Class A Units in exchange for Company Common Units, and of options to purchase Parent Common Shares in exchange for options to purchase Company Common Shares, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. “Company Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Shares held by each such Company Insider and expected to be exchanged for Parent Common Shares in the REIT Merger, the number of Company Common Units held by each such Company Insider and expected to be exchanged for Parent Class A Units in the OP Merger, the number and description of the options to purchase shares of Company Common Shares held by each such Company Insider and expected to be converted into options to purchase Parent Common Shares in connection with the REIT Merger and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. “Company Insiders” shall mean those officers and trustees of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

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     Section 6.13.     Redemption of Company Series D Preferred Shares. After December 29, 2005 (if the REIT Merger has not occurred) and prior to the REIT Effective Time, the Company shall redeem all of the outstanding Company Series D Preferred Shares, if any, for a cash amount equal to $26.50 per share plus accrued but unpaid dividends thereon at the rate specified in Charter (except for any such shares which are converted by the holder into Company Common Shares prior to such time).

     Section 6.14.     Conversion of Company G.P. Prior to the REIT Effective Time, at Parent’s election exercised by written notice to Company not less than fifteen (15) days prior to the REIT Effective Time, either (i) the Company shall cause Company G.P., its wholly owned subsidiary to convert from a corporation to a Delaware limited liability company or (ii) the Company and Company GP shall make a valid election on IRS Form 8875 to treat Company GP as a taxable REIT subsidiary under Section 856(l) of the Code effective prior to the REIT Effective Time (the conversion or election under (i) or (ii) is referred to herein as the “Company GP Conversion”). In the absence of such written notice by Parent to Company, Parent shall be deemed to have elected alternative (i) above, and the Company shall cause Company G.P. to convert from a corporation to a Delaware limited liability company prior to the REIT Effective Time.

     Section 6.15.     Repayment of PPREFI Portfolio Collateralized Loan. Prior to the REIT Effective Time, the Company shall cause all mortgages and other liens securing the Company’s PPREFI Portfolio collateralized loan (the “PPREFI Portfolio Loan”) to be released such that they are free of any obligations relating to the PPREFI Portfolio Loan on or before Closing.

     Section 6.16.     Registration Rights. The Company’s registration rights agreements identified in Section 6.16 of the Company Disclosure Letter and registration rights of holders of Company L.P. Units pursuant to the terms of the Company L.P. Partnership Agreement will be assumed by Parent in accordance with their terms and the holders of registration rights under such agreements shall have substantially the same rights with respect to the registration of the securities of Parent that such holders may receive on the Closing Date as a result of the REIT Merger or the OP Merger as they currently possess under such agreements. On the date hereof, Parent shall enter into a Registration Rights Agreement with Michael V. Prentiss in the form attached hereto as Exhibit B. Parent agrees to use good faith commercially reasonable efforts to file, on or within thirty (30) days following the Closing Date, a shelf registration statement (the “Shelf Registration Statement”) pursuant to Rule 415 under the Securities Act registering the resale of the Parent Common Shares (the “Registrable Securities”) issuable by Parent upon the conversion or redemption of any Parent Class A Units received by persons who were holders of Company Common Units of Company L.P. immediately prior to the OP Merger. The Shelf Registration Statement shall be filed on Form S-3 and, if Parent is eligible, the Shelf Registration Statement shall utilize the automatic shelf registration process under Rule 415 and Rule 462 as amended by Securities Act Release No. 8591. Parent will use its best efforts to maintain its status as a “well known seasoned issuer” as defined in Rule 405 as amended by Securities Act Release No. 8591. If Parent is not a “well known seasoned issuer” or is otherwise ineligible to utilize the automatic shelf registration process, then Parent shall use its best efforts to have the Shelf Registration Statement declared effective under the Securities Act as expeditiously as practicable. Parent will maintain the effectiveness of the Shelf Registration Statement, including by filing any necessary post-effective amendments and prospectus supplements, or, alternatively, by filing new registration statements relating to the Registrable Securities as required by Rule 415 under the Securities Act to permit the disposition of all Registrable Securities pursuant hereto until the earliest date on which (i) all Registrable Securities registered pursuant to the Shelf Registration Statement or any successors thereto have been sold or (ii) all Registrable Securities may be sold pursuant to Rule 144(k) under the Securities Act. Parent acknowledges that the holders of the Company Common Units are third party beneficiaries of this Section 6.16.

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     Section 6.17.     Assumption of Existing Tax Protection Arrangements. Parent and Parent L.P. shall assume the obligations of the Company, Company L.P. or the applicable Company Subsidiary, as the case may be, under the Company’s Tax Protection Arrangements described in Section 3.14 to the Company Disclosure Letter.

     Section 6.18.     Director Nominees. Parent shall use its best efforts to cause the Director Nominees to be elected as members of the Parent Board by the existing trustees of the Parent Board simultaneous with Closing, subject to applicable Law. Each Director Nominee shall serve as a trustee for a term expiring at Parent’s next annual meeting of shareholders following the Effective Time and until his successor is elected and qualified, provided that Parent shall use its best efforts to cause the Parent Board to re-nominate each Director Nominee as a trustee for election at the Parent’s annual meeting of shareholders for each of 2006 and 2007. Parent shall take such action, including amending its bylaws, as may be required to cause the number of trustees constituting the Parent Board immediately after the Effective Time to be increased by two members in furtherance of its agreements in this Section 6.18. “Director Nominees” means Michael V. Prentiss and Thomas F. August.

     Section 6.19.     Tenants Estoppels and SNDA’s. The Company shall use its commercially reasonable efforts to obtain prior to the Closing Date tenant estoppels from all tenants at Company Properties who have Space Leases which cover more than 25% of the square footage of any Company Property, each in form and substance reasonably satisfactory to Parent. The Company shall use its commercially reasonable efforts to obtain prior to the Closing Date, if requested by Prudential, subordination, non-disturbance and attornment agreements from all tenants at Company Properties which are to be acquired by Prudential who have Space Leases which cover more than 25% of the square footage of any Company Property, each in form and substance reasonably satisfactory to Prudential. The Company shall not be obligated to expend any funds in connection with its obligations under this Section 6.19.

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     Section 6.20.     Suspension of Dividend Reinvestment Plan; Amended and Restated Share Purchase Plan. The Company has suspended, and shall not reinstate, the Company Dividend Reinvestment and Share Purchase Plan, and the Company will not hereafter allow any participants in the Company Dividend Reinvestment and Share Purchase Plan to elect to purchase Company Common Shares pursuant to such plan. Without limiting the foregoing, the Company shall not waive any maximum investment restrictions contained in the Company Dividend Reinvestment and Share Purchase Plan. The Company shall not waive any restrictions contained in the Company’s Amended and Restated Share Purchase Plan and shall not permit any participant in the Amended and Restated Share Purchase Plan to increase the number of Company Common Shares to be purchased by such participant under the Amended and Restated Share Purchase Plan.

     Section 6.21.     Third Party Consents. Company shall use its commercially reasonable efforts to obtain, prior to Closing, and each in form and substance reasonably satisfactory to Prudential: (i) the third party consents set forth in Section 6.21 of the Company Disclosure Letter, (ii) an estoppel certificate from Shell Oil Company for the benefit of Prudential and its transferees pursuant to Section 3.6 of the Release and Settlement Agreement dated September 12, 1996 among Shell Oil Company, Cadillac Fairview/California, Inc., GP Holdings, Inc. and The Prentiss/Copley Investment Group, (iii) an agreement from Collins Corporate Center, LLC that acknowledges that Prudential or its transferee shall upon Closing become the “Managing Member” under the Operating Agreement of Prentiss/Collins Del Mar Heights, LLC and confirming such other matters as Prudential may reasonably request, (iv) the Required Debt Consents (as defined in the Prudential Asset Purchase Agreement) and (v) such documents and instruments in recordable form as will remove from title any option or other right under a Space Lease that is no longer in effect and any documents securing debt that has been repaid, but shall not be obligated to expend any funds in connection therewith.

     Section 6.22.     Private Letter Ruling. Parent shall apply for, and use its reasonable best efforts to obtain, a private letter ruling from the IRS that confirms that the REIT Merger will (i) be treated for Federal income taxes as (x) a taxable sale of assets by the Company, immediately followed by (y) a taxable liquidation of the Company under Section 331 of the Code, or (ii) that the Transactions do not constitute a reorganization as defined in Section 368(a) of the Code. (the “Private Letter Ruling”).

ARTICLE VII
Conditions Precedent

     Section 7.01.      Conditions to Each Party’s Obligation to Effect the REIT Merger. The respective obligation of each party to effect the REIT Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of the REIT Merger, the Prudential Asset Sale and this Agreement by the shareholders of the Company. Parent shall have obtained the Required Parent Vote in connection with the approval and adoption of this Agreement by the shareholders of Parent.

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          (b)      No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the REIT Merger shall be in effect; and Parent and the Company shall use their reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn prior to the REIT Effective Time.

          (c)      NYSE Listing. The Parent Common Shares to be issued in the REIT Merger and the Parent Common Shares to be reserved for issuance upon exercise of Company Options and conversion of Parent Class A Units issued in the OP Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (d)      Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and not concluded or withdrawn.

     Section 7.02.      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the REIT Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and (ii) each of the representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

          (b)      Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)      Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)      Tax Opinion. Parent shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1996, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code (such opinion shall be in form and substance reasonably satisfactory to Parent and shall be subject to customary assumptions, qualifications and representations).

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          (e)      Payment of PPREFI Portfolio Loan. The Company shall have defeased the PPREFI Portfolio Loan and released the collateral.

          (f)      LLC Conversion. The Company shall have effected the LLC Conversion and delivered evidence of the LLC Conversion to Parent.

          (g)      “Comfort” Letter. Parent and Parent L.P. shall have received a “comfort” letter from PricewaterhouseCoopers LLP, as described in Section 6.01(e).

     Section 7.03.      Conditions to Obligation of the Company. The obligation of the Company to effect the REIT Merger is further subject to the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and (ii) each of the representations and warranties of each of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

          (b)      Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)      Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          (d)      Tax Opinion. The Company shall have received an opinion of Pepper Hamilton LLP, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1986, Parent has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code (such opinion shall be in form and substance reasonably satisfactory to the Company and shall be subject to customary assumptions, qualifications and representations).

          (e)      “Comfort” Letter. Company and Company L.P. shall have received a “comfort” letter from PricewaterhouseCoopers LLP, as described in Section 6.01(e).

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ARTICLE VIII
Termination, Amendment and Waiver

     Section 8.01      Termination. This Agreement may be terminated at any time prior to the REIT Effective Time, whether before or after receipt of the Required Company Vote:

(a) by the mutual written consent of Parent and the Company;

          (b)      by either Parent or the Company, if any Governmental Entity of competent authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the REIT Merger or the OP Merger substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (c)      by either Parent or the Company, if the REIT Merger has not been consummated by 5:00 p.m. Eastern Standard Time on April 1, 2006 (the “Drop-Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before such date and such action or failure to perform constitutes a breach of this Agreement;

          (d)      by Parent, if (i) the Company Board shall have withdrawn or materially modified its recommendation of this Agreement or the REIT Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Company shall fail to call or hold the Company Shareholders Meeting in accordance with Section 6.01; (iii) the Company shall have intentionally and materially breached its obligations under Section 6.04; or (iv) the Company shall have entered into a definitive agreement with respect to a Superior Proposal;

          (e)      by the Company, if prior to the approval of the REIT Merger pursuant to this Agreement at the Company Shareholders Meeting, the Company Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; but only if (i) the Company is not then in breach of Section 6.04, and (ii) concurrently with such termination the Company shall have made payment to Parent of the full amounts, if any, required by Sections 8.03(c) and (d) to be paid at that time;

          (f)      by the Company or Parent, if either (i) the approval by the shareholders of the Company required for the consummation of the REIT Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Shareholders Meeting (or any adjournment or postponement thereof) or (ii) the approval by the shareholders of Parent required for the consummation of the REIT Merger shall not have been obtained by reason of the failure to obtain the Required Parent Vote at the Parent Shareholders Meeting (or any adjournment or postponement thereof);

          (g)      by the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 7.03(a) or (b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (x) 20 business days following notice of such breach and (y) the Drop-Dead Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if the Company or Company L.P. is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

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          (h)      by Parent, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.02(a) or (b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (x) 20 business days following notice of such breach and (y) the Drop-Dead Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (i)      by Company, if Parent shall fail to call or hold the Parent Shareholders Meeting in accordance with Section 6.01.

     Section 8.02      Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any of Parent or the Company, other than the provisions of the Confidentiality Agreement, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

     Section 8.03      Fees and Expenses.

          (a)      Except as otherwise set forth in this Section 8.03, whether or not the REIT Merger and the OP Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such Expenses, provided that Parent and the Company shall each bear and pay one-half of the Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and the Partner Exchange Materials; provided, further, however, that the registration fee for the Registration Statement shall be paid by Parent and the filing fee for the Company Proxy Statement shall be paid by the Company. As used in this Agreement, “Expenses” includes all documented reasonable out-of-pocket expenses (including all documented reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, approval, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated hereby. For the Company, Expenses shall also include any unrecoverable out-of-pocket expenses paid by the Company to terminate the Proposed Barton Skyway Loan and any lost deposits related thereto (such expenses being herein referred to as the “Barton Skyway Loan Expenses”).

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          (b)      In the event that this Agreement is terminated by (x) the Company pursuant to Section 8.01(g) or Section 8.01(i), (y) by the Company or Parent pursuant to Section 8.01(f)(ii), or (z) by the Company or Parent pursuant to Section 8.01(c) and Parent’s failure to comply with any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before the Drop-Dead Date, then Parent shall promptly (but in no event later than three business days after the date of such termination) pay the Company an amount equal to the Company’s Expenses (other than the Barton Skyway Loan Expenses) up to $6,000,000, by wire transfer of same day funds to an account designated by the Company. In addition, in the event this Agreement is terminated pursuant to any provision in Section 8.01 other than Section 8.01(d), Section 8.01(e) or Section 8.01(h), then Parent shall promptly (but in no event later than three business days after the date of such termination) pay the Company an amount equal to the Barton Skyway Loan Expenses by wire transfer of same day funds to an account designated by the Company which obligation to pay the Company an amount equal to the Barton Skyway Loan Expenses shall be in addition to the Company’s obligation under the immediately preceding sentence.

          (c)      In the event that this Agreement is terminated by (w) the Company or Parent pursuant to Section 8.01(f)(i), (x) by the Company pursuant to Section 8.01(e), (y) by Parent pursuant to Section 8.01(d) or (h) or (z) by the Company or Parent pursuant to Section 8.01(c) and Company’s failure to comply with any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before the Drop-Dead Date, then the Company shall promptly (but in no event later than three business days after the date of such termination) pay Parent an amount equal to Parent’s Expenses up to $6,000,000 by wire transfer of same day funds to an account designated by Parent.

          (d)      In addition to any amounts payable to Parent pursuant to Section 8.03(c), in the event that this Agreement is terminated (i) by Parent pursuant to Section 8.01(d) or by the Company pursuant to Section 8.01(e) or (ii) by the Company or Parent pursuant to Section 8.01(f)(i) and (for purposes of this clause (ii)) a Takeover Proposal shall at the time of such termination be publicly proposed or publicly announced and not withdrawn prior to the Company Shareholder Meeting and within 9 months of the termination of this Agreement the Company consummates a Takeover Proposal or enters into any definitive agreement with respect to any Takeover Proposal that is subsequently consummated (whether or not such Takeover Proposal is the same Takeover Proposal which had been received at the time of termination of this Agreement) with any Person, then the Company shall pay Parent an amount equal to $60,000,000 (the “Termination Fee”) (in addition to the prior or concurrent payment of Parent’s Expenses pursuant to Section 8.03(c), if applicable), by wire transfer of immediately available funds to an account designated by Parent, in the case of a payment as a result of any event referred to in Section 8.03(d)(ii), within three business days after the consummation of the Takeover Proposal, and in the case of a payment as a result of any event referred to in Sections 8.03(d)(i), promptly, but in no event later than three business days after the date of such termination.

          (e)      In addition to any amounts payable to Parent pursuant to Section 8.03(c), in the event that this Agreement is terminated (y) by the Company or Parent pursuant to Section 8.01(f)(i) and the approval by the shareholders of Parent required for the consummation of the REIT Merger was obtained at the Parent Shareholders Meeting (or any adjournment or postponement hereof) or (z) by the Company or Parent pursuant to Section 8.01(c) and Company’s failure to comply with any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before the Drop-Dead Date, then the Company shall pay Parent an amount equal to the Alternate Fee (as hereinafter defined) (in addition to the prior or concurrent payment of Parent’s Expenses pursuant to Section 8.03(c), if applicable), by wire transfer of immediately available funds to an account designated by Parent, promptly, but in no event later than three business days after the date of such termination. Notwithstanding any provisions contained herein to the contrary, if Parent qualifies to receive payment of both the Termination Fee and the Alternate Fee, it shall receive only the Termination Fee and shall not be entitled to the Alternate Fee. The “Alternate Fee” shall be an amount equal to $12,500,000. In addition to any amounts payable to the Company pursuant to Section 8.03(b), in the event that this Agreement is terminated (x) by the Company or Parent pursuant to Section 8.01(f)(ii) and the approval by the shareholders of the Company required for the consummation of the REIT Merger was obtained at the Company Shareholders Meeting (or any adjournment or postponement hereof), (y) by Company pursuant to Section 8.01(i) or (z) by the Company or Parent pursuant to Section 8.01(c) and Parent’s failure to comply with any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before the Drop-Dead Date, then Parent shall pay the Company an amount equal to the Alternate Fee (in addition to the prior or concurrent payment of Company’s Expenses (other than the Barton Skyway Loan Expenses) and/or the Barton Skyway Loan Expenses, as applicable, pursuant to Section 8.03(b)), by wire transfer of immediately available funds to an account designated by Company, promptly, but in no event later than three business days after the date of such termination.

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          (f)      The Termination Fee or the Alternate Fee, as the case may be, which is required to be paid pursuant to this Section 8.03 shall not exceed the sum of (A) the maximum amount that can be paid to a party (the “Payee”) without causing Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Payee, and (B) in the event Payee receives and, prior to the date the Termination Fee or the Alternate Fee, as the case may be, is due to be paid to Payee as described above, provides a copy to the paying party (the “Payor”) of, an opinion or a letter from outside counsel (the “Fee Tax Opinion”) indicating that Payee has received an opinion of counsel or a ruling from the IRS holding that Payee’s receipt of the Termination Fee or Alternate Fee, as the case may be, would either constitute Qualifying Income or would be excluded from gross income of Payee within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”), the amount of the Termination Fee or Alternate Fee, as the case may be, less the amount payable under clause (A) above. In the event that Payee is not able to receive the full amount of the Termination Fee or the Alternate Fee, as the case may be, on the date such fee is due as described above, Payor shall place the amount by which such fee exceeds the amount paid under clause (A) of the preceding sentence above (the “Unpaid Fee Amount”) in escrow and shall not release any portion thereof to Payee unless and until Payee provides the Payor with either one of the following: (x) a letter from Payee’s independent accountants indicating the maximum portion of the Unpaid Fee Amount that can be paid at that time to Payee without causing Payee to fail to meet the REIT Requirements or (y) a Fee Tax Opinion, in either of which events the Payor shall pay to Payee from the escrow the lesser of the Unpaid Fee Amount and, if applicable, the maximum amount stated in the accountants’ letter referred to in clause (x) of this sentence. The Payor’s obligation to pay any portion of the Unpaid Fee Amount shall terminate three (3) years from the date of this Agreement. Amounts remaining in escrow after such obligation terminates shall be released to the Payor.

          (g)      The Company and Parent agree that the agreements contained in Section 8.03 above are an integral part of the transactions contemplated by this Agreement, and that the payments to be made thereunder shall be compensation for the loss suffered by the applicable party as a result of the failure of the REIT Merger to be consummated and constitute liquidated damages and not a penalty.

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     Section 8.02.      Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of trustees or managers (or other similar entity, as the case may be), at any time before or after approval of the matters presented in connection with the REIT Merger by the shareholders of the Company or Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of the relevant stock exchange requires further approval by such shareholders, partners or members without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.03.      Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of trustees or managers (or other similar entity, as the case may be), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX
General Provisions

     Section 9.01.      Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.02.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(a)	if to Parent, Parent L.P., Merger Sub or L.P. Merger Sub, to:

401 Plymouth Road
Plymouth Meeting, PA 19462
Attn: Brad A. Molotsky, Senior Vice President andGeneral Counsel
Facsimile: (610) 832-4928

with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Attention: Michael H. Friedman, Esq.
Facsimile: (215) 981-4750

(b)	if to the Company or Company L.P., to:

3890 West Northwest Highway
Suite 400,
Dallas, Texas 75220
Attention: Gregory S. Imhoff, SVP, Chief Administrative Officer, General Counsel and Secretary
Facsimile: (214) 358-6443

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: Michael E. Dillard, P.C.
Fax No.: (214) 969-4343

(c)	if to Prudential, to:

c/o Prudential Real Estate Investors
8 Campus Drive
Parsippany, NJ 07054
Attention: James P. Walker
Facsimile: (973) 683-1752

with a copy to:

c/o Prudential Real Estate Investors
8 Campus Drive
Parsippany, NJ 07054
Attention: Joan Hayden, Esq.
Fax No.: (973) 683-1778

and

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Minta E. Kay, P.C.
Fax No.: (617) 523-1231

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     Section 9.03.      Definitions. For purposes of this Agreement:

     “Actions” shall have the meaning given thereto in Section 5.01(c).

     “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     “Agreement” shall have the meaning given thereto in the Introduction.

     “AICPA Statement” shall have the meaning given thereto in Section 6.01(e).

     “Alternate Fee” shall have the meaning given thereto in Section 8.03(e).

     “Amended and Restated Share Purchase Plan” shall mean the Company’s Amended and Restated Share Purchase Plan dated as of July 1, 2000, as amended by Amendment No. 1 dated as of October 23, 2002, as amended prior to the date hereof.

     “Articles of Merger” shall have the meaning given thereto in Section 1.03(a).

     “Assets” means the material properties and assets of the Company and the Company Subsidiaries including, without limitation, the Company Properties.

     “Associate” of any Person has the meaning given thereto by Rule 12b-2 under the Exchange Act.

     “Barton Skyway Loan Expenses” shall have the meaning given thereto in Section 8.03(a).

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     “Cash Adjustment Amount” shall mean the aggregate amount of distributions, if any, payable by the Company pursuant to clause (i) of Section 6.11 unless and solely to the extent that any such distributions pursuant to clause (i) also are included within clause (ii) of Section 6.11.

     “Cash Consideration” shall have the meaning given thereto in Section 1.07(a).

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended.

     “Certificate” shall have the meaning given thereto in Section 1.07(c).

     “Charter” means the Amended and Restated Declaration of Trust of the Company, as amended and supplemented prior to the date hereof.

     “Closing” shall have the meaning given thereto in Section 1.02.

     “Closing Date” shall have the meaning given thereto in Section 1.02.

     “Closing Date Market Price” means the average closing prices of Parent Common Shares for the ten trading day period ending on the trading date immediately prior to the Closing Date.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Commitment” shall have the meaning given thereto in Section 5.01(a)(x).

     “Common Exchange Ratio” shall have the meaning given thereto in Section 1.07(a).

     “Common Interest Exchange Ratio” shall have the meaning given thereto in Section 1.09(a)(ii).

     “Company” shall have the meaning given thereto in the Introduction.

     “Company Affiliate Letter” shall have the meaning given thereto in Section 6.10.

     “Company Board” shall have the meaning given thereto in the Recitals.

     “Company Common Shares” shall have the meaning given thereto in the Recitals.

     “Company Common Units” shall have the meaning given thereto in Section 3.04(c).

     “Company Corporate Budget” shall have the meaning given thereto in Section 5.01(a).

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     “Company Deferred Compensation Plan” shall mean the (i) Prentiss Property Executive Choice Share Deferral Plan for Trustees, effective February 12, 2003, (ii) Prentiss Properties Executive Choice Share Deferral Plan, effective February 12, 2003, (iii) Prentiss Properties Executive Choice Deferred Compensation Plan for Trustees, effective February 12, 2003, (iv) Prentiss Properties Limited Inc. Key Employee Share Option Plan, effective February 9, 2000, (v) Prentiss Properties Executive Choice Deferred Compensation Plan, effective February 12, 2003, (vi) Prentiss Properties Executive Choice Deferred Compensation Plan Trust Agreement, effective June 23, 2003, as each such plan or agreement may have been modified prior to the date hereof, and (vii) any other plan identified in Section 3.15(a) of the Company Disclosure Letter sponsored or maintained by the Company which permits directors, officers or other key employees of either the Company or Company Subsidiaries to defer compensation as defined under such plans.

     “Company Development Property” shall have the meaning given thereto in Section 3.09(k).

     “Company Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered to Parent by the Company in connection with the execution hereof.

     “Company Dividend Reinvestment and Share Purchase Plan” means the Company’s Dividend Reinvestment and Share Purchase Plan as in effect on the date hereof.

     “Company Employee Benefit Plans” shall have the meaning given thereto in Section 3.15(a).

     “Company Employees” shall have the meaning given thereto in Section 6.05(a).

     “Company Employment Agreements” shall have the meaning given thereto in Section 3.15(c).

     “Company ERISA Affiliate” shall have the meaning given thereto in Section 3.15(a).

     “Company Financial Advisor” means Lazard Freres & Co. LLC

     “Company G.P.” shall have the meaning given thereto in Section 3.04(c).

     “Company GP Conversion” shall have the meaning given thereto in Section 6.14.

     “Company GP Units” shall have the meaning given thereto in Section 3.04(c).

     “Company Ground Leases” shall have the meaning given thereto in Section 3.09(a).

     “Company Incentive Plans” means the Company’s (i) 1996 Share Incentive Plan, as amended prior to the date hereof, (ii) 2005 Share Incentive Plan, as amended prior to the date hereof, and (iii) the Trustee Share Incentive Plan.

     “Company Insiders” shall have the meaning given thereto in Section 6.12.

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     “Company Intellectual Property” shall mean all of the following owned or used by the Company or any Company Subsidiaries in the operation of their respective businesses: (i) trademarks, service marks, trade dress, trade names, designs and logos, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, discoveries, improvements, ideas, know-how, processes, technology, computer programs and software (including source code, object code, documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software programs and software, applications or registrations in any jurisdiction for the foregoing and moral rights related thereto; (v) databases and database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of such Internet Web sites, together with all licenses and other agreements providing the Company and any Company Subsidiary with the right to use any item of the type referred to in clauses (i) through (vi).

     “Company L.P.” shall have the meaning given thereto in the Introduction.

     “Company L.P. Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Company L.P., dated as of October 1, 2001, as amended prior to the date hereof.

     “Company L.P. Units” means Company Common Units and Company GP Units.

     “Company Material Adverse Effect” means a material adverse effect on the business, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or which materially impairs or materially delays the ability of any such Person to consummate the transactions contemplated by this Agreement; provided, however, that a Company Material Adverse Effect shall not include any change with respect to the Company or any Company Subsidiary resulting from or attributable to (i) general national, international or regional economic conditions or securities markets in general, (ii) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby, or (iii) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate (except to the extent disproportionately affecting such Person, relative to other industry participants).

     “Company Multiemployer Plan” shall have the meaning given thereto in Section 3.15(e)(ii).

     “Company Option” shall have the meaning given thereto in Section 1.08(a).

     “Company Organizational Documents” shall have the meaning given thereto in Section 3.01.

     “Company Owned Properties” shall have the meaning given thereto in Section 3.09(a).

     “Company Pension Plans” shall have the meaning given thereto in Section 3.15(a).

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     “Company Permits” shall have the meaning given thereto in Section 3.12.

     “Company Preferred Shares” shall have the meaning given thereto in Section 3.04(a).

     “Company Properties” shall have the meaning given thereto in Section 3.09(a).

     “Company Property Agreements” shall have the meaning given thereto in Section 3.09(d).

     “Company Property Owner” means the Company, each Company Subsidiary and each joint venture (whether formed as a joint venture, limited partnership, limited liability company or otherwise) identified in Section 3.17(e) of the Company Disclosure Letter, which owns or leases any Company Property.

     “Company Property Restrictions” shall have the meaning given thereto in Section 3.09(b).

     “Company Proxy Statement” shall have the meaning given thereto in Section 3.03(d).

     “Company Rights Agreement” means the Amended and Restated Rights Agreement dated as of January 22, 2002 between the Company and Computer Share, f.k.a. EquiServe Trust Company, N.A., as amended prior to the date hereof.

     “Company SEC Documents” shall have the meaning given thereto in Section 3.06(a).

     “Company Section 16 Information” shall have the meaning given thereto in Section 6.12.

     “Company Series D Preferred Shares” shall have the meaning given thereto in Section 3.04(a).

     “Company Shareholders Meeting” shall have the meaning given thereto in Section 6.01(c).

     “Company Subsidiaries” means all of the Subsidiaries of the Company.

     “Confidentiality Agreement” shall have the meaning given thereto in Section 6.02.

     “Contract” means any lease, license, loan or credit agreement, indenture, note, bond, agreement, guarantee, permit, concession, franchise or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, license, whether oral or written (each, including all amendments thereto).

     “Corporate Employees” shall have the meaning given thereto in Section 6.05(b).

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     “Development Budget and Schedule” shall have the meaning given thereto in Section 3.09(k).

     “Director Nominees” shall have the meaning given thereto in Section 6.18.

     “DLLCA” shall have the meaning given thereto in the Recitals.

     “Drop-Dead Date” shall have the meaning given thereto in Section 8.01(c).

     “DRULPA” shall have the meaning given thereto in the Recitals.

     “Effective Time” shall have the meaning given thereto in Section 1.03(b).

     “Encumbrance” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

     “Environmental Law” means any Law of any Governmental Entity, with jurisdiction over the Company Subsidiaries, relating to the protection of human health, safety, natural resources or the environment.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and such regulations issued thereunder.

     “Exchange Act” shall have the meaning given thereto in Section 3.03(d)(iv).

     “Exchange Agent” shall have the meaning given thereto in Section 2.01.

     “Exchange Fund’ shall have the meaning given thereto in Section 2.01.

     “Exercise” shall have the meaning given thereto in Section 1.11(a).

     “Existing Company Title Policies” shall have the meaning given thereto in Section 3.09(a).

     “Existing Parent Title Policies” shall have the meaning given thereto in Section 4.09(a).

     “Expenses” shall have the meaning given thereto in Section 8.03(a).

     “Fee Tax Opinion” shall have the meaning given thereto in Section 8.03(f).

     “Final Condition Notice” shall have the meaning given thereto in Section 10.01.

     “Final Condition Notice Date” shall have the meaning given thereto in Section 10.01.

     “Final Condition Satisfaction Date” shall have the meaning given thereto in Section 10.02.

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     “GAAP” means generally accepted accounting principles.

     “Governmental Entity” means any United States federal, state or local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     “Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls (“PCBs”); (ii) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant,” “contaminant” or words of similar import, or regulated as such, under any Environmental Law or for which a Person may be subject to liability under any Environmental Law.

     “Initial Dividend’ shall have the meaning set forth in Section 6.11.

     “IRS” means the United States Internal Revenue Service.

     “Joint Proxy Statement/Prospectus” shall have the meaning given thereto in Section 6.01(a).

     “Knowledge”, or any similar expression, means with respect to a Person, the actual knowledge of any of the individuals set forth on Section 9.03 to the Company Disclosure Letter with respect to the Company and Section 9.03 of the Parent Disclosure Letter with respect to Parent.

     “Law” means any statute, law, regulation, order, interpretation, permit, license, approval, authorization, rule or ordinance of any Governmental Entity applicable to Parent, Merger Sub or the Company or any of their respective Subsidiaries.

     “LLC Conversion” shall have the meaning given thereto in Section 6.14.

     “L.P. Merger Sub” shall have the meaning given thereto in the Introduction.

     “L.P. Merger Sub Organizational Documents” shall have the meaning given thereto in Section 4.02(b).

     “Maryland REIT Law” shall have the meaning given thereto in the Recitals.

     “Material Contracts” means (i) any loan agreement, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, other than indebtedness in a principal amount less than $750,000 and (ii) each commitment, contractual obligation, capital expenditure or transaction entered into by the Company or any Company Subsidiary which may result in total payments to or by or liability of the Company or any Company Subsidiary in excess of $750,000 in any one fiscal year, other than the Company Ground Leases or Space Leases; provided, however, that any contract, agreement or other arrangement under clause (ii) above that, by its terms, is terminable within 30 days (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Material Contract.

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     “Merger Sub” shall have the meaning given thereto in the Introduction.

     “Merger Sub Organizational Documents” shall have the meaning given thereto in Section 4.02(b).

     “Microbial Matter” means fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living, which is likely to result in serious injury to any person or serious damage to any property.

     “MLLCA” shall have the meaning given thereto in the Recitals.

     “New Parent Option” shall have the meaning given thereto in Section 1.08(a).

     “NYSE” shall mean the New York Stock Exchange.

     “OP Closing” shall have the meaning given thereto in Section 1.02.

     “OP Effective Time” shall have the meaning given thereto in Section 1.03(b).

     “OP Merger” shall have the meaning given thereto in the Recitals.

     “OP Merger Certificate” shall have the meaning given thereto in Section 1.03(b).

     “OP Merger Consideration” shall have the meaning given thereto in Section 1.09(a)(ii).

     “Option Exchange Ratio” shall have the meaning given thereto in Section 1.08(a).

     “Parent” shall have the meaning given thereto in the Introduction.

     “Parent Board” shall have the meaning given thereto in Section 4.06(c).

     “Parent Class A Units” shall have the meaning given thereto in Section 4.04(c).

     “Parent Common Shares” shall have the meaning given thereto in Section 4.04(a).

     “Parent Corporate Budget” shall have the meaning given thereto in Section 5.02.

     “Parent Development Property” shall have the meaning given thereto in Section 4.09(k).

     “Parent Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered to the Company by Parent in connection with the execution hereof.

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     “Parent Employee Benefit Plans” shall have the meaning given thereto in Section 4.15(a).

     “Parent Employment Agreements” shall have the meaning given thereto in Section 4.15(c).

     “Parent ERISA Affiliate” shall have the meaning given thereto in Section 4.15(a).

     “Parent Financial Advisor” means J.P. Morgan Securities Inc.

     “Parent Ground Leases” shall have the meaning given thereto in Section 4.09(a).

     “Parent Intellectual Property” shall mean all of the following owned or used by Parent or any Parent Subsidiary in the operation of their respective businesses: (i) trademarks, service marks, trade dress, trade names, designs and logos, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, discoveries, improvements, ideas, know-how, processes, technology, computer programs and software (including source code, object code, documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software programs and software, applications or registrations in any jurisdiction for the foregoing and moral rights related thereto; (v) databases and database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of such Internet Web sites, together with all licenses and other agreements providing Parent and any Parent Subsidiary with the right to use any item of the type referred to in clauses (i) through (vi).

     “Parent L.P.” shall have the meaning given thereto in the Introduction.

     “Parent L.P. Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Parent, as amended and supplemented from time to time.

     “Parent Material Adverse Effect” means a material adverse effect on the business, properties, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or which materially impairs or materially delays the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that a Parent Material Adverse Effect shall not include any change with respect to Parent or any Parent Subsidiary resulting from or attributable to (i) general national, international or regional economic conditions or securities markets in general, (ii) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby, or (iii) conditions generally affecting the industry in which Parent and Parent Subsidiaries operate (except to the extent disproportionately affecting such Person, relative to other industry participants).

     “Parent Multiemployer Plan” shall have the meaning given thereto in Section 4.15(e)(ii).

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     “Parent Options” shall have the meaning given thereto in Section 4.04(a).

     “Parent Organizational Documents” shall have the meaning given thereto in Section 4.01.

     “Parent Owned Properties” shall have the meaning given thereto in Section 4.09(a).

     “Parent Pension Plans” shall have the meaning given thereto in Section 4.15(a).

     “Parent Permit” shall have the meaning given thereto in Section 4.12.

     “Parent Preferred Units” shall have the meaning given thereto in Section 4.04(c).

     “Parent Properties” shall have the meaning given thereto in Section 4.09(a).

     “Parent Property Agreements” shall have the meaning given thereto in Section 4.09(d).

     “Parent Property Owner” means the Parent, each Parent Subsidiary and each joint venture (whether formed as a joint venture, limited partnership, limited liability company or otherwise) identified on Section 4.9(a) of the Parent Disclosure Letter, which owns or leases any Parent Property.

     “Parent Property Restrictions” shall have the meaning given thereto in Section 4.09(b).

     “Parent Proxy Statement” shall have the meaning given thereto in Section 4.03(d).

     “Parent Rent Roll” shall have the meaning given thereto in Section 4.09(i).

     “Parent SEC Documents” shall have the meaning given thereto in Section 4.06(a).

     “Parent Series E Preferred Shares” shall have the meaning given thereto in Section 1.07(d).

     “Parent Shareholders Meeting” shall have the meaning given thereto in Section 6.01(d).

     “Parent Subsidiaries” means all of the Subsidiaries of Parent.

     “Partner Exchange Materials” shall have the meaning given thereto in Section 6.01(f).

     “Payee” shall have the meaning given thereto in Section 8.03(f).

     “Payor” shall have the meaning given thereto in Section 8.03(f).

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     “Permitted Company Encumbrances” shall have the meaning given thereto in Section 3.09(a).

     “Permitted Parent Encumbrances” shall have the meaning given thereto in Section 4.09(a).

     “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity.

     “Post-Signing Returns” shall have the meaning given thereto in Section 5.01(c).

     “PPREFI Portfolio Loan” shall have the meaning given thereto in Section 6.15.

     “Principal Company Limited Partners” shall have the meaning given thereto in the Recitals.

     “Private Letter Ruling” shall have the meaning given thereto in Section 6.22.

     “Projects” shall have the meaning given thereto in Section 3.09(k).

     “Proposed Barton Skyway Loan” shall have the meaning given thereto in Section 5.01(a)(ix).

     “Prudential” means The Prudential Insurance Company of America, a New Jersey corporation.

     “Prudential Asset Purchase Agreement” shall have the meaning given thereto in Section 10.02.

     “Prudential Asset Purchase Closing Date” shall have the meaning given thereto in Section 10.02.

     “Prudential Asset Sale” shall have the meaning given thereto in Section 10.02.

     “Qualifying Amendment” shall have the meaning given thereto in Section 6.01(b).

     “Qualifying Income” shall have the meaning given thereto in Section 8.03(f).

     “Registrable Securities” shall have the meaning given thereto in Section 6.16.

     “Registration Statement” shall have the meaning given thereto in Section 6.01(a).

     “REIT” shall have the meaning given thereto in Section 3.14(c).

     “REIT Closing” shall have the meaning given thereto in Section 1.02.

     “REIT Effective Time” shall have the meaning given thereto in Section 1.03(a).

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     “REIT Merger” shall have the meaning given thereto in the Recitals.

     “REIT Merger Consideration” shall have the meaning given thereto in Section 1.07(a).

     “REIT Requirements” shall have the meaning given thereto in Section 8.03(f).

     “Release” means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, injecting, dumping or disposing into the environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) as regulated by CERCLA or any other applicable Environmental Laws.

     “Rent Roll” shall have the meaning given thereto in Section 3.09(i).

     “Representatives” of a Person means such Person’s officers, trustees, directors, employees, investment bankers, attorneys, accountants, auditors or other advisors or representatives.

     “Required Company Vote” shall have the meaning given thereto in Section 3.03(a).

     “Required Parent Vote” shall have the meaning given thereto in Section 4.03(a).

     “Reverse REIT Merger” shall have the meaning given thereto in Section 10.05(a).

     “Rule 145” shall have the meaning given thereto in Section 6.10.

     “Sarbanes-Oxley Act” shall have the meaning given thereto in Section 3.06(b).

     “SEC” shall mean the United States Securities and Exchange Commission.

     “Section 409A” shall have the meaning given thereto in Section 6.05(i).

     “Securities Act” shall have the meaning given thereto in Section 3.06(b).

     “Shelf Registration Statement” shall have the meaning given thereto in Section 6.16.

     “Significant Subsidiary” means any Subsidiary of the Company whose assets constitute 10% or more of the assets of the Company and its Subsidiaries taken as a whole.

     “Space Lease” means any lease or other occupancy agreement affecting a Company Property.

     “Special Company L.P. Distribution” shall have the meaning given thereto in Section 10.03.

     “Special Dividend” shall have the meaning given thereto in Section 10.03.

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     “Special Dividend Amount” shall have the meaning given thereto in Section 10.03.

     “Subject Properties” means the Company Properties identified under the caption “Subject Properties” in Section 5.01(a)(viii) of the Company Disclosure Letter.

     “Subsequent Determination” shall have the meaning given thereto in Section 6.04(e).

     “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, real estate investment trust, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) (i) owns at least 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity, or (ii) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     “Superior Proposal” shall have the meaning given thereto in Section 6.04(d).

     “Surviving Company” shall have the meaning given thereto in Section 1.01(a), subject to Section 10.5.

     “Surviving L.P.” shall have the meaning given thereto in Section 1.01(b).

     “Takeover Proposal” shall have the meaning given thereto in Section 6.04(a).

     “Takeover Statutes” shall have the meaning given thereto in Section 3.25(a).

     “Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind whatsoever imposed by any Governmental Entity (including, without limitation, taxes or other charges on or with respect to income, alternative minimum tax, franchises, windfall or other profits, gross receipts, excise, excess distributions, impositions, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; withholding, ad valorem, stamp, transfer, mortgage recording, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges), (ii) any interest or penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with (A) any item described in clause (i) or (B) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) any obligation with respect to Taxes described in clause (i) and/or (ii) above payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation § 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

     “Tax Protection Arrangement” means an agreement or arrangement, oral or written, (A) that has as one of its purposes to permit a Person or entity to take the position that such Person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any Company Subsidiary that is treated as a partnership for U.S. federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, (including, without limitation, requiring the Company or any Company Subsidiary to indemnify any Person for any Tax liabilities resulting from any such disposition), (ii) requires that the Company or any Company Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Company Properties, or (iii) requires that the Company or any Company Subsidiary offer to any Person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for U.S. federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary.

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     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

     “Termination Fee” shall have the meaning given thereto in Section 8.03(d).

     “Third Party” means any Person other than Merger Sub and its respective Affiliates.

     “Transaction Documents” shall mean, collectively, this Agreement, the Voting Agreements and, if it is executed pursuant to Article X, the Prudential Asset Purchase Agreement.

     “Transactions” shall mean the REIT Merger, the OP Merger and the other transactions contemplated by the Transaction Documents.

     “Transfer Taxes” shall have the meaning given thereto in Section 6.08.

     “Unpaid Fee Amount” shall have the meaning given thereto in Section 8.03(f).

     “Voting Agreements” shall have the meaning given thereto in the Recitals.

     “Voting Debt” shall, with respect to any Person, mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in such Person may vote.

     “$” means U.S. dollars or other legal currency of the United States of America.

     Section 9.04.      Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule such reference shall be to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented (other than the Company SEC Documents or Parent SEC Documents). References to a person are also to its permitted successors and assigns.

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     Section 9.05.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

     Section 9.06.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.07.     Entire Agreement; No Third-Party Beneficiaries. The Transaction Documents (including the exhibits and schedules thereto), taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05, 6.06, 6.16, 6.17 and 6.18 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     Section 9.08.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable conflict or choice of law rules.

     Section 9.09.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect Subsidiary of Parent and (ii) L.P. Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent L.P. or to any direct or indirect Subsidiary of Parent L.P., but no such assignment shall relieve Parent, Parent L.P., Merger Sub or L.P. Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.10.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

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     Section 9.11.     Disclosure Letters. The disclosures made on any disclosure schedule, including the Company Disclosure Letter and the Parent Disclosure Letter, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

ARTICLE X
Sale of Specified Assets

     Section 10.01.     Final Condition Notice. Notwithstanding any provision in this Agreement to the contrary, if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 by the business day which is ten business days prior to the Company Shareholders Meeting and Parent Shareholders Meeting (such business day, the “Final Condition Notice Date”), then Parent shall notify the Company, Company L.P. and Prudential of such fact by sending a written notice to the Company, Company L.P. and Prudential indicating that the Private Letter Ruling has not yet been obtained (the “Final Condition Notice”).

     Section 10.02.     Entry into Prudential Asset Purchase Agreement. Concurrently with the execution of this Agreement, Company L.P., Prentiss Properties Real Estate Fund I, L.P. and Prudential have entered into the asset purchase agreement attached hereto as Exhibit D (the “Prudential Asset Purchase Agreement”) which agreement will become effective as provided therein. Parent acknowledges that if it delivers the Final Condition Notice as contemplated by Section 10.01, then on the first business day following the Company Shareholders Meeting and Parent Shareholders Meeting and the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII of this Agreement (such first business day, the “Final Condition Satisfaction Date;” provided that if the day following such first business date is not also a business date, the Final Condition Satisfaction Date shall be delayed until the next business day that is also immediately followed by a business day), the Prudential Asset Purchase Agreement will become effective and Prudential and/or one or more transferees of Prudential and Company L.P. will consummate the transactions contemplated by the Prudential Asset Purchase Agreement. The obligation of Company L.P. and Prentiss Properties Real Estate Fund I, L.P. to consummate the transactions provided for in the Prudential Asset Purchase Agreement (the “Prudential Asset Sale”) is subject to the receipt by the Company, Company L.P. and Prudential of the Final Condition Notice on the Final Condition Notice Date and a written letter, in form and substance reasonably satisfactory to the Company, from Parent and Parent L.P. on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of Parent and Parent L.P. to effect the REIT Merger and OP Merger have been irrevocably satisfied or waived; and the obligation of Parent to consummate the transactions provided for in Section 10.5 is subject to the receipt by Parent, Parent, L.P. and Prudential of a written letter, in form and substance reasonably satisfactory to Parent, from the Company and Company L.P. on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of the Company and Company L.P. to effect the REIT Merger and OP Merger have been irrevocably satisfied or waived.

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     Section 10.03.     Declaration of Distribution and Special Dividend. Immediately following, and subject to, the consummation of the transactions provided for in the Prudential Asset Purchase Agreement, and on the Final Condition Satisfaction Date: (a) the Company shall cause Company G.P. to authorize a distribution (the “Special Company L.P. Distribution”) by Company L.P. payable to the holders of record of Company GP Units and Company Common Units at the close of business on the Final Condition Satisfaction Date and (b) the Company Board shall authorize the Company to declare a special dividend (the “Special Dividend”) payable to the holders of record of Company Common Shares at the close of business on the Final Condition Satisfaction Date. The amount of the Special Dividend per Company Common Share shall be equal to the amount of the Special Company L.P. Distribution per Company L.P. Unit. The amount of the Special Company L.P. Distribution per Company L.P. Unit shall be equal to the quotient that results from dividing 95% of the cash consideration paid by Prudential to the Company at the closing of the Prudential Asset Sale by the aggregate number of Company GP Units and Company Common Units outstanding at the close of business on the Final Condition Satisfaction Date (the “Special Dividend Amount”).

     Section 10.04.     Payment of Special Dividend. The Special Company L.P. Distribution and Special Dividend shall be payable on the first business day following the Final Condition Satisfaction Date. The Company shall effect the declaration and payment of the Special Dividend pursuant to Section 10.3 and this Section 10.4 in such a manner as to comply with the rules and regulations of the NYSE.

     Section 10.05.     Effects of the Execution of the Prudential Asset Purchase Agreement and the Payment of the Special Dividend. Upon and subject to the execution and delivery of the Prudential Asset Purchase Agreement, the consummation of the transactions provided for therein and the declaration of the Special Company L.P. Distribution and Special Dividend, the following provisions of this Agreement shall be automatically modified as follows:

(a) Notwithstanding the provisions of Section 1.01, at the REIT Effective Time, the REIT Merger shall be abandoned and Merger Sub shall be merged with and into the Company (the “Reverse REIT Merger”). At the REIT Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company and all references in this Agreement to the “Surviving Company” shall be deemed to be references to the Company after the REIT Effective Time and all references to the REIT Merger other than set forth in Section 1.02(a) shall be deemed to be references to the Reverse REIT Merger.

          (b)      As provided in Section 1.02, if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 before Final Condition Satisfaction Date, the REIT Closing shall take place at 10:00 a.m. Eastern Time on the first business day following the Final Condition Satisfaction Date.

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           (c)      Notwithstanding the provisions of Section 1.05(a), from and after the REIT Effective Time, the Company Organizational Documents shall be the declaration of trust and bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

           (d)      As referenced in Section 1.07(a), the Cash Consideration that forms part of the REIT Merger Consideration shall be reduced by an amount equal to the Special Dividend Amount.

           (e)      Notwithstanding the provisions of Section 1.07(f), the membership interests of Merger Sub issued and outstanding immediately prior to the REIT Effective Time shall be converted into Company Common Shares. All membership interests of Merger Sub so converted shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

           (f)      The Option Exchange Ratio shall be adjusted in the manner set forth in Section 1.08(a).

           (g)      The Common Interest Exchange Ratio shall be adjusted in the manner set forth in Section 1.09(a)(ii).

     [Signature Page Follows]

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     IN WITNESS WHEREOF, Parent, Parent L.P., Merger Sub, L.P. Merger Sub, the Company and Company L.P. have duly executed this Agreement, all as of the date first written above.

BRANDYWINE REALTY TRUST

By:	/s/ Gerard H. Sweeney
Name: Gerard H. Sweeney Title: President and Chief Executive Officer

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST, its General Partner

By:	/s/ Gerard H. Sweeney Name: Gerard H. Sweeney Title: President and Chief Executive Officer

BRANDYWINE COGNAC I. LLC

By:	BRANDYWINE OPERATING PARTNERSHIP, L.P. its Member

By:	/s/ Gerard H. Sweeney Name: Gerard H. Sweeney Title: President and Chief Executive Officer

BRANDYWINE COGNAC II, LLC

By:	BRANDYWINE OPERATING PARTNERSHIP, L.P. its Member
By:	/s/ Gerard H. Sweeney Name: Gerard H. Sweeney Title: President and Chief Executive Officer

PRENTISS PROPERTIES TRUST

By:	/s/ Thomas F. August Name: Thomas F. August Title: President and Chief Executive Officer

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.

By:	Prentiss Properties I, Inc. its General Partner

By:	/s/ Thomas F. August Name: Thomas F. August Title: President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER DATED OCTOBER 3, 2005

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SCHEDULE I
Principal Company Limited Partners

1.	Michael V. Prentiss; and

2.	Thomas F. August.